UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.  )
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ROYALTY PHARMA PLC
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ROYALTY PHARMA

Proxy Statement and Notice of Annual General Meeting of Shareholders

2024

Letter from our Chairman and Chief Executive Officer

“Moving forward, we are poised to execute on our mission to accelerate innovation in life sciences and transform patient lives globally while providing substantial value for all of our stakeholders.

Pablo Legorreta
Chairman and
Chief Executive Officer

April 25, 2024
Dear Fellow Shareholders:
On behalf of the board of directors of Royalty Pharma plc (the “Board”) and the senior leadership team, it is our pleasure to invite you to the 2024 Annual General Meeting of Shareholders of Royalty Pharma plc (“Annual Meeting”), which will be held at 9 a.m. (U.S. Eastern Daylight Time) on Thursday, June 6, 2024.
Delivering Results
I am delighted to report another year of strong execution on our strategy as a leading funder of innovation in life sciences. In 2023, we announced up to $4.0 billion in transactions across seven deals, maintaining our leading share of the biopharma royalty funding market. We strengthened our royalty portfolio by adding eight therapies, including incremental royalties on the blockbuster, Evrysdi. Notably, it was our highest year ever for synthetic royalty transactions as we announced nearly $800 million in transactions for 2023, which represents a doubling since 2020. This past year, we also continued to expand our talented team to support our strong deal pipeline and rapidly growing opportunities.
By leveraging our deep expertise and leading position at the heart of funding life science innovation, we expect to deliver attractive, long-term compounding growth while transforming patient lives globally.
Diversity of Experiences, Perspectives and Skills
We believe our diversity of experiences, perspectives and skills contributes to the Board’s effectiveness as it provides guidance that positions Royalty Pharma for long-term success. In 2023, the Board approved the rotation of certain directors’ committee memberships to ensure that committees regularly benefit from new perspectives and our directors’ expertise.
As part of our ongoing commitment to maintaining a balanced and effective Board, the Board regularly reviews its composition and structure, balancing the need for continuity and experience against the need for fresh ideas and perspectives. To that end, M. Germano Giuliani and Rory Riggs will not seek re-election to the Board and, accordingly, their Board service will end in June. Each has been a critical and engaged director, and we are grateful for their many contributions.
Your Vote is Important
The accompanying Notice of Annual General Meeting and Proxy Statement describe the matters to be voted on at the Annual Meeting. We are making our proxy materials available electronically as the primary means of furnishing proxy materials to shareholders.
We encourage you to read the proxy materials and vote your shares as soon as possible. Shareholders may vote via the internet, by telephone or by completing and returning a proxy card.
We are excited about the tremendous opportunities ahead for Royalty Pharma to drive value creation and long-term growth. Through our work, we are committed to deliver positive impacts to all our stakeholders.
On behalf of the Board, we appreciate your investment and thank you for your ongoing support of Royalty Pharma.
Sincerely,

Pablo Legorreta
Chairman and Chief Executive Officer
Royalty Pharma	2024 Proxy Statement | 3

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS OF ROYALTY PHARMA PLC
Notice of Annual General Meeting of Shareholders of Royalty Pharma PLC
Registered Company No. 12446913

Registered Office: The Pavilions,
Bridgwater Road, Bristol BS13 8AE,
United Kingdom
Date: Thursday, June 6, 2024

Time: 9:00 a.m. U.S. Eastern Daylight Time

Place: 110 East 59th Street New York, NY 10022

Record Date: Please refer to paragraph “Procedural Matters” in the section “General Information” of the Proxy Statement
How to Vote
Internet: You can vote your shares online at www.proxyvote.com

Telephone: In the U.S. or Canada, you can vote your shares by calling +1-800-690-6903

Mail: Follow the instructions in your proxy materials
Meeting Agenda:
1	Election of each of the eight director nominees listed in the accompanying Proxy Statement by separate ordinary resolutions.
2	Approve on a non-binding advisory basis the compensation of our named executive officers.
3	Ratify on a non-binding advisory basis the appointment of Ernst & Young LLP, as our independent registered public accounting firm.
4	Approve receipt of our U.K. Annual Report and Accounts for the fiscal year ended December 31, 2023.
5	Approve our U.K. directors' remuneration policy, included in the U.K. directors' remuneration report contained in the U.K. Annual Report and Accounts (the “U.K. Directors’ Remuneration Policy”).
6	Approve on a non-binding advisory basis our U.K. directors’ remuneration report in the U.K. Annual Report and Accounts (the “U.K. Directors’ Remuneration Report”).
7
Re-appoint Ernst & Young Chartered Accountants (“Ernst & Young”) as our U.K. statutory auditor under the U.K. Companies Act 2006 (the “U.K. Companies Act”), to hold office until the conclusion of the next general meeting of shareholders at which the U.K. annual report and accounts are presented to shareholders.

8	Authorize the Board to determine the remuneration of our U.K. statutory auditor.
9	Authorize the Board to allot shares.
10	Authorize the Board to allot shares without rights of pre-emption.

Resolutions 1-9 will be proposed as an ordinary resolution (meaning that each such resolution will be approved if a simple majority of votes cast, whether in person or by proxy, for or against a resolution, are cast in favor of the resolution). Resolution 10 will be proposed as a special resolution (meaning that it will be approved if a majority of at least 75% of the votes cast, whether in person or by proxy, are cast in factor of the special resolution). The text of the proposed resolutions 9 and 10 set out the accompanying Proxy Statement is incorporated by reference into this notice.
Each Class A ordinary share and each Class B ordinary share that you own represents one vote. A list of shareholders will be available commencing May 24, 2024 at our principal executive offices during normal business hours. In the event there is no quorum at the time of the Annual Meeting, the Annual Meeting may be adjourned or postponed in order to permit further solicitation of proxies.
A shareholder of record is entitled to appoint one or more proxies in relation to the Annual Meeting (provided that each proxy is appointed to exercise the rights attached to different shares). Such proxy need not be a shareholder of record of Royalty Pharma plc but must attend the Annual Meeting and vote as instructed by or on behalf of the shareholder of record for such vote to be counted. The proxy may exercise a shareholder’s right to attend the meeting, ask questions and vote at the Annual Meeting.
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NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS OF ROYALTY PHARMA PLC
Please refer to the section “General Information” of the Proxy Statement for further information and full details on how to attend and vote (or appoint a proxy to do so on your behalf) at the Annual Meeting.
This Notice of Annual General Meeting of Shareholders and related proxy materials are being distributed or made available to shareholders beginning on or about April 25, 2024 at www.proxyvote.com.
During the Annual Meeting, our Board (or the chair of the Annual Meeting) will present to our shareholders our U.K. statutory accounts together with our U.K. statutory reports, including the strategic report, the directors’ report, the directors’ remuneration report and the independent auditor’s report for the fiscal year ended December 31, 2023 (our “U.K. Annual Report and Accounts”).
The proxy materials include this notice, the Proxy Statement, our Annual Report on Form 10-K, U.K. Annual Report and Accounts and the enclosed proxy card. The Proxy Statement provides information about the agenda and related matters for the Annual Meeting. It also describes how our Board operates, includes information about its director candidates, and includes information about the other items of business to be conducted at the Annual Meeting.
If you attend the Annual Meeting, you will be asked to present valid picture identification before being admitted along with proof of share ownership (or a proxy from the record holder). Cameras, recording devices and other electronic devices will not be permitted. The Annual Meeting may not be recorded.
If it is determined that a change in the date, time or location of the Annual Meeting is advisable or required, an announcement of such changes will be made through a press release, additional proxy materials filed with the U.S. Securities and Exchange Commission (the “SEC”), and on the Investors section of our website. Please check this website in advance of the meeting date if you are planning to attend in person.
Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to vote and submit your proxy through the internet or by telephone or request and submit your proxy card as soon as possible, so that your shares may be represented at the meeting.
By Order of the Board,

George Lloyd
Executive Vice President, Investments & Chief Legal Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2024 ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 6, 2024

The Notice of Annual General Meeting of Shareholders, Proxy Statement, Annual Report on Form 10-K and U.K. Annual Report and Accounts are available at www.proxyvote.com. Information contained on such website is not incorporated by reference into this Proxy Statement or any other report we file with the SEC.

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Forward-Looking Statements and Non-GAAP Measures
This Proxy Statement contains statements reflecting our views about our future performance that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “target,” “forecast,” “guidance,” “goal,” “predicts,” “project,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about us, our current and prospective assets, our industry, our beliefs and our assumptions. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. You should evaluate all forward-looking statements made in this Proxy Statement in the context of the numerous risks outlined in Part I under Item 1A. under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and as updated by our Quarterly Reports on Form 10-Q along with other public filings we make with the SEC. We undertake no duty to update any of these forward-looking statements in this Proxy Statement, except as otherwise required by law.
This Proxy Statement includes certain non-GAAP liquidity measures as defined under Item 10(e) of Regulation S-K. We believe such measures provide meaningful information about our liquidity, together with a reconciliation of those measures, to the most directly comparable U.S. GAAP measures.
WEBSITE LINKS
The content in any website links included in this Proxy Statement is not incorporated herein and does not constitute a part of this Proxy Statement.
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In the Notice of Annual General Meeting and this Proxy Statement, references to “Royalty Pharma,” the “Company,” “we,” “us,” or “our” and similar expressions refer to Royalty Pharma plc and its subsidiaries and “Annual Meeting” refers to the annual general meeting of the shareholders of Royalty Pharma plc, unless the context of a particular reference requires otherwise. References to “shares” refer collectively to Class A ordinary shares and Class B ordinary shares of Royalty Pharma plc. The “Manager” refers to RP Management, LLC, a Delaware limited liability company, our external advisor which provides us with all advisory and day-to-day management services. Royalty Pharma plc is externally managed and does not employ its own personnel, but instead depends upon the Manager and its executive officers and employees for virtually all the services it requires. In this Proxy Statement, references to an “employee” or “employees” and such similar expressions refer to such person’s or persons’ role at the Manager, unless the context of a particular reference requires otherwise.
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PROXY SUMMARY
Proxy Summary
Date: Thursday, June 6, 2024

Time: 9:00 a.m. U.S. Eastern Daylight Time

Place: 110 East 59th Street New York, NY 10022

Record Date: Please refer to paragraph “Procedural Matters” in the section “General Information” of the Proxy Statement

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not include all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.
Who We Are
We are the largest buyer of biopharmaceutical royalties and a leading funder of innovation across the biopharmaceutical industry. Since our founding in 1996, we have been pioneers in the royalty market, collaborating with innovators from academic institutions, research hospitals and not-for-profits through small and mid-cap biotechnology companies to leading global pharmaceutical companies. We have assembled a portfolio of royalties which entitles us to payments based directly on the top-line sales of many of the industry’s leading therapies, which includes royalties on more than 35 commercial products, including Vertex’s Trikafta, GSK’s Trelegy, Roche’s Evrysdi, Johnson & Johnson’s Tremfya, Biogen’s Tysabri and Spinraza, AbbVie and Johnson & Johnson’s Imbruvica, Astellas and Pfizer’s Xtandi, Novartis’ Promacta, Pfizer’s Nurtec ODT and Gilead’s Trodelvy, among others, and 14 development-stage product candidates. We fund innovation in the biopharmaceutical industry both directly and indirectly - directly when we partner with companies to co-fund late-stage clinical trials and new product launches in exchange for future royalties, and indirectly when we acquire existing royalties from the original innovators.
Our Structure
Since our inception in 1996, all aspects of our business and operations have been conducted by the Manager. On February 6, 2020, we were incorporated under the laws of England and Wales. On June 16, 2020, we completed an initial public offering (“IPO”) of our Class A ordinary shares and began trading on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “RPRX.”
We have two classes of voting shares: Class A ordinary shares and Class B ordinary shares, each of which has one vote per share. Our Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters submitted to a vote of shareholders, except as otherwise required by applicable law. Our Class B ordinary shares are not publicly traded and are ultimately held by RPI US Partners 2019, LP and RPI International Holdings 2019, LP (together, the “Continuing Investors Partnerships”) in proportion to their ownership interest in our subsidiary Royalty Pharma Holdings Ltd. (“RP Holdings”) and its subsidiaries. The investors in the Continuing Investors Partnerships have the right to exchange their indirect interest in the Class B ordinary shares of RP Holdings for direct ownership of Class A ordinary shares of Royalty Pharma plc.
RP Holdings is the sole owner of Royalty Pharma Investments 2019 ICAV (“RPI”).
We are externally managed and have no personnel of our own. We, RP Holdings and RPI have entered into management agreements with the Manager (collectively, the “Management Agreement”) who manages our business and assets and sources and evaluates new royalty acquisitions. The Manager employs a team of experienced management personnel, as detailed in “Executive Officers.”
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PROXY SUMMARY
Performance Highlights
Financial and strategic highlights for 2023 include:
$3.0BN	$2.8BN	$2.7BN	$4.0BN
2023 PORTFOLIO RECEIPTS	2023 ADJUSTED EBITDA(1)	2023 PORTFOLIO CASH FLOW(1)	2023 ANNOUNCED TRANSACTION VALUE
45+	15	~13BN	$2.2BN
APPROVED AND DEVELOPMENT-STAGE PRODUCTS	BLOCKBUSTER $1BN+ THERAPIES IN PORTFOLIO	ANNOUNCED TRANSACTION VALUE SINCE 2020	FY 2023 CAPITAL DEPLOYMENT
(1)	Refer to the section “Appendix A - Reconciliations of Non-GAAP Measures” in this Proxy Statement for reconciliation of this non-GAAP measure to its corresponding GAAP measure.
Our 2023 performance showcases our capabilities and how we create long-term value for our people, community and shareholders.
Our Director Nominees
The following table provides summary information about each director nominee, and the expected composition of each Board committee following the Annual Meeting, assuming each director nominee is elected. All of the director nominees are currently members of the Board and have been directors of Royalty Pharma plc since 2020, with the exception of Mr. Hodgson, who was first elected as a director at the 2022 Annual Meeting. Mr. Giuliani and Mr. Riggs will not seek re-election to the Board and, accordingly, their Board service will end in June.
Name	Age(1)	Primary Occupation	Independent	A	MDCC	NCG	Other Public Boards
Pablo Legorreta Chairman and CEO	60	Chairman and CEO, Royalty Pharma plc					1
Henry Fernandez Lead Independent Director	65	Chairman and CEO, MSCI Inc.		M			1
Bonnie Bassler, Ph.D.	61	Chair, Department of Molecular Biology at Princeton University			M		2
Errol De Souza, Ph.D.	70	Former Executive Chairman, Bionomics Ltd.			M	M	2
Catherine Engelbert	59	Commissioner, Women’s National Basketball Association		M			1
David Hodgson	67	Vice Chairman, General Atlantic		M	C		2
Ted Love, M.D.	65	Chair, Biotechnology Innovation Organization (BIO)				C	2
Gregory Norden	66	Former CFO, Wyeth		C		M	3
(1)	Age as of the Record Date of the 2024 Annual Meeting.
A - Audit Committee MDCC - Management Development and Compensation Committee NCG - Nominating and Corporate Governance Committee
C - Chairperson M - Member
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PROXY SUMMARY
Board Composition
The Board believes that it is essential for its membership to represent a wide range of experiences, skills and perspectives in order to enhance the Board’s effectiveness in fulfilling its oversight role. As such, the Board is committed to increasing the diversity of its membership. Below we highlight the composition of our director nominees.

We are committed to continuously enhancing our disclosures about Board diversity in response to feedback from shareholders and other stakeholders. The table below provides certain highlights of the composition of our Board members and nominees as of April 25, 2024 based on each director’s self-identification. To see our Board Diversity Matrix as of April 27, 2023, please see the proxy statement filed with the SEC on April 27, 2023. Each of the categories listed in the table below has the meaning as it is used in Nasdaq Rule 5605(f).
Board Diversity Matrix (As of April 25, 2024)
Total Number of Directors	10
Part I: Gender Identity
	Female	Male
Directors	2	8
Part II: Demographic
African American or Black	0	1
South Asian	0	1
Hispanic or Latinx	0	2
White	2	4
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PROXY SUMMARY
Board Skills and Experience
The table below summarizes key qualifications, skills, or attributes most relevant to the decision to nominate the director to serve on the Board. A mark indicates a specific area of focus or expertise on which the Board relies most. The lack of a mark does not mean the director does not possess that qualification or skill. Each director biography below describes these qualifications and relevant experience in more detail. We believe the table below demonstrates the breadth and diversity of the collective experience, expertise, and skills of our Board.

Name	Leadership	Finance / Accounting	Science / Biotech	Business Strategy	Research / Academic	Technology/ Cybersecurity	Risk Management	Corporate Responsibility	Public Company CEO
Pablo Legorreta
Henry Fernandez
Bonnie Bassler, Ph.D.
Errol De Souza, Ph.D.
Catherine Engelbert
David Hodgson
Ted Love, M.D.
Gregory Norden
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PROXY SUMMARY
Our Strategy
We intend to grow our business by continuing to partner with constituents across the biopharmaceutical value chain to fund innovation. Our growth strategy is tailored to the needs of our partners through a variety of structures:
•
Third-party Royalties – Existing royalties on approved or late-stage development therapies with high commercial potential. A royalty is the contractual right to a percentage of top-line sales from a licensee’s use of a product, technology or intellectual property. The majority of our current portfolio consists of third-party royalties.

•
Synthetic Royalties – Newly-created royalties on approved or late-stage development therapies with strong proof of concept and high commercial potential. A synthetic royalty is the contractual right to a percentage of top-line sales by the developer or marketer of a therapy in exchange for funding. A synthetic royalty may also include contingent milestone payments. We also fund ongoing research and development (“R&D”) for biopharmaceutical companies in exchange for future royalties and milestones if the product or indication we are funding is approved.

•
Launch and Development Capital – Tailored supplemental funding solutions, generally included as a component within a transaction, increasing the scale of our capital. Launch and development capital is generally provided in exchange for a long-term stream of fixed payments with a predetermined schedule around the launch of a drug. Launch and development capital may also include a direct investment in the public equity of a company.

•
Mergers and Acquisitions (“M&A”) Related – We acquire royalties in connection with M&A transactions, often from the buyers of biopharmaceutical companies when they dispose of the non-strategic assets of the target company following the closing of the acquisition. We also seek to partner with companies to acquire other biopharmaceutical companies that own significant royalties. We may also seek to acquire biopharmaceutical companies that have significant royalties or where we can create royalties in subsequent transactions.

Additionally, we may identify additional opportunities, platforms or technologies that leverage our capabilities.
Our Points of Differentiation
We have established a number of significant points of differentiation that will enable us to further advance our leadership position and our status as a royalty financing partner of choice to the biopharmaceutical ecosystem:
•	We are the leader in acquiring biopharmaceutical royalties with exposure to transformative therapies;
•	We have a significant cost of capital advantage with deep capital markets access;
•	We have a highly flexible business model that provides revenue and profit diversification;
•	We have a long-tenured management team and shareholder alignment; and
•	We have deep access to the biopharmaceutical R&D ecosystem.
Corporate Responsibility Highlights
We believe that our corporate responsibility strategy, policies and practices will create sustainable long-term value for Royalty Pharma and its employees, shareholders and other stakeholders, while also helping us reduce risk and identify new opportunities.
Highlights of our corporate responsibility efforts include:
•	Responsible Investment Policy;
•	Contributions to multiple United Nations Sustainable Development Goals;
•	Focus on human capital development and Diversity, Equity and Inclusion; and
•	Commitment to philanthropy.
To foster these principles, we have committed to promote an inclusive culture, including through our commitment to numerous social impact initiatives, employee development and comprehensive benefits. See “Corporate Responsibility at Royalty Pharma” for more detail on our culture and these commitments and initiatives. In addition, corporate responsibility topics are top priorities of our management and Board, with primary oversight of corporate responsibility by the Nominating and Corporate Governance Committee with regular Board review.
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PROXY SUMMARY
Compensation Philosophy and Highlights
We are externally managed and have no personnel of our own. The Manager manages our business and assets and sources and evaluates new investment opportunities. The Management Agreement was approved by our Board, has a fixed term and may only be terminated for cause. Please refer to the section entitled “Certain Relationships and Related Party Transactions—Management Agreement.” The Manager employs a team of experienced management personnel, as detailed in “Executive Officers.”
Under the Management Agreement, the Manager is paid a management fee based on a fixed percentage equal to 6.5% of the cash receipts from Royalty Investments (as defined in the Management Agreement) or Portfolio Receipts for such quarter and 0.25% of the value of our security investments under GAAP as of the end of such quarter. The Manager pays the compensation of our executive officers.
Because we are externally managed and have no employees of our own, our Management Development and Compensation Committee is not responsible for designing the executive compensation program for our executive officers. Instead, our Management Development and Compensation Committee reviews the performance of the Manager under the Management Agreement. However, our Manager strives to create an executive compensation program that balances the goals of attracting, motivating, rewarding and retaining our executive officers, including our named executive officers, with the goal of promoting the interests of our shareholders over the long-term. Our Manager’s executive compensation policies and practices include:
•	A Management Development and Compensation Committee comprised of all independent directors;
•	Annual review of the compensation of the Manager;
•	Multi-year performance vesting requirements; and
•	Pay-for-performance philosophy that emphasizes variable “at-risk” compensation.
The annual compensation of our named executive officers for our year ended December 31, 2023, other than Mr. Legorreta, includes three principal elements: base salary, annual bonus and Equity Performance Awards. Please refer to the “Compensation Discussion and Analysis” section of this Proxy Statement for a full description of our Manager’s compensation philosophy, policies and practices.
Governance and Board Best Practices
We accelerate innovation in life sciences by making the R&D ecosystem more productive — a mission that can only be accomplished with a broad, long-term focus. We believe our adoption of leading governance practices will foster sustainable business success over the long term. Strong corporate governance, informed by participation from our shareholders, is essential to achieving our goals. In 2023, the Board, led by the Audit Committee, undertook a comprehensive review of the Company’s Policy Restricting Pledging and management met with ISS Corporate Solutions (ISS) to better understand their position on pledging. Based upon this review, we made several governance enhancements, including strengthening our Insider Trading policy, which resulted in a reduction in the number of shares pledged by directors and executive officers from 78,450,885 shares to 17,519,639 shares, which is equivalent to a reduction in the number of shares pledged from 43.9 days of average daily trading volume at the time of our 2023 Annual Meeting to 6.6 days of average daily trading volume as of the Record Date for our 2024 Annual Meeting.
In 2023, members of management also continued their robust shareholder outreach efforts. Additional information can be found under “Shareholder Engagement” below.
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PROXY SUMMARY
Independent, Effective Board Oversight

 • 100% independent committee chairs and members
 • Lead Independent Director
 • 7 out of 8 director nominees are independent
 • Board committed to maintaining an average tenure of 10 years or less for its independent directors as a group since our IPO
 • Board committed to actively seeking highly qualified women and individuals from minority groups to include in the pool of potential Board nominees
 • Executive sessions follow Board and committee meetings
 • Annual Say-on-Pay Vote
 • Clawback Policy

 • Annual Board and committee evaluations
 • Continuing education
 • Director orientation
 • Succession Planning Oversight
 • Board approval required for related person transactions, including for any direct or indirect involvement of an executive officer or a director, or any of their family members, in our business activities
 • Anti-Hedging Policy
 • Policy Restricting Pledging with quarterly reviews
 • NASDAQ compliant Financial Restatement Compensation Recoupment Policy

Shareholder Rights

 • Each share has equal voting rights
 • All directors are elected annually
 • Directors are elected by majority vote
 • Shareholder right to call general meetings
 • Annual advisory shareholder vote on executive compensation

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PROXY SUMMARY
Voting Matters
Proposals		Board Vote Recommendation	Page Reference
1	Election of Directors	“FOR” Each Nominee	16
2	Non-Binding Advisory Vote on the Compensation of our Named Executive Officers	“FOR”	50
3	Ratification of Appointment of our Independent Registered Public Accounting Firm	“FOR”	69
4	Receive our U.K. Annual Report and Accounts	“FOR”	72
5	Approve U.K. Directors’ Remuneration Policy	“FOR”	73
6	Non-Binding Advisory Vote to Approve our U.K. Directors’ Remuneration Report	“FOR”	74
7	Approve the Re-Appointment of our U.K. Statutory Auditor	“FOR”	75
8	Authorize the Board to Determine the Remuneration of Our U.K. Statutory Auditor	“FOR”	76
9	Authorize the Board to Allot Shares	“FOR”	77
10	Authorize the Board to Allot Shares Without Rights of Pre-emption	“FOR”	79
Certain proposals on which shareholders are being asked to vote are customary, or required for public limited companies incorporated in England and Wales to present to shareholders at each annual general meeting. These proposals may be unfamiliar to shareholders accustomed to proxy statements for companies organized in other jurisdictions. Specifically, proposals 4 through 10 are customary proposals, and may be mandated by English law.
Resolutions in proposals 1 through 9 will be proposed during the Annual Meeting as ordinary resolutions, which means that, assuming a quorum is present, each such resolution will be approved if a simple majority of votes cast (whether in person or by proxy) for or against a resolution are cast in favor of the resolution. Proposal 10 will be proposed as a special resolution and requires the affirmative vote of at least 75% of the shares present in person or represented by proxy at the Annual Meeting and actually cast on Proposal 10.
Further details of the proposals are set out in the Proxy Statement under the relevant descriptions of the proposals.
With respect to the non-binding advisory votes in proposals 2 and 6, the result of the vote for each proposal will not require our Board to take any action. Our Board values the opinions of our shareholders as expressed through advisory votes and other communications. Our Board will carefully consider the outcome of the advisory vote on each proposal.
Proposal 1. Each of the proposed directors will be elected if a simple majority of votes cast at the Annual Meeting (whether in person or by proxy) for or against a resolution are cast in favor of the proposed election. This means that each of the director nominees must receive the simple majority of votes cast (whether in person or by proxy) for that director nominee to be elected to our Board. You may vote “FOR,” “AGAINST” or “ABSTAIN” for each director nominee. If you “ABSTAIN,” your voting rights will be counted for purposes of establishing a quorum, but will not be taken into account in determining the outcome of the proposal. This proposal is considered a non-routine matter, so if you are a street name shareholder, your broker, bank, or other nominee is not permitted to vote your shares on this proposal without your instruction (a “Broker Non-Vote”). Broker Non-Votes are not treated as entitled to cast a vote and, therefore, will have no impact on the proposal.
Proposals 2, 4, 5, 6, 8 and 9. Each proposal will be approved if a simple majority of votes cast at the Annual Meeting (whether in person or by proxy) for or against a resolution are cast in favor of the resolution. You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of these proposals. If you “ABSTAIN,” your voting rights will be counted for purposes of establishing a quorum, but will not be taken into account in determining the outcome of the proposal. Broker Non-Votes are not treated as entitled to cast a vote and, therefore, will have no impact on the proposals.
Proposals 3 and 7. Each proposal will be approved if a simple majority of votes cast at the Annual Meeting (whether in person or by proxy) for or against a resolution are cast in favor of the resolution. You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of these proposals. If you “ABSTAIN,” your voting rights will be counted for purposes of establishing a quorum, but will not be taken into account in determining the outcome of the proposal. These proposals are considered “routine” matters, so if you are a street name shareholder, your broker, bank, or other nominee has the discretion to vote your shares on each of these proposals even if your broker does not receive voting instructions from you.
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Proposal 1 ELECTION OF DIRECTORS
The Board recommends that shareholders vote “FOR” the election of each of the director nominees.
The nominees for election as directors are Pablo Legorreta, Henry Fernandez, Bonnie Bassler, Errol De Souza, Catherine Engelbert, David Hodgson, Ted Love and Gregory Norden. Mr. Giuliani and Mr. Riggs are not seeking re-election to the Board and, accordingly, their Board service will end in June. Each of these nominees have been nominated by the Nominating and Corporate Governance Committee in accordance with our Articles of Association. Each nominee has consented to be named a director nominee in this Proxy Statement, and is willing to serve if elected.
The term of our director nominees will expire at the 2025 Annual Meeting, with each director to hold office until a successor is duly elected or until the earlier of such director’s death, resignation, retirement or removal.
Unless authority to vote for a particular nominee is exercised differently, the shares represented by the enclosed proxy will be voted “FOR” the election of each director nominee.
Information about the director nominees, including their ages, specific experience, qualifications and skills that led our Board to the conclusion that the director should be nominated to serve on our Board, are set forth below. There are no family relationships among any of our directors.
Our Director Nominees
Directors	Pablo Legorreta	Henry Fernandez	Bonnie Bassler	Errol De Souza	Catherine Engelbert	David Hodgson	Ted Love	Gregory Norden
Age / Gender
Age(1)	60	65	61	70	59	67	65	66
Gender	M	M	F	M	F	M	M	M
Skills and Experience
Leadership	•	•	•	•	•	•	•	•
Finance / Accounting		•			•	•		•
Science / Biotech	•		•	•			•	•
Business Strategy	•	•		•	•	•	•	•
Research / Academic			•	•			•
Technology/Cybersecurity		•	•	•	•	•	•	•
Risk Management	•	•		•	•	•	•	•
Corporate Responsibility		•	•	•	•	•	•
Public Company CEO	•	•		•			•
Race / Ethnicity / Nationality(2)
African American							•
South Asian				•
Hispanic or Latinx	•	•
White			•		•	•		•
Born outside the U.S.	•	•		•
(1)	Age as of the Record Date of the 2024 Annual Meeting.
(2)	Diversity characteristics based on information self-identified by each director.
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PROPOSAL 1 — ELECTION OF DIRECTORS
Director Nominees
The Board recommends that shareholders vote “FOR” the election of each of the director nominees.

Pablo Legorreta Chairman and CEO Age: 60 Director Since February 2020 Birthplace: Mexico Committees: None	Pablo Legorreta

Experience:
Pablo Legorreta has been our Chief Executive Officer and Chairman of the Board since inception.

Previously, Mr. Legorreta was an investment banker at Lazard Frères in Paris and New York. Mr. Legorreta is also a co-founder of Pharmakon Advisors, a leading provider of debt capital to the biopharmaceutical industry. Mr. Legorreta received a degree in industrial engineering from Universidad Iberoamericana in Mexico City.

Other Public Company Directorships:
ProKidney Corp. (2022-present)

Former Other Public Company Directorships:
Epizyme, Inc. (2019-2022)

Qualifications:
Mr. Legorreta brings over 25 years of leadership experience and a demonstrated track record for delivering strong business results. Mr. Legorreta has deep knowledge of investing in biopharma as he has built and managed Royalty Pharma, the largest buyer of biopharmaceutical royalties and a leading funder of innovation across the biopharmaceutical industry, which contributes an important perspective to our Board’s discussion of opportunities and challenges in a rapidly evolving business environment. We also benefit from his extensive experience in the biopharmaceutical industry which enables him to bring a broad perspective of the issues facing our industry.

Henry Fernandez Lead Independent Director Age: 65 Director Since July 2020 Birthplace: Mexico Committees: • Audit Committee (Member)	Henry Fernandez

Experience:
Mr. Fernandez has served as a director and Chairman of the board of directors of MSCI Inc. (“MSCI”) since 2007 and as MSCI’s CEO since 1998. He served as MSCI’s President from 1998 to 2017.

Before leading MSCI’s transition to becoming a fully independent, public company in 2007, Mr. Fernandez was a Managing Director at Morgan Stanley. Mr. Fernandez holds a Bachelor of Arts in economics from Georgetown University, an M.B.A. from the Stanford University Graduate School of Business and pursued doctoral studies in economics at Princeton University.

Other Public Company Directorships:
MSCI (2007-present)

Qualifications:
Mr. Fernandez was selected to serve on our Board because of his extensive finance, board and leadership experience. Mr. Fernandez brings additional insight to the Board and management acquired by leading the internal and external growth of MSCI, founding two private equity investment firms and working in various areas at Morgan Stanley. This expertise will remain vital to the Board in its oversight of Royalty Pharma’s growth plans and competitive strategies.

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PROPOSAL 1 — ELECTION OF DIRECTORS
Bonnie Bassler, Ph.D. Independent Director Age: 61 Director since June 2020 Birthplace: United States Committees: • Management Development and Compensation Committee (Member)	Bonnie Bassler, Ph.D.

Experience:
Dr. Bassler currently serves in several roles at Princeton University, including, Chair of the Department of Molecular Biology since 2013, associated faculty member of the Department of Chemistry since 2010, Investigator at the Howard Hughes Medical Institute since 2005, Professor in the Department of Molecular Biology since 1994, and associate faculty member of the Princeton Environmental Institute since 1996.

Previously, Dr. Bassler served as the Director of the Council on Science and Technology at Princeton University from July 2008 to June 2013. Dr. Bassler has served as a Trustee of the Alfred P. Sloan Foundation since 2014. Dr. Bassler served as a board member of the American Association for the Advancement of Science from January 2012 to December 2016. She was a member of the National Science Board from January 2010 until May 2016. Dr. Bassler has been elected to the National Academy of Sciences, the National Academy of Medicine, and the Royal Society, among other honorific organizations. She received a B.S. in biochemistry from the University of California-Davis and a Ph.D. in biochemistry from the John Hopkins University.

Other Public Company Directorships:
Cidara Therapeutics, Inc. (2021-present)
Regeneron Pharmaceuticals, Inc. (2016-present)

Former Other Public Company Directorships:
Kaleido Biosciences, Inc. (2018-2022)

Qualifications:
Dr. Bassler was selected to serve on our Board because of her extensive scientific knowledge and her scientific and academic career and accomplishments . Dr. Bassler’s experience serving on boards across academia and the biopharmaceutical industry provides her with important qualifications and skills to serve on our Board.

Errol De Souza, Ph.D.
Independent Director
Age: 70
Director since June 2020
Birthplace: India
Committees:
 • Nominating and Corporate
Governance Committee
(Chair)
 • Management Development
and Compensation
Committee (Member)
Errol De Souza, Ph.D.

Experience:
Errol De Souza, Ph.D. has been a member of our Board since June 2020 and was a member of the Investment Committee of Royalty Pharma from 2008 to June 2020.

Previously, Dr. De Souza held various management positions at companies including President, CEO & Director at Biodel from March 2010 to January 2016, Founder, Executive Vice President of R&D and Director at Neurocrine Biosciences from October 1992 to August 1998, President, CEO & Director at Synaptic Pharmaceutical Corporation from September 2002 to March 2003, and Senior Vice President & Head of US R&D at Hoechst Marion Roussel Pharmaceuticals and Aventis Pharmaceuticals (now Sanofi) from September 1998 to September 2002. Dr. De Souza has a B.A. in physiology from the University of Toronto and a Ph.D. in neuroendocrinology from the University of Toronto and was a postdoctoral fellow in neuroscience at The Johns Hopkins University School of Medicine.

Other Public Company Directorships:
Cyclerion Therapeutics, Inc. (2021-present)
Alector, Inc. (2024-present)

Former Other Public Company Directorships:
Bionomics Ltd. (2008-2023)
Catalyst Biosciences, Inc. (2015-2022)

Qualifications:
Dr. De Souza was selected to serve on our Board because of his deep expertise in the biopharmaceutical industry, having founded companies and served as executive chairman, president and CEO of several public and private biopharmaceutical companies.

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PROPOSAL 1 — ELECTION OF DIRECTORS
Catherine Engelbert Independent Director Age: 59 Director since June 2020 Birthplace: United States Committees: • Audit Committee (Member)	Catherine Engelbert

Experience:
Ms. Engelbert serves as the first Commissioner of the Women’s National Basketball Association since July 2019.

Previously, Ms. Engelbert was with Deloitte from 1986 through 2019, and held various senior positions, including as a partner serving the pharmaceutical and life sciences practice for over two decades, and then as CEO from 2014 to 2019. Ms. Engelbert previously served on the board of Deloitte and as the first woman chair of the Center for Audit Quality Governing Board. Ms. Engelbert also served as the first woman chair of the Catalyst Board, a global non-profit organization that promotes inclusive workplaces for women. She was a founding member of the CEO Action for Diversity and Inclusion, is a vice chair of the Partnership for New York City, serves on The Business Council, the USGA Executive Committee and previously served as a member of the Business Roundtable, where she sat on the Education & Workforce and Immigration committees.

Other Public Company Directorships:
McDonald’s Corporation (2019-present)

Qualifications:
Ms. Engelbert was selected to serve on our Board because her experience as Commissioner of a professional sports league and as former chief executive officer of Deloitte LLP provides knowledge of global business operations, finance, leadership, strategy and risk management matters. Having led a firm of 100,000 professionals at Deloitte LLP, she also brings significant experience in talent management. She is a Certified Public Accountant. Ms. Engelbert’s qualification as an “audit committee financial expert” is an important attribute as a member of our Audit Committee.

David Hodgson Independent Director Age: 67 Director since June 2022 Birthplace: United States Committees: • Management Development and Compensation Committee (Chair) • Audit Committee (Member)	David Hodgson

Experience:
Mr. Hodgson is a Managing Director and Vice Chairman of General Atlantic, a global growth private equity firm.

Mr. Hodgson serves on the board of directors of Johns Hopkins HealthCare and Johns Hopkins Medicine International. Mr. Hodgson holds an A.B. in Mathematics and Social Sciences from Dartmouth College and an M.B.A. from the Stanford University Graduate School of Business.

Other Public Company Directorships:
TriNet Group, Inc. (2005-present)
Alignment Healthcare, Inc. (2014-present)

Qualifications:
Mr. Hodgson was selected to serve on our Board because of his extensive management and board experience acquired over his 40 years at General Atlantic, one of the world’s leading growth equity investment firms, and his extensive knowledge of business, finance and strategic transactions, which provide valuable insight for our long-term corporate and business strategy. He also brings valuable experience on other healthcare companies’ boards.

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PROPOSAL 1 — ELECTION OF DIRECTORS
Ted Love, M.D. Independent Director Age: 65 Director since July 2020 Birthplace: United States Committees: • Nominating and Corporate Governance Committee (Member)	Ted Love, M.D.

Experience:
Dr. Love serves as BIO’s Chair of its Board of Directors for a two-year term (2023-2025).

Previously, Dr. Love served as president and chief executive officer of Global Blood Therapeutics, Inc. from June 2014 to October 2022. From February 2010 to August 2012, he served as executive vice president, research and development and technical operations, at Onyx Pharmaceuticals, Inc. Prior to Onyx, from 2001 to January 2009, Dr. Love served as president, chief executive officer and chairman of Nuvelo, Inc. Prior to that, he served as senior vice president, development, at Theravance, Inc. from 1998 to 2001. Previously, he spent six years at Genentech, Inc., where he held a number of senior management positions in medical affairs and product development and served as chairman of Genentech’s Product Development Committee. Dr. Love served as a consultant in medicine in the Department of Cardiology at the Massachusetts General Hospital. Within the past five years, Dr. Love previously served on the board of directors of Amicus Therapeutics, Inc., a biotechnology company, and Cascadian Therapeutics, Inc., a biopharmaceutical company. Dr. Love holds a B.A. in molecular biology from Haverford College and an M.D. from Yale Medical School. He completed a residency in internal medicine and a fellowship in cardiology at the Massachusetts General Hospital.

Other Public Company Directorships:
Structure Therapeutics Inc. (2023-present)
Gilead Sciences, Inc. (2024-present)

Former Other Public Company Directorships:
Seagen Inc. (2020-2023)
Global Blood Therapeutics, Inc. (2014-2022)

Qualifications:
Dr. Love was selected to serve on our Board because of his more than 20 years of leadership and management experience in the biopharmaceutical industry, including BIO, Global Blood Therapeutics, Inc. and Onyx Pharmaceuticals, Inc., in addition to his prior experience as a practicing physician. Dr. Love also has notable experience on the boards of other public healthcare companies. He brings both strong business expertise, experience as a CEO of a global healthcare company, and knowledge of patient perspectives to our Board.

Gregory Norden Independent Director Age: 66 Director since June 2020 Birthplace: United States Committees: • Audit Committee (Chair) • Nominating and Corporate Governance Committee (Member)	Gregory Norden

Experience:
Mr. Norden is the Managing Director of G9 Capital Group LLC, which invests in early-stage ventures and provides corporate finance advisory services, since January 2010.

Gregory Norden was a member of the Investment Committee of Royalty Pharma from 2014 to June 2020. From 1989 to 2010, Mr. Norden held various senior positions at Wyeth, including Chief Financial Officer. Mr. Norden started his career with Arthur Andersen & Company.

Other Public Company Directorships:
Zoetis Inc. (2013-present)
Praxis Precision Medicines, Inc. (2019-present)
NanoString Technologies, Inc. (2012-present)

Qualifications:
Mr. Norden was selected to serve on our Board because of his vast financial and accounting expertise along with his extensive public company board experience. As former Chief Financial Officer of Wyeth, Mr. Norden has broad knowledge of global business operations, finance, leadership, strategy and risk management matters. Mr. Norden’s qualification as an “audit committee financial expert” is critical as Chair of our Audit Committee.

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PROPOSAL 1 — ELECTION OF DIRECTORS
Recommendation and Required Vote
For a director nominee to be elected, a simple majority of votes cast (whether in person or by proxy) at the Annual Meeting must be cast in favor of the director nominee’s election. Separate resolutions for the election of each nominee will be submitted for shareholder vote at the Annual Meeting. Our Board believes that the election of each director nominee is advisable and in the best interests of Royalty Pharma and our shareholders.
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CORPORATE GOVERNANCE
CORPORATE GOVERNANCE
The Board is committed to continually improving its corporate governance processes, practices and procedures. Our governance policies and structures are designed to promote the Board’s thoughtful oversight of Royalty Pharma and ensure intelligent risk-taking, with the goal of furthering our long-term strategic goals. Highlights include:
Shares have equal voting rights
An increasingly diverse Board with the appropriate mix of skills, experience and perspective
A Lead Independent Director with meaningful role and responsibilities
7 of our 8 directors are independent under Nasdaq rules
Directors are elected annually under a majority voting standard
All members of committees of the Board are independent
Robust share ownership requirements for independent directors and executive officers
Insider Trading Policy prohibits short sales, transactions in derivatives and hedging of our securities; robust Policy Restricting Pledging with quarterly risk reviews
Our Board and committees conduct annual performance evaluations
Our Board regularly receives training and updates on ethics, compliance and governance
Our Board oversees corporate responsibility topics, including human capital and environmental issues
Corporate Governance Guidelines
Royalty Pharma has adopted a set of Corporate Governance Guidelines which are available on our website at www.royaltypharma.com, under “Investors—Corporate governance.” Among the topics addressed in our Corporate Governance Guidelines are:
•	Board independence and qualifications	•	Conflicts of interest
•	Executive sessions of directors	•	Share ownership
•	Board leadership structure	•	Board access to management
•	Director qualification standards	•	Board access to independent advisors
•	Continuing education and director orientation	•	Board and committee evaluations
•	Limits on director service on other boards	•	Frequency of board meetings
•	Notification of a change of principal occupation	•	Meeting attendance by directors & non-directors
•	Term limits	•	Duties of board committees
•	Director compensation	•	Leadership team succession planning
Limits on Director Service on Other Boards
We have a highly effective and engaged Board, and we believe that our directors’ outside directorships enable them to contribute valuable knowledge and experience to the Board. Nonetheless, the Board is sensitive to the external obligations of its directors and the potential for overboarding to compromise the ability of these directors to effectively serve on the Board. Unless otherwise approved by the Nominating and Corporate Governance Committee, our Corporate Governance Guidelines limit each director’s service on other boards of public companies to a number that permits them, given their individual circumstances, to responsibly perform all director duties and, unless an exception is granted, this service may not exceed three other public company boards for directors not serving as an executive officer of a
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CORPORATE GOVERNANCE
public company and one other public company for a director serving as an executive officer of a public company. Further, the ability of each director to devote sufficient time and attention to director duties is expressly considered as part of the annual Board and committee evaluation process, which aims to evaluate the effectiveness and engagement of Royalty Pharma’s directors, including in the context of their external commitments.
While the Board considers its directors’ outside directorships during this evaluation process, the Board recognizes that this is one of many outside obligations which could potentially impair a director’s capacity to dedicate sufficient time and focus to their service on the Board. As such, the Board evaluates many factors when assessing the effectiveness and active involvement of each director. Such other factors include:
•	the director’s attendance at Board and committee meetings;
•	the director’s participation and level of engagement during these meetings;
•	the role played by the director on our Board; and
•
the experience and expertise of the director, including both relevant industry experience and service on other (related) public company boards, which enables the director to serve on multiple boards effectively.

Therefore, on a case-by-case basis, it may be appropriate for the Board to impose further restrictions on outside board service or waive this requirement as to any director if it deems a waiver to be in the best interests of Royalty Pharma and our shareholders.
We schedule our Board and committee meetings two years in advance to ensure director availability and maximum participation. Directors serve for one-year terms; accordingly, there is an opportunity to evaluate annually each director’s ability to serve, which is further discussed in the “Annual Board and Committee Evaluations” section below.
Code of Business Conduct and Ethics
We have adopted a written Code of Business Conduct and Ethics that applies to all employees, officers and directors, including those officers responsible for financial reporting. The Code of Business Conduct and Ethics is available on our website at www.royaltypharma.com, under “Investors—Corporate governance.” If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waivers from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.
Political Activity and Spending
We recognize the importance of the political process and policy arena in supporting our mission to accelerate innovations in the life sciences through collaboration with innovators to make the research and development ecosystem more productive. However, we did not engage in any lobbying or political activities in 2023. In accordance with English company law, political donations are subject to prior authorization by a resolution of our shareholders. We have not made political donations or incurred any political expenditures in 2023. In addition, we have not made any contributions to any political party during 2023.
Director Independence
The listing rules of the Nasdaq generally require that a majority of the members of a listed company’s board of directors be independent. In addition, the listing rules generally require that, subject to specified exceptions, all members of our Audit, Management Development and Compensation, and Nominating and Corporate Governance Committees be independent.
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CORPORATE GOVERNANCE
In addition, Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not during the past three years, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or be an affiliated person of the listed company or any of its subsidiaries.
Based on the review and recommendation by the Nominating and Corporate Governance Committee, the Board analyzed the independence of each director and nominee. In its most recent review, our Board determined that Bonnie Bassler, Errol De Souza, Catherine Engelbert, Henry Fernandez, M. Germano Giuliani, David Hodgson, Ted Love, Gregory Norden and Rory Riggs are “independent directors” as defined under the applicable rules, regulations, and listing standards of Nasdaq and the applicable rules and regulations promulgated by the SEC. Our Board has also determined that all members of our Audit Committee, Management Development and Compensation Committee and Nominating and Corporate Governance Committee are independent and satisfy the relevant SEC and Nasdaq independence requirements for such committees.
Board Leadership Structure
Our Board and Nominating and Corporate Governance Committee review and evaluate the Board’s leadership structure on at least an annual basis. Mr. Legorreta serves as both Royalty Pharma’s Chief Executive Officer and Chairman of the Board, which the Board has determined is the most appropriate and effective leadership structure for the Board and Royalty Pharma. Mr. Legorreta founded Royalty Pharma in 1996 and, as such, brings over 25 years of strategic leadership experience and an unparalleled knowledge of Royalty Pharma’s business, operations and risks to his role as Chairman of the Board.
The Board does not have a policy on whether the roles of the Chairman and Chief Executive Officer should be separated but believes the current combination of the two roles provides Royalty Pharma with a clear and effective leadership structure to drive Royalty Pharma’s business and communicate its long-term strategy to its stakeholders. The Board also believes this structure allows for robust and frequent communication between the Board’s independent directors and management, enabling the Board to gain a deeper understanding of Royalty Pharma and work with management to enhance shareholder value.
The Lead Independent Director will then be appointed by Royalty Pharma’s independent directors and serve until a successor is duly appointed and qualified, his or her removal or resignation, or he or she is no longer an independent member of the Board.
The Board believes the role and responsibilities of the Lead Independent Director help to ensure the exercise of independent judgment by the Board and further facilitate coordination with the independent directors.
Role of Lead Independent Director
The independent directors of our Board have appointed Henry Fernandez as our Lead Independent Director. In this role, Mr. Fernandez:
Henry Fernandez Lead Independent Director	•	Promotes a strong Board culture, including encouraging and facilitating active participation of all directors
	•	Presides over all meetings of the Board at which the Chairman of the Board is not present;
	•	Leads executive sessions and facilitates discussion of Royalty Pharma’s strategy, key governance issues (including succession planning) and the performance of senior executives;
	•	Focuses on Board effectiveness, performance and composition;
•
Acts as the liaison between the independent directors and the Chief Executive Officer and Chairman of the Board, and as a contact person to facilitate communications by Royalty Pharma’s employees, shareholders, and other stakeholders with the independent directors;

	•	Advises the committee chairs in fulfilling their designated responsibilities; and
	•	Performs such other functions and responsibilities as requested by our Board from time to time.
Mr. Fernandez has substantial experience with corporate governance and public company management, as well as deep knowledge of Royalty Pharma and its governance practices. The Board believes Mr. Fernandez’s experience enables him to provide a valuable perspective on Royalty Pharma’s growing business and risk management and enhances his ability to challenge members of senior management.
The Board commended Mr. Fernandez’s strength as Lead Independent Director, highlighting his leadership and the effectiveness with which he acts as a liaison between the Board and management.
Executive Sessions
Executive sessions of independent directors are generally held at regularly scheduled Board meetings, and four executive sessions were held in 2023. Each session is chaired by the Lead Independent Director, who facilitates discussion of various topics throughout the year, including Royalty Pharma’s strategy, key governance issues (including succession planning) and the performance of senior executives.
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CORPORATE GOVERNANCE
Robust Director and Executive Share Ownership and Guidelines
We encourage directors and executive officers to own our shares. Our executive officers own 16.4% and, directors and related entities own an additional 14.2%, for a total of 30.6% of our ordinary shares. We believe this insider ownership exceeds that of over 95% of the companies in the S&P 500, and creates the strong alignment between shareholders and our executive officers, directors and their related entities. In order to complement our compensation programs and further align the interests of our directors and our named executive officers with those of our shareholders, our Board adopted Director Share Ownership Guidelines and Executive Share Ownership Guidelines pursuant to which the following persons are expected to own equity in Royalty Pharma with the following aggregate market values:
Individual(s)	Guideline	Value ($)
CEO	Greater of 5x base salary or 1,000,000 shares	28,090,000(1)
Other Named Executive Officers	3x base salary	3,600,000(2)
Independent Directors	5x annual cash retainer	750,000
(1)	Each share valued at $28.09, our closing share price on December 29, 2023. Mr. Legorreta does not receive a base salary.
(2)	Based on each named executive officer’s base salary for the year ended December 31, 2023.
Our independent directors and our named executive officers are expected to attain compliance with these ownership guidelines by the fifth anniversary of the later of our IPO or their first appointment or election, in the case of an independent director, or their hire or promotion date, in the case of a named executive officer. Thereafter, independent directors and named executive officers are required to certify their compliance with these ownership guidelines at least once each year. As of December 31, 2023, each of our independent directors and named executive officers were either in compliance with the share ownership guidelines or on track to be in compliance within the applicable time-period.
Named Executive Officer’s Agreement to Retain and Not Sell at least 50% of Shares for Five Years After IPO
In connection with our IPO in February 2020, our named executive officers as described in the “Compensation Discussion and Analysis” section agreed to retain and not sell for five years after our IPO at least 50% of the ordinary shares they owned at the time of the IPO. The number and percentage of the ordinary shares currently owned by our named executive officers that they have agreed to retain and not sell through February 2025 as of December 31, 2023 is as shown below.
Name and Principal Position	Number of Shares Subject to Retention	Percentage of Shares Subject to Retention
Pablo Legorreta Chief Executive Officer	51,033,928	66%
Terrance Coyne Executive Vice President & Chief Financial Officer	6,062,728	83%
Christopher Hite Executive Vice President & Vice Chairman	928,800	60%
George Lloyd Executive Vice President, Investments & Chief Legal Officer	7,397,096	84%
Marshall Urist, M.D., Ph.D. Executive Vice President, Research and Investments	2,545,940	93%
Hedging and Speculative Trading Prohibited
We have adopted, as part of our insider trading policy, a policy prohibiting our directors and officers and employees of the Manager from hedging transactions or similar arrangements with respect to our securities that are designed to hedge or speculate on any change in the market value of our securities. This policy was established to avoid the appearance of improper or inappropriate conduct.
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CORPORATE GOVERNANCE
In addition, all our directors and officers and employees of the Manager are prohibited from engaging in short sales of our securities. Further, such individuals are prohibited from buying or selling puts or calls or other derivative securities on our securities.
Policy Restricting Pledging
In 2023, the Board, led by the Audit Committee, undertook a comprehensive review of the Company’s Policy Restricting Pledging as a result of feedback from our shareholders and in light of the position of ISS, which is that pledges of shares by directors or executive officers can pose a risk to the investments of outside shareholders. The Board and management from time to time seek input from our investors when considering important corporate actions, including ways to align our corporate governance with shareholder interests. As a result, we have adopted enhancements to our Policy Restricting Pledging which resulted in a reduction in the number of shares pledged by directors and executive officers from 78,450,885 shares to 17,519,639 shares, which is equivalent to a reduction in the number of shares pledged from 43.9 days of average daily trading volume at the time of our 2023 Annual Meeting to 6.6 days of average daily trading volume as of the Record Date for our 2024 Annual Meeting.
Our Board believes that the promotion of long-termism and an ownership culture aligns the interests of our directors and executive officers with those of our shareholders. While pledging shares as collateral for personal loans can create risks, including the risk of a forced sale of our Class A ordinary shares, at the same time:
•
the Board believes that prohibiting the pledging of shares would simply lead directors and executive officers to sell shares in order to obtain the liquidity they desire, thereby reducing their investment in Royalty Pharma and reducing the alignment of their personal interests with those of Royalty Pharma; and

•
as a result of the significant retention obligations that our named executive officers agreed to at the time of the IPO, with our named executive officers agreeing to retain at least 50% of their shares for at least five years after our IPO, their ability to sell shares in order to obtain liquidity is severely restricted.

As such, the Board believes that the unusual degree of alignment between public shareholders and our directors and executive officers resulting from their substantial share ownership, and the commitment of our executive officers to retain and not sell for five years after our IPO at least 50% of the shares they owned at the time of the IPO is a unique characteristic of Royalty Pharma that the Board wishes to encourage. After careful consideration, the Board has therefore designed the Policy Restricting Pledging, which has been further enhanced in 2023, to balance these concerns and mitigate risk to Royalty Pharma and our shareholders.
In order to reduce the risk of forced sales of pledged shares following a decline in the market price of our Class A ordinary shares, our Policy Restricting Pledging limits the amount of debt that can be secured by the pledge of our shares and the number of trading days any pledged position would take to “unwind.” While we already had a Policy Restricting Pledging, the Audit Committee concluded that a stronger prohibition on pledging was appropriate. Pursuant to our Policy Restricting Pledging:
•	Named Executive Officers, including the Chief Executive Officer, and directors may not pledge more than 50% of their shares;
•	Any loans incurred may not exceed 50% of the value of shares pledged;
•	The Chief Executive Officer and directors may not pledge a number of shares exceeding four days average daily trading volume (“ADTV”); and
•	Named Executive Officers, other than the Chief Executive Officer, may not pledge a number of shares exceeding two days of ADTV.
The Policy Restricting Pledging requires the Audit Committee to review all pledging arrangements, assess any risks to Royalty Pharma and its shareholders and report on the arrangements and risks to the Board. This policy provides that all pledges must comply with, and be precleared under, Royalty Pharma’s Insider Trading Policy. The Audit Committee may seek outside advice in connection with its oversight of pledging arrangements.
In order to monitor the risk associated with loans secured by shares, the Audit Committee of the Board receives reports from the Manager at least quarterly regarding pledging arrangements. In accordance with the Policy Restricting Pledging, the Audit Committee shall weigh some or all of the following factors when reviewing pledging arrangements:
•	historical information and trends regarding pledging arrangements;
•	the purpose, amount and key terms of the loans under which shares have been pledged as collateral;
•	the number and value of shares that have been pledged as collateral;
•	the aggregate number of shares that are pledged in relation to the total number of shares outstanding;
•	the market value of Royalty Pharma’s Class A ordinary shares;
•	the number of days that it would take to unwind any pledged position;
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CORPORATE GOVERNANCE
•	the ability of each director or executive officer to repay any loans or provide additional collateral without recourse to the pledged shares; and
•	any other relevant factors.
After examining these factors, the Audit Committee was satisfied that this monitoring is effective and confirmed that our directors and executive officers who have pledged shares are and have been compliant with this policy, except for one director who has been granted a partial waiver of this policy. The Audit Committee considered it reasonable to grant this waiver given that this director had previously been in compliance with our prior Policy Restricting Pledging and needed additional time to bring himself into compliance with our new Policy Restricting Pledging. The Audit Committee expects that all directors and executive officers will be in compliance with the Policy Restricting Pledging after the Annual Meeting. The Audit Committee will continue to monitor pledging arrangements and encourage all directors and executive officers to comply with the Policy Restricting Pledging.
See “Security Ownership of Certain Beneficial Owners” for information regarding shares pledged by our directors and executive officers as of the Record Date. Note that such disclosure reports the total number of shares pledged. However, the actual amount of borrowings against such securities as of such date is subject to the limitations described above.
Committees of our Board
Our Board has established an Audit Committee, a Management Development and Compensation Committee, and a Nominating and Corporate Governance Committee. Our Board has adopted a written charter for each committee setting forth the roles and responsibilities of each committee. The Board and each committee may, from time-to-time, form and delegate authority to subcommittees when appropriate. The expected composition of each Board committee following the Annual Meeting, assuming each director nominee is elected, and responsibilities of each committee are described below.
Name	Role	Audit Committee	Management Development and Compensation Committee	Nominating and Corporate Governance Committee
Henry Fernandez
Bonnie Bassler, Ph.D.
Errol De Souza, Ph.D.
Catherine Engelbert
David Hodgson
Ted Love, M.D.
Gregory Norden
Lead Independent Director	Chairperson
Financial Expert	Member
Each of these committees has a written charter approved by our Board. Copies of the charters for each committee are available, without charge, upon request in writing to Royalty Pharma plc, 110 East 59th Street, New York, New York 10022, Attn: Investor Relations, or in the “Investors” section of our website, which is located at www.royaltypharma.com, under the heading “Corporate Governance.” Directors serve on these committees until their resignations or until otherwise determined by our Board.
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CORPORATE GOVERNANCE
Audit Committee

Gregory Norden (Chair)
Catherine Engelbert
Henry Fernandez
David Hodgson

Meetings in 2023: 6

Meeting Attendance in 2023: 95%

100% independence of Audit Committee members

Financial Experts on Audit Committee

Our Board has determined that each member of our Audit Committee satisfies the requirements for independence and financial literacy rules and that each of Mr. Norden and Ms. Engelbert are audit committee financial experts.

We have adopted an Audit Committee Charter which outlines the principal functions of the Audit Committee, which include:
• reviewing and discussing with management and the independent auditors our quarterly and annual financial statements and earnings press releases prior to public dissemination;
• appointing and overseeing the work of any accounting firm engaged as the independent registered public accounting firm to audit our consolidated financial statements;
• establishing procedures for anonymous submission of concerns regarding questionable accounting or audit matters;
• considering the adequacy of our internal controls over financial reporting;
• reviewing all policies and practices to be used with respect to risk assessment and risk management (including the Policy Restricting Pledging);
• reviewing all policies and practices with respect to information security and technology risk (including cyber security risk);
• overseeing our compliance with legal and regulatory requirements; and
• approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

Management Development and Compensation Committee

David Hodgson (Chair)
Bonnie Bassler, Ph.D.
Errol De Souza, Ph.D.
Rory Riggs*

Meetings in 2023: 4

Meeting Attendance in 2023: 100%

100% independence of Management Development and Compensation Committee members

We have adopted a Management Development and Compensation Committee Charter which outlines the principal functions of the Management Development and Compensation Committee, which include:
• evaluating the performance of the Manager in light of the goals and objectives of Royalty Pharma and the terms of the Management Agreement;
• reviewing the compensation and fees payable to the Manager under the Management Agreement;
• determining the remuneration for our non-employee directors for Board and Committee service;
• developing temporary and permanent succession plans for senior management;
• providing feedback to the Manager regarding the Manager’s senior management team; and
• reviewing and assessing risks arising from compensation policies and practices.

*	Mr. Riggs will not seek re-election to the Board at the Annual Meeting.
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CORPORATE GOVERNANCE
Nominating and Corporate Governance Committee

Errol De Souza, Ph.D. (Chair)*
M. Germano Giuliani*
Ted Love, M.D.*
Gregory Norden

Meetings in 2023: 4

Meeting Attendance in 2023: 100%

100% independence of Nominating and Corporate Governance Committee members

We have adopted a Nominating and Corporate Governance Committee Charter which outlines the principal functions of the Nominating and Corporate Governance Committee, which include:
• reviewing and evaluating the size, composition, function and duties of the Board;
• establishing criteria for the membership on our Board, and identifying individuals qualified to become members of our Board;
• reviewing our significant strategies, initiatives, policies, and programs on corporate responsibility and sustainability matters, including access to health care, environmental sustainability and climate change, human rights, community and social impact, employee health and safety, and diversity;
• reviewing our philanthropic and educational initiatives, including our support of charitable organizations;
• reviewing significant public disclosures regarding corporate responsibility and sustainability issues;
• monitoring our performance on issues relating to corporate responsibility and sustainability against relevant market practices;
• receiving periodic updates on our engagement with shareholders and other key stakeholders on corporate responsibility and sustainability issues;
• overseeing compliance with our Code of Business Conduct and Ethics;
• reviewing related party transactions in accordance with our Related Person Transaction Policy;
• evaluating the performance of our Board and individual directors; and
• advising our Board on corporate governance matters.

*
Mr. Giuliani will not seek re-election to the Board at the Annual Meeting. If Dr. Love is elected by shareholders to the Board, we expect that he will serve as Chair of the Nominating and Corporate Governance Committee.

Board and Committee Meetings and Attendance
Our Board and its committees meet regularly throughout the year and act by written consent from time to time. During 2023, our Board met nine times, the Audit Committee met six times, the Management Development and Compensation Committee met four times, and the Nominating and Corporate Governance Committee met four times. During 2023, each member of our Board attended at least 75% of the aggregate of all meetings of our Board and of all meetings of committees of our Board on which such member served that were held during the period in which such director served.
Board Attendance at Annual Meeting
Our policy is to invite and encourage each director on our Board to be present at our Annual Meeting. Each director on our Board attended our 2023 Annual Meeting held on June 22, 2023.
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CORPORATE GOVERNANCE
Director Nominations Process
The Nominating and Corporate Governance Committee is responsible for recommending candidates to serve on the Board and its committees. In considering whether to recommend any particular candidate to serve on the Board or its committees or for inclusion in the Board’s slate of recommended director nominees for election at the Annual Meeting, the Nominating and Corporate Governance Committee considers the criteria set forth in our Corporate Governance Guidelines.
Specifically, the Nominating and Corporate Governance Committee may take into account many factors, including: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company; experience as a board member of another publicly held company; professional and academic experience relevant to the biopharmaceutical industry; leadership skills; experience in finance, accounting and compensation practices; and diversity of background and perspective, including, but not limited to, with respect to race, ethnicity, gender, geography, sexual orientation, age, nationality, religious beliefs, socio-economic status, physical and/or mental capabilities. In determining whether to recommend a director for reelection, the Nominating and Corporate Governance Committee may also consider the director’s past attendance at meetings and participation in and contributions to the activities of the Board.
We are committed to actively seeking out highly qualified diverse individuals to include in the pool from which new director candidates are chosen. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent shareholder interests through the exercise of sound judgment using its diversity of experience in these various areas. The Board recognizes the value of diversity and thus has included diversity of background and perspective, including, but not limited to, with respect to race, ethnicity, gender, geography, sexual orientation, age, nationality, religious beliefs, socio-economic status, physical and/or mental capabilities, as factors that will be taken into consideration by the Nominating and Corporate Governance Committee when evaluating the suitability of, and recommending, candidates for election by shareholders, and by the Board in approving such candidates.
In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board, management, shareholders and other sources, including third party recommendations. The Nominating and Corporate Governance Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of Royalty Pharma. The Nominating and Corporate Governance Committee uses the same criteria for evaluating candidates regardless of the source of the referral or recommendation. When considering director candidates, the Nominating and Corporate Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness. In connection with its annual recommendation of a slate of nominees, the Nominating and Corporate Governance Committee also may assess the contributions of those directors recommended for re-election in the context of the evaluation process and other perceived needs of the Board.
When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on the information discussed in each of the Board member’s biographical information as included in this Proxy Statement. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. This process resulted in the Board’s nomination of the incumbent directors named in this Proxy Statement and proposed for election by you at the Annual Meeting.

Recommendations, Nominations and Shareholder Nominated Director Candidates
The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders, and such candidates will be considered and evaluated under the same criteria described above. Any recommendation submitted to Royalty Pharma should be in writing and should include any supporting material the shareholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of
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CORPORATE GOVERNANCE
such candidate and a written consent of the candidate to serve as one of our directors if elected and must otherwise comply with the requirements under our Articles of Association for shareholders to recommend director nominees. Shareholders wishing to propose a candidate for consideration may do so by submitting the above information to Computershare Company Secretarial Services Limited at The Pavilions, Bridgwater Road, Bristol, United Kingdom, BS13 8AE. Director nominations by shareholders must meet the timing and other requirements described under the heading “Shareholder Proposals and Director Nominations.”
Shareholder Engagement
By the Numbers: Shareholder Engagement in 2023

>450 Meetings with investors and analysts	10 Investor Conferences

17 non-deal roadshows	>50% Met with investors representing >50% of our shares
We believe that engaging with our shareholders, prospective shareholders and sell-side analysts is the best way to address the issues that matter most to them. Dialogue with these constituencies helps us understand their perspectives on our goals and expectations for performance, as well as identify issues that might affect our long-term strategy, corporate governance and compensation practices. As such, we offer several opportunities to provide feedback to our Board and senior management.
Our Investor Relations team leads year-round outreach efforts with our investors and the investment community. During these engagements, we typically discuss topics such as market trends affecting our industry, the competitive environment, our financial performance and our overall outlook.
We also engaged with shareholders to review and receive feedback on our governance practices and design of our executive compensation program. Topics discussed include:
•	Company performance and progress against our long-term strategy
•	Executive compensation program
•	Current and emerging corporate governance practices and trends, including corporate responsibility considerations
•	Risk management
•	Board composition and leadership structure
The feedback we receive from these discussions is carefully considered by the Board, the Nominating and Corporate Governance Committee and the Management Development and Compensation Committee.
Our directors and senior executives recognize the benefits that come from providing our shareholders, prospective shareholders and sell-side analysts with visibility and transparency into our business and knowing their positions on issues that are important to them.
Annual Board and Committee Evaluations
Annual Board Evaluations
The Board conducts an annual evaluation that is intended to determine whether the Board, its committees, and each member of the Board is functioning effectively, and to provide an opportunity to reflect upon, and improve, Board processes and their effectiveness. The evaluations provide each director with an opportunity to assess the effectiveness and performance of the Board, its committees, as well as topics such as Board and committee composition and refreshment; timing, agenda, and content of Board and committee meetings; Board dynamics and function; Board diversity; and executive succession planning. A summary of the results is presented to the Board on an anonymous basis, identifying any themes or issues that have emerged. The Board considers the results and ways in which Board processes and its effectiveness may be improved.
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CORPORATE GOVERNANCE
Annual Committee Evaluations
Each committee conducts its own annual evaluation and reports the results to the Board. Each committee’s evaluation includes an assessment of the committee’s compliance with the committee’s charter, as well as ways in which committee processes and effectiveness may be improved.
Annual Evaluation Process
1	2	3	4	5
Complete Questionnaire	Review and Assess Responses	Discuss Results	Formulate Action Plan	Follow Up
Nominating and Corporate Governance Committee provide their thoughts on the factors to be used in evaluation as well as oversees and approves the process and guidelines for the evaluations.	Each director completes an anonymous evaluation questionnaire covering a range of topics, including structure, culture and roles of the Board and its committees.
Management compiles the quantitative and qualitative data from the questionnaire and consults with the Nominating and Corporate Governance Committee on the results. The Lead Independent Director and Nominating and Corporate Governance Committee review the results with the full Board in executive session.
			The Lead Independent Director and Nominating and Corporate Governance Committee discuss with management the feedback provided by the Board and any requests or enhancements in practices.	Feedback from the self-assessment has resulted in increased focus on our competitive landscape and human capital.
While this formal evaluation process is conducted on an annual basis, directors share perspectives, feedback, and suggestions year-round, both inside and outside the boardroom.
Continuing Education and Director Orientation
Continuing education programs enhance the skills and knowledge directors use to perform their responsibilities. Directors participate in internal educational sessions, including briefing sessions on topics that present us with special risks and opportunities, such as product developments and accounting topics.
All new directors participate in a director orientation program that includes briefings by senior management representing key functional areas on topics that include, our strategic plans, capital structure, corporate structure, historical financial performance and key policies and practices, including compliance and trading policies.
Active Committee Rotation
Periodically, the Board approves the rotation of certain directors’ committee memberships. The Board believes that committee rotation is generally desirable to ensure that committees regularly benefit from new perspectives and our directors’ expertise. In 2023, M. Germano Giuliani was appointed to the Nominating and Corporate Governance Committee, David Hodgson was appointed to the Audit Committee and left the Nominating and Corporate Governance Committee, Gregory Norden left the Management Development and Compensation Committee, and Rory Riggs was appointed to the Management Development and Compensation Committee.
Term Limits
The Board seeks to establish appropriate levels of director turnover. While new perspectives and new ideas are critical to an engaged forward-looking and strategic Board, longer-serving directors offer benefits of valuable experience and familiarity. Our Corporate Governance Guidelines provide for term limits for non-employee directors who may serve for no more than 15 years from the date of our IPO unless waived by the Nominating and Corporate Governance Committee.
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CORPORATE GOVERNANCE
Age Limits
Under Royalty Pharma’s Corporate Governance Guidelines, a director is required to retire when he or she reaches age 75. A director elected to the Board prior to his or her 75th birthday may continue to serve until the annual general meeting following his or her 75th birthday. On the recommendation of the Nominating and Corporate Governance Committee, the Board may waive this requirement as to any director if it deems a waiver to be in the best interests of Royalty Pharma and our shareholders.
Board Oversight of Risk Management
The Board, as a whole, has responsibility for overseeing our risk management process, although the committees of our Board oversee and review risk areas that are particularly relevant to them. The risk oversight responsibility of our Board and its committees is supported by our management reporting processes. Our management reporting processes are designed to provide our Board and our management responsible for risk assessment with visibility into the identification, assessment, and management of critical risks and management’s risk mitigation strategies. These areas of focus include competitive, economic, operational, financial (accounting, credit, investment, liquidity, compensation-related risk and tax), legal, cybersecurity and reputational risks. Our Board reviews strategic and operational risk in the context of discussions, question and answer sessions, and reports from the management at each regular Board meeting, receives reports on committee activities at each regular Board meeting, and evaluates the risks inherent in transactions. Each committee of our Board meets with management and representatives of outside advisors to oversee risks associated with their respective principal areas of focus. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our board leadership structure supports this approach.
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CORPORATE GOVERNANCE
Board of Directors

Strategic	Operational	Financial
• Key Investments • Major Initiatives • Market Dynamics • Communications and Investor Relations • Governance	• Human Capital • Diversity and Inclusion • Information Technology • Cybersecurity • Systemic risks	• Liquidity and Credit • Accounting and Financial Reporting • Capital Structure • Tax structure

Audit Committee	Management Development and Compensation Committee	Nominating and Corporate Governance Committee

• Reviews our policies and processes with respect to enterprise risk management (“ERM”)
• Reviews, discusses and addresses the key risks identified in the ERM process with management
• Reviews the steps management has taken to monitor and control such risk exposures
• Reviews efficacy of our information security and technology risks (including cybersecurity risk) and related policies and procedures
• Reviews and discusses with management legal and compliance matters, including related risks

• Reviews risks associated with our Manager’s compensation, including the extent to which management has taken steps to monitor or mitigate such exposures
• Reviews and discusses with management risks relating to executive succession and management development matters, including matters such as human capital, diversity and inclusion, management development and talent recruitment, retention and engagement

• Reviews risks related to our corporate governance structures and processes
• Assesses risks related to the independence of our Board
• Discusses Board composition and director succession planning, including related risks
• Reviews and discusses with management our management of risks related to corporate responsibility and sustainability, including environmental, social and corporate governance matters, such as environmental sustainability, human rights and responsible sourcing

Management
Investments	Counterparties	Strategy	Business	Financial	Governance	People	Operations
Oversight of Technology and Cybersecurity Risk
The Board has adopted a Cyber Security and Personal Data Breach Policy in order to reflect the importance of appropriate security, processes and procedures to the protection of data and assets, and in an effort to establish a foundation for successful protection against cyber-crime and to minimize any potential negative impacts of a successful cyber-attack. Several of our director nominees bring experience with managing and mitigating cybersecurity and technology risks, which provide the Board with insight into such risks and aid in overseeing our information security, operations and systems, as well as our continuing investment in and development of the program. The Board receives updates or training, as necessary, on cybersecurity issues from management, technical experts and legal advisors, as required. The Audit Committee is responsible for overseeing Royalty Pharma’s enterprise risk management program, which includes consideration of technology and cybersecurity risks. The Audit Committee receives updates about the results of assessments conducted by outside advisors who provide independent assessments of our technology systems.
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CORPORATE GOVERNANCE
Oversight of Sustainability and Climate Risk
The Board recognizes that climate change is an area of increasing interest to investors as they evaluate which businesses may be impacted as the world evolves into a lower carbon economy. While management does not currently anticipate material capital expenditures arising from environmental regulation, the Board will continue to evaluate our exposure to climate change. The Nominating and Corporate Governance Committee periodically reviews Royalty Pharma’s corporate sustainability program, including through reports from management, which is responsible for overseeing efforts to incorporate sustainability into Royalty Pharma’s business practices, operations and strategy and setting environmental sustainability objectives and strategy for our operations.
Succession Planning and Talent Development
A strategic priority for our Board is valuing and developing our people. To support this priority, the directors discuss talent development and management succession for senior leaders with the Chief Executive Officer, who provides his assessment of those leaders and their potential to succeed in key roles.
Our Board conducts these assessments with a focus on risk management within the context of our business. These discussions provide an opportunity for our Board to ensure management is implementing development plans and programs to enhance the skills and abilities of successor candidates for critical roles. Throughout the year, the Board also meets key leaders of the Manager through formal presentations and informal events.
Beyond the Boardroom

Engagement outside of Board meetings provides our directors with additional insight into our business and gives them valuable perspectives on the performance of Royalty Pharma, the Board, our Chief Executive Officer, our management and our strategy.

Examples include:
•	Our directors regularly attend “deep dives” on current topics of interest as part of our ongoing director education;
•	Our directors receive updates on recent developments, press coverage and current events that relate to our business;
•
In 2023, several of our directors attended the Accelerating Bio-Innovation Conference sponsored by Royalty Pharma, which brings together global award-winning scientists, academics, entrepreneurs, investors, key opinion and thought leaders in therapeutic science; and

•	In 2023, Henry Fernandez participated in a fireside chat for employees to discuss key lessons from his career journey.
Communications with the Board
The Board has established a process to receive communications from shareholders and other interested parties. Shareholders and other interested parties may contact any member (or all members) of the Board, including Mr. Fernandez, our lead independent director, any Board committee or any chair of any such committee by mail or electronically. To communicate with the Board, the non-employee independent directors, any individual directors or committee of directors, correspondence should be addressed to the Board or any such individual directors or committee of directors by either name or title. All such correspondence should be sent to Royalty Pharma plc, c/o Chief Legal Officer, 110 East 59th Street, New York, New York, 10022, USA with a request to forward the same to the intended recipient. To communicate with the Board electronically, shareholders and other interested parties should go to our website at www.royaltypharma.com. Under the heading “Investors—Contact us” you will find an online form that may be used for writing an electronic message to the Board. In general, all communications delivered to us for forwarding to the Board or specified members will be forwarded in accordance with the shareholder’s instructions. However, we reserve the right not to forward any spam, solicitations, abusive, threatening or otherwise inappropriate materials.
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CORPORATE RESPONSIBILITY AT ROYALTY PHARMA
CORPORATE RESPONSIBILITY AT ROYALTY PHARMA
We believe that our corporate responsibility policies and practices will create sustainable long-term value for Royalty Pharma, our shareholders and other stakeholders, and employees while also helping us mitigate risks, reduce costs, protect the value of our brand and identify new opportunities.
The Board, primarily through its Nominating and Corporate Governance Committee, oversees the integration of corporate responsibility across our business and culture and in reviewing our progress against our commitments. Our directors bring a diverse set of skills, experience and expertise on a variety of corporate responsibility matters and on governance generally, and provide feedback to management with respect to our business and corporate responsibility strategy and practices.
Our Corporate Responsibility Committee, comprised of management from across various business functions, contributes to the establishment of Royalty Pharma’s practices and policies as well as the integration of corporate responsibility into our business.
Our Principles
Integrity
We strive to maintain the highest ethical standards and trust in our role as investors and partners to the biopharmaceutical industry. This is recognized in our market-leading position and the high esteem with which we believe we are held in the industry.

We conduct thorough diligence when we evaluate new investment opportunities, which focus on commercialization capabilities, safety, use of best practice in clinical trials and manufacturing. The biopharmaceutical companies and academic and not-for-profit institutions with which we work typically have well-developed and transparent corporate responsibility policies, which seek to benefit wider society through sustainable and ethical business practices.

Culture
A diverse, talented and inclusive workforce is essential to maintain our competitive advantages and to successfully execute our business strategy and drive our business forward.

We consider it highly important to strive for appropriate gender diversity. As of December 31, 2023, approximately 49% of the workforce of our Manager are women. We are making strides to advance women in the leadership ranks of our Manager. As of December 31, 2023, approximately 27% of our senior leadership team were women.

Our commitment to diversity and inclusion on our Board and in the workforce of our Manager is deeply ingrained in our culture: as of December 31, 2023, approximately 35% of the workforce of the Manager is from diverse racial and ethnic groups.

We are committed to employees’ health, well-being and job satisfaction and to ensuring that people find purpose in their careers. Opportunities for career enhancement and progression are regularly reviewed and shared with employees of the Manager.

We take employee engagement and retention very seriously and are proud that our turnover rate for 2023 was only 6.1%.
Responsibility

We believe in positively impacting communities by supporting the work of a number of patient advocacy groups and medical research foundations, including the Leukemia & Lymphoma Society, National Multiple Sclerosis Society, Lupus Research Alliance, Melanoma Research Alliance, Prostate Cancer Foundation and Mount Sinai’s Institute for Health Equity Research.

Approximately one-fifth (by value) of the royalty transactions we have completed since 2012 have been with leading academic and not-for-profit institutions.
By partnering with these institutions, we have provided capital which has been used to further scientific research (for example with the Cystic Fibrosis Foundation) or to help fund capital projects.

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CORPORATE RESPONSIBILITY AT ROYALTY PHARMA
Responsible Investment Policy
Royalty Pharma is committed to responsible investment through:
•
Incorporating material regulatory, geopolitical, corporate responsibility and reputational considerations, including access to health and medicine, research and development, ethical clinical trials, therapeutic area profile, ethical conduct and product quality and safety, into Royalty Pharma’s investment decision-making and management practices. This includes considering key risks and opportunities during the due diligence process and, where we believe we can have a material impact, engaging on these matters with our partners;

•
Leveraging the expertise of Royalty Pharma’s management team and third-party experts and advisors to assess driven risks and identify opportunities, including those related to corporate responsibility;

•	Advancing consistent and thoughtful responsible investment processes in the biopharmaceutical industry by collaborating with key stakeholders;
•
Accountability for Royalty Pharma’s responsible investment approach, progress and goals through transparency to the public, investors and other stakeholders. This includes periodic reports on our performance, including public corporate responsibility reporting and disclosure; and

•	Maintaining Royalty Pharma’s governance and culture to ensure that Royalty Pharma acts as a good citizen in the community.
The table below describes Royalty Pharma’s corporate responsibility integration processes across investments:
Evaluate Potential “Exclusionary Issues”	Conduct Due Diligence on Deal-Specific Relevant Issues	Document and Review Findings
When: Pre-Screening	When: Commercial and Legal/Compliance Due Diligence	When: Investment Evaluation
What: Review “Exclusionary Issues” to determine whether there are any critical corporate responsibility or reputational concerns with regards to a potential investment and partners
What:

Evaluate material corporate responsibility risks and opportunities with regards to investments or partners, including access to healthcare and medicine, research and development, ethical clinical trials, therapeutic area profile, ethical conduct and product quality and safety
What: Include key risks and opportunities in the discussions and investment decisions as they relate to the investment and partners Track relevant findings, even when no additional actions are needed
Social and Human Capital Policies and Practices
We are committed to our people, our stakeholders and the community as a whole. We have a variety of programs to incentivize and support employees, from employee ownership of our shares to comprehensive benefits and training. We are also committed to other policies and practices designed to fulfill our commitment to social and human capital development. Our Board and its Management Development and Compensation Committee provide guidance to management on workplace and culture. More information about our total rewards package is available on our website, www.royaltypharma.com, under “Responsibility—Building and supporting talent.”
RP Management Equity Incentive Plan
All employees and consultants of the Manager are eligible to receive equity compensation in the form of restricted Class A ordinary shares pursuant to the RP Management Equity Incentive Plan. These awards are subject to forfeiture and transfer restrictions until the applicable vesting conditions are satisfied. The Class A ordinary shares available under the RP Management Equity Incentive Plan are issued and outstanding Class A ordinary shares that were previously held by affiliates of the Manager. No newly-issued Class A ordinary shares will be issued under RP Management Equity Incentive Plan. None of our named executive officers have been granted awards of restricted Class A ordinary shares pursuant to the RP Management Equity Incentive Plan. As of December 31, 2023, the number of Class A ordinary shares that have been awarded and are subject to vesting under the RP Management Equity Incentive Plan and the number of Class A ordinary shares that are available to be issued under the RP Management Equity Incentive Plan are shown in the table below.
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CORPORATE RESPONSIBILITY AT ROYALTY PHARMA
	Number of Awarded Securities Subject to Vesting	Number of Securities Remaining Available for Future Issuance Under RP Management Equity Incentive Plan
RP Management Equity Incentive Plan	351,823	307,583
Diversity, Equity and Inclusion
The Nominating and Corporate Governance Committee has set forth in its charter its commitment to include, for the purposes of filling any vacancies on the Board, qualified candidates who reflect diverse backgrounds, including diversity of gender and ethnicity, in each search for new directors. 60% of our directors are gender or ethnically diverse, and this remains a priority for our Nominating and Corporate Governance Committee.
As part of our continued commitment to Diversity, Equity and Inclusion, we published our U.S. Federal Employment Information Report (EEO-1). The data in the consolidated EEO-1 report is based on our population in the United States as of December 31 and reflects our U.S. workforce as of that time. Our EEO-1 report is available on our website, www.royaltypharma.com, under “Responsibility—Responsibility resource center.”
Codes of Conduct that Foster Compliance and a Culture Focused on Ethics
As our shareholders and other stakeholders increasingly focus on the importance of corporate responsibility topics, Royalty Pharma benefits from our longstanding commitments to conducting our business in ways that are principled, transparent and accountable. The foundation of these commitments is expressed in our Code of Business Conduct and Ethics, which we require all officers and employees of the Manager to review and sign. We extend our high standards to suppliers who do business with Royalty Pharma, expecting them to uphold the human rights, labor, health and safety, environmental and business ethics practices prescribed in our Supplier Code of Conduct available on our website, www.royaltypharma.com, under “Investors—Corporate governance.”
Employee Engagement, Communication, Management and Leadership Training and Development
We are investing in employees’ long-term development and engagement by delivering training and development programs and a culture where our people can thrive and maximize their potential. We require annual regulatory training in compliance, cybersecurity and workplace respect and inclusion, among other topics. We also provide or support periodic job-specific and other developmental training and support for employees so they can maximize their potential.
We provide leadership training to managers on topics including negotiation skills and unconscious bias awareness. Each team offers ongoing learning and development opportunities tied to deepening the subject matter expertise of their professionals.
Our success depends on employees understanding how their work contributes to our strategy, culture and values. We use various channels to facilitate open and direct communication, including internal calls and meetings with employees, training and policy updates, and social and family outings and events.
Our Environmental Focus and Sustainable Business Practices
We are focused on the environment and recognize the importance of treating our natural resources with the greatest respect, so that they are available to future generations. As a socially responsible business, we are actively aware of the major issues affecting the environment.
As part of our efforts to reduce our emissions and create deeper environmental efficiencies, since 2022, we have reported our greenhouse gas (“GHG”) emissions assessment with support from our Board and management team. This assessment will serve as a valuable resource in the development of our mitigation and reduction strategies. We will continue to enhance our transparency and accountability by reporting our Scope 1 and 2 emissions in addition to select Scope 3 emissions.
You can access our GHG reporting within our GRI and SASB Summary, as well as our corporate responsibility reporting and policies on our website, www.royaltypharma.com, under “Responsibility—Responsibility resource center.”
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DIRECTOR COMPENSATION
DIRECTOR COMPENSATION
The Management Development and Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the compensation of our non-employee directors. We pay our independent directors according to our Independent Director Compensation Policy, described further below. All members of the Board are reimbursed for reasonable costs and expenses incurred in their service on our Board.
Highlights of Our Program:
•	Periodic market assessments and analyses by the Management Development and Compensation Committee;
•	Equity makes up a meaningful portion of the non-employee directors’ overall compensation mix to align interests with shareholders;
•	No cash retainers for leadership roles and committee membership to encourage shared responsibilities among all directors;
•	Director Share Ownership Guidelines of five times the annual Board membership cash retainer;
•	No short sales of share ownership positions and transactions involving derivatives of our ordinary shares; and
•	No additional fees are paid for Board or committee meeting attendance.
Independent Director Compensation Policy
Each independent director is generally entitled to receive the following compensation for his or her service on our Board:
•	Annual cash retainer of $150,000;
•	Annual equity award with a grant date value of $250,000; and
•	Initial equity award of $100,000 at the commencement of his or her service on our Board.
The following table sets forth the total compensation for our directors who were compensated for the year ended December 31, 2023. Messrs. Giuliani and Riggs began receiving compensation for their service on our Board after the 2023 Annual Meeting. Mr.  Legorreta did not receive any compensation for his service on our Board in 2023.
Director Compensation for 2023
Director	Fees Earned or paid in Cash ($)(1)	Share Awards ($)(2)	Total ($)
Bonnie Bassler, Ph.D.	150,000	239,770	389,770
Errol De Souza, Ph.D.	150,000	239,770	389,770
Catherine Engelbert	150,000	239,770	389,770
Henry Fernandez	150,000	239,770	389,770
M. Germano Giuliani(3)	78,709	239,770	318,479
David Hodgson	150,000	239,770	389,770
Ted Love, M.D.	150,000	239,770	389,770
Gregory Norden	150,000	239,770	389,770
Rory Riggs(3)	78,709	239,770	318,479
(1)
Amounts reported in this column include the value of Class A ordinary shares received in lieu of (i) first quarter cash fee payments on March 31, 2023 based on a Class A ordinary share price of $35.7276 for Dr. Bassler and Mr. Fernandez (1,049 Class A ordinary shares, respectively); (ii) a second quarter cash fee payment on June 30, 2023 based on a Class A ordinary share price of $31.0273 for Dr. Bassler and Mr. Fernandez (1,208 Class A ordinary shares, respectively); (ii) third quarter cash fee payments on September 29, 2023 based on a Class A ordinary share price of $27.0775 for Dr. Bassler and Mr. Fernandez (1,384 Class A ordinary shares, respectively); and (iii) fourth quarter cash fee payments on December 29, 2023 based on a Class A ordinary share price of $27.711 for Dr. Bassler and Mr. Fernandez (1,353 Class A ordinary shares, respectively).

(2)
The amounts reported in this column represent the aggregate grant date fair value of restricted share units granted to directors in 2023 as defined in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718, or ASC 718. This amount does not reflect the actual economic value realized by the director, which will vary depending on the performance of our Class A ordinary shares. Each of Dr. Bassler, Dr. De Souza, Ms. Engelbert, Mr. Fernandez, Mr. Giuliani, Mr. Hodgson, Dr. Love, Mr. Norden and Mr. Riggs received an annual equity award grant of 7,747 restricted

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DIRECTOR COMPENSATION
share units, respectively (determined by dividing $250,000 by the volume weighted average price of the Class A ordinary shares for the ten trading days immediately prior to such grant date of June 23, 2023). As of December 31, 2023, Dr. Bassler, Dr. De Souza, Ms. Engelbert, Mr. Fernandez, Mr. Giuliani, Mr. Hodgson, Dr. Love, Mr. Norden and Mr. Riggs held 7,747 unvested restricted share units, respectively.
(3)	Mr. Giuliani and Mr. Riggs became eligible for director compensation in June 2023.
Director Share Ownership Guidelines
The Board expects all independent directors to display confidence in Royalty Pharma by ownership and retention of a meaningful amount of our shares. Each independent director is expected to own shares with a fair market value equal to five (5) times the director’s annual cash retainer of $150,000. Each independent director appointed or elected to the Board after our IPO has five (5) years from the date of appointment or election to the board to meet this requirement. Compliance for such directors is measured at the five (5) year anniversary date of the director’s appointment or election. Each independent director’s continuing compliance with the ownership guidelines will be measured at least once a year by the Management Development and Compensation Committee.
The chart below shows each independent director’s compliance with the ownership guidelines as of the Record Date. Directors are also subject to the same Insider Trading Policy that prohibits hedging and speculative trading as our officers and employees.
Director	Ownership Guidelines(1)	Shares Owned(2)	Value of Shares ($)(3)	Met Guidelines
Bonnie Bassler, Ph.D.	5x	47,762	1,341,635
Errol De Souza, Ph.D.	5x	564,585	15,859,193
Catherine Engelbert	5x	34,221	961,268
Henry Fernandez	5x	489,298	13,744,381
M. Germano Giuliani	5x	10,330,339	290,179,223
David Hodgson	5x	16,421	461,266	*
Ted Love, M.D.	5x	36,941	1,037,673
Gregory Norden	5x	209,105	5,873,759
Rory Riggs	5x	3,020,099	84,834,581

= Met guidelines.
*	Mr. Hodgson joined our Board in June 2022 and has until June 2027 to come into compliance with the Director Share Ownership Guidelines.
(1)	Director Share Ownership Policy adopted by our Board.
(2)	Represents shares owned outright and RSUs issued for service on our Board.
(3)	Fair market value based on closing price of our Class A ordinary shares of $28.09 on December 29, 2023.
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DIRECTOR COMPENSATION
Equity Compensation Plan Information
The following table shows information, as of December 31, 2023, regarding Royalty Pharma’s Class A ordinary shares authorized for issuance under Royalty Pharma’s 2020 Independent Director Equity Incentive Plan (the “EIP”), which is described in more detail below. As of December 31, 2023, other than as described below, no equity securities were authorized for issuance under equity compensation plans not approved by shareholders.
Director	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by shareholders	0	N/A	485,196
We maintain the EIP in order to motivate and reward our independent directors to further the best interests of the Company and its shareholders. The EIP permits for the grant of the following types of awards to independent directors of the Company: (i) market value options; (ii) share appreciation rights; (iii) restricted stock / restricted stock unit awards; (iv) performance awards (awards subject to performance conditions) and (v) other share-based awards. For purposes of the EIP, a director is considered independent if he or she (i) is not a full- or part-time officer or employee of the Company, the Manager or any affiliate or subsidiary of either; (ii) is “independent” for purposes service on the Board within the meaning of the listing rules of Nasdaq; and (iii) was not appointed to the Board by the exercise of a power of appointment by a shareholder of the Company. Subject to the terms of the EIP, awards can be granted in respect of our Class A ordinary shares, American Depositary Shares (“ADSs”), cash or a combination thereof. Subject to adjustment, the aggregate number of Class A ordinary shares (or ADSs, as applicable) available for issuance under the EIP will not exceed 800,000 Class A ordinary shares.
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EXECUTIVE OFFICERS
EXECUTIVE OFFICERS
The names of our executive officers, their ages and their positions are shown below.
Name	Age(1)	Title
Pablo Legorreta	60	Chairman and Chief Executive Officer
Terrance Coyne	42	Executive Vice President & Chief Financial Officer
Christopher Hite	57	Executive Vice President & Vice Chairman
George Lloyd	64	Executive Vice President, Investments & Chief Legal Officer
Marshall Urist, M.D., Ph.D.	48	Executive Vice President, Research & Investments
(1)	As of the Record Date of the 2024 Annual Meeting.
All of our executive officers are employees of the Manager and provide all of their services to Royalty Pharma under the Management Agreement between us and the Manager. There are no family relationships among any of our executive officers.
Mr. Legorreta’s biographical information is set forth under the caption “Proposal One-Election of Directors” above.

Terrance Coyne joined RP Management in 2010. He serves as our Executive Vice President & Chief Financial Officer. Previously, Mr. Coyne was a biotechnology equity research associate, a senior analyst at JP Morgan and a biotechnology equity research associate at Rodman & Renshaw. Mr. Coyne began his career at Wyeth Pharmaceuticals. Mr. Coyne received a B.S. in business administration from La Salle University and an M.B.A. from La Salle University.

Christopher Hite joined RP Management in March 2020. Mr. Hite serves as our Executive Vice President & Vice-Chairman. Previously, Mr. Hite was Vice Chairman and Global Head of Healthcare at Citibank, where he worked from 2008 to 2020, and Global Head of Healthcare Investment Banking at Lehman Brothers. Mr. Hite previously served as a director of Acceleron Pharma Inc. from 2020 to 2021. Mr. Hite is a member of the FasterCures Board, a center of the Milken Institute. Mr. Hite received a B.S. from Lehigh University and a J.D./M.B.A. from the University of Pittsburgh.

George Lloyd joined RP Management in 2011 after representing Royalty Pharma Investments on all royalty acquisition transactions since 2006. Mr. Lloyd serves as our Executive Vice President, Investments & Chief Legal Officer. Previously, Mr. Lloyd was a partner at Goodwin Procter LLP in Boston, MA, and an associate at Davis Polk & Wardwell LLP in New York, NY and Paris. Mr. Lloyd received an A.B. from Princeton University and a J.D. from New York University Law School.

Marshall Urist, M.D., Ph.D. joined RP Management in 2013. Dr. Urist serves as RP Management’s Executive Vice President, Research & Investments. Previously, Dr. Urist worked at Morgan Stanley in equity research, most recently as Executive Director and as a senior biotechnology analyst. Earlier at Morgan Stanley, he covered the life science tools and diagnostics sectors, where he was recognized in Institutional Investor’s All-America Research Team. Dr. Urist graduated from Johns Hopkins University and holds an M.D. and a Ph.D. from Columbia University.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table shows information regarding the beneficial ownership of our shares as of April 12, 2024 by:
•	Each person, or group of affiliated persons, known by us to own beneficially more than 5% of any class of our share capital;
•	Each of the directors and our named executive officers individually; and
•	All directors and our executive officers as a group.
The amounts and percentages of Class A ordinary shares and Class B ordinary shares beneficially owned are reported on the basis of the rules and regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days, including those Class A ordinary shares issuable pursuant to the Exchange Agreement. Unless otherwise noted below, the address of the persons listed on the table is c/o Royalty Pharma plc, 110 East 59th Street, New York, NY 10022. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Class A ordinary shares.
	Class A Ordinary Shares Beneficially Owned		Class B Ordinary Shares Beneficially Owned(1)		Combined Voting Power(2)
Name of Beneficial Owner	Number	Percent	Number	Percent
5% Equity Holders
Continuing US Investors Partnership	—	—	145,106,931	99.08%	24.29%
Continuing International Investors Partnership	—	—	1,349,310	*	*
General Atlantic(3)	1,515,271	*	24,743,870	16.90%	4.40%
GISEV Trustees Limited(4)	43,651,170	9.68%	—	—	7.31%
Morgan Stanley(5)	41,159,749	9.13%	—	—	6.89%
FMR LLC(6)	31,583,926	7.00%	—	—	5.29%
The Vanguard Group(7)	37,997,522	8.43%	—	—	6.36%
Directors and Named Executive Officers
Pablo Legorreta(8)	3,668,170	*	74,095,660	50.59%	13.02%
Terrance Coyne(9)	840,390	*	6,478,180	4.42%	1.22%
Christopher Hite(10)	70,000	*	1,466,410	1.00%	*
George Lloyd(11)	1,076,831	*	7,691,520	5.25%	1.47%
Marshall Urist, M.D., Ph.D.(12)	65,687	*	2,685,940	1.83%	*
Bonnie Bassler, Ph.D.	40,015	*	—	—	*
Errol De Souza, Ph.D.	56,698	*	500,140	*	*
Catherine Engelbert	26,474	*	—	—	*
Henry Fernandez(13)	92,421	*	389,130	*	*
M. Germano Giuliani(14)	10,322,592	2.29%	—	—	1.73%
David Hodgson	8,674	*	—	—	*
Ted Love, M.D.	29,194	*	—	—	*
Gregory Norden	56,698	*	144,660	*	*
Rory Riggs(15)	412,539	*	2,700,000	1.84%	*
All Directors and Executive Officers as a Group (Fourteen Persons)	16,766,383	3.72%	96,151,640	65.65%	18.90%
*	Indicates beneficial ownership of less than 1%.
(1)
Represents the number of Class B ordinary shares beneficially owned by limited partners in Continuing Investors Partnerships. Such Class B shares (together with Class B ordinary shares of RP Holdings) may be exchanged for Class A ordinary shares at the option of the limited partners of the Continuing Investors Partnerships. Class B ordinary shares are entitled to one vote per share.

(2)	Represents percentage of voting power of the Class A ordinary shares and Class B ordinary shares voting together as a single class.
(3)
Consists of interests in RP US Partners 2019, LP held by General Atlantic (RP) Collections, LLC (“GA RP Collections”) exchangeable for 24,743,870 Class A ordinary shares. In addition, GA RP Holding, L.P. (“GA RP Holding”) holds 1,500,000 Class A ordinary shares. General Atlantic, L.P. (“GA LP”) holds 15,271

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
Class A ordinary shares. The members of GA RP Collections that share beneficial ownership of the interests held by GA RP Collections are indirectly held by the following General Atlantic investment funds, (the “GA Funds”): General Atlantic Partners AIV-1 A, L.P. (“GAP AIV-1 A”), General Atlantic Partners AIV-1 B, L.P. “(GAP AIV-1 B”), GAP Coinvestments CDA, L.P. (“GAPCO CDA”), GAP Coinvestments III, LLC (“GAPCO III”), GAP Coinvestments IV, L.P. (“GAPCO IV”) and GAP Coinvestments V, LLC (“GAPCO V”). General Atlantic (SPV) GP, LLC (“GA SPV”) is the sole non-member manager of GA RP Collections. The general partner of GAP AIV-1 A and GAP AIV-1 B is General Atlantic GenPar, L.P. (“GA GenPar”). The general partner of GA GenPar is GA LP. GA LP is the sole member of GA SPV, the managing member of GAPCO III, GAPCO IV and GAPCO V and the general partner of GAPCO CDA. The limited partners that share beneficial ownership of the shares held by GA RP Holding are the following General Atlantic investment funds: General Atlantic Partners (Bermuda) EU, L.P. (“GAP EU”), General Atlantic Partners (Bermuda) IV, L.P. (“GAP IV”), General Atlantic Partners (Lux) SCSp (“GAP Lux”), GAPCO III, GAPCO IV, GAPCO V and GAPCO CDA. The general partner of GAP Lux is General Atlantic GenPar, (Lux) ScSp (“GA GenPar Lux”) and the general partner of GA GenPar Lux is General Atlantic (Lux) S.à r.l. (“GA Lux”). The general partner of GAP EU, GAP IV and GA Lux is General Atlantic GenPar (Bermuda), L.P. (“GenPar Bermuda”). GAP (Bermuda) Limited (“GAP (Bermuda) Limited”) is the general partner of GenPar Bermuda. The general partner of GA RP Holding is GA RP Holding, Ltd. (“GA RP Holding, Ltd.”). GAP (Bermuda) Limited is the sole shareholder of GA RP Holding, Ltd. There are nine members of the management committee of GASC MGP, LLC (the “GA Management Committee”). The members of the GA Management Committee are also members of the management committee of GAP (Bermuda) Limited. GA LLC, GAP (Bermuda) Limited, GA RP Holding Ltd., GenPar Bermuda, GA Lux, GA GenPar Lux, GAP Lux, GAP IV, GAP EU, GA GenPar, GA SPV, GAP AIV-1 A, GAP AIV-1 B, GAPCO III, GAPCO IV, GAPCO V, GAPCO CDA (collectively, the “GA Group”) are a “group” within the meaning of Rule 13d-5 of the Exchange Act. Each of the members of the GA Management Committee disclaims ownership of the ordinary shares except to the extent he or she has a pecuniary interest therein. The business address the GA Group is c/o General Atlantic Service Company, L.P., 55 East 52nd Street, 33rd Floor, New York, NY 10055.
(4)
Reflects 21,426,170 Class A ordinary shares held by GG1978 SICAF SIF S.A. – GG Strategic (“GG Strategic”), a sub-fund of GG 1978 SICAF SIF S.A., which is owned by the GG Trust, for which Achille G. Severgnini is the protector and 22,225,000 Class A ordinary shares held by MGG Strategic SICAF SIF S.A. – MGG Strategic, a sub-fund of MGG Strategic SICAF SIF S.A., which is owned by the MGG Trust, for which Achille G. Severgnini is the protector, each a closed-ended investment entity organized under the laws of the Grand Duchy of Luxembourg. A board of directors consisting of Giammaria Giuliani, Achille G. Severgnini, Marco Sterzi and Franco Toscano has voting and dispositive power over the securities managed by GG 1978 SICAF. A board of directors consisting of M. Germano Giuliani, Achille G. Severgnini, Marco Sterzi and Franco Toscano has voting and dispositive power over the securities managed by MGG SICAF. Each member of each board of directors disclaims beneficial ownership over such shares. GG 1978 SICAF is owned by the GG Trust, of which Giammaria Giuliani is the beneficiary. MGG SICAF is owned by the MGG Trust of which M. Germano Giuliani is the beneficiary. The MGG Trust is the 100% economic owner of the shares held by MGG Strategic. The GG Trust is the 100% economic owner of the shares held by GG Strategic. Neither of M. Germano Giuliani and Giammaria Giuliani have investment power or voting power over such shares and each disclaims beneficial ownership over the shares beneficially owned by MGG Strategic and GG Strategic. The trustee of each of the Trusts is GISEV Trustees Limited. The protector of each of the Trusts is Achille G. Severgnini, who has the power to remove and replace the trustee of each the Trusts. The address of each of MGG Strategic, MGG SICAF, GG Strategic and GG 1978 SICAF is 18, Avenue de la Porte Neuve, L-2227 Luxembourg.

(5)
Based solely on a Schedule 13G/A filed on February 9, 2024. Morgan Stanley and Morgan Stanley Investment Management Inc. exercise shared voting power with respect to 36,541,689 Class A ordinary shares and shared dispositive power with respect to 41,159,749 Class A ordinary shares. The business address of Morgan Stanley and Morgan Stanley Investment Management is 1585 Broadway, New York, NY 10036 .

(6)
Based solely on Schedule 13G/A filed on February 9, 2024. FMR LLC has sole voting power with respect to 30,462,241 Class A ordinary shares, and sole investment power with respect to 31,583,926 Class A ordinary shares. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC, has sole investment power with respect to 31,583,926 Class A Ordinary Shares. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The business address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(7)
Based solely on a Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group. The Schedule 13G/A indicates that as of December 29, 2023, Vanguard had shared voting power with respect to 312,509 shares, had sole dispositive power with respect to 37,028,326 shares and had shared dispositive power with respect to 969,196 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(8)
Represents shares owned by Mr. Legorreta and by family vehicles controlled by Mr. Legorreta. Mr. Legorreta has agreed with Royalty Pharma to retain and not sell before February 2025 certain of his interests in Continuing Investors Partnerships exchangeable into approximately 51,033,928 Class A ordinary shares. Our Board has agreed to consider waiving this restriction for important life events or where this restriction would otherwise impose a hardship. Mr. Legorreta has pledged interests in Continuing Investors Partnerships exchangeable for 6,000,000 Class A ordinary shares pursuant to a pledge agreement to secure a loan made to Mr. Legorreta. Actual amount of borrowings against pledged shares is subject to the 50% loan to value limitation of our Policy Restricting Pledging and any borrowings against pledged shares may be less than 50% of the total value of the shares pledged. Includes shares beneficially owned by Mr. Legorreta’s spouse and children.

(9)
Represents shares owned by Mr. Coyne and by family vehicles controlled by Mr. Coyne. Mr. Coyne has agreed with our Manager to retain and not sell before February 2025 certain of his interests in Continuing Investors Partnerships that are exchangeable into 6,062,728 Class A ordinary shares. Our Manager has agreed to consider waiving this restriction for important life events or where this restriction would otherwise impose a hardship. Includes vested IPO Contingent Appreciation Interests exchangeable into 3,513,500 Class A ordinary shares. Mr. Coyne has pledged 790,000 Class A ordinary shares and interests in Continuing Investors Partnerships exchangeable for 2,612,340 Class A ordinary shares pursuant to a pledge agreement to secure a loan made to Mr. Coyne. Actual amount of borrowings against pledged shares is subject to the 50% loan to value limitation of our Policy Restricting Pledging and any borrowings against pledged shares may be less than 50% of the total value of the shares pledged. Includes shares beneficially owned by Mr. Coyne’s spouse.

(10)
Represents shares owned by Mr. Hite and by a family vehicle controlled by Mr. Hite. Mr. Hite has agreed with our Manager to retain and not sell before February 2025 certain of his interests in Continuing Investors Partnerships that are exchangeable into 928,800 Class A ordinary shares. Our Manager has agreed to consider waiving this restriction for important life events or where this restriction would otherwise impose a hardship. Includes vested IPO Contingent Appreciation Interests exchangeable into 1,161,000 Class A ordinary shares.

(11)
Represents shares owned by Mr. Lloyd and by family vehicles controlled by Mr. Lloyd. Mr. Lloyd has agreed with our Manager to retain and not sell before February 2025 certain of his interests in Continuing Investors Partnerships that are exchangeable into 7,397,096 Class A ordinary shares. Our Manager has agreed to consider waiving this restriction for important life events or where this restriction would otherwise impose a hardship. Includes vested IPO Contingent Appreciation Interests exchangeable into 3,530,000 Class A ordinary shares. Mr. Lloyd has pledged 347,930 Class A ordinary shares and interests

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
in Continuing Investors Partnerships exchangeable for 2,206,150 Class A ordinary shares pursuant to a pledge agreement to secure a loan made to Mr. Lloyd. Actual amount of borrowings against pledged shares is subject to the 50% loan to value limitation of our Policy Restricting Pledging and any borrowings against pledged shares may be less than 50% of the total value of the shares pledged. Includes shares beneficially owned by Mr. Lloyd’s spouse.
(12)
Represents shares owned by Dr. Urist and by a family vehicle controlled by Dr. Urist. Dr. Urist has agreed with our Manager to retain and not sell before February 2025 certain of his interests in Continuing Investors Partnerships that are exchangeable into 2,545,940 Class A ordinary shares. Our Manager has agreed to consider waiving this restriction for important life events or where this restriction would otherwise impose a hardship. Includes vested IPO Contingent Appreciation Interests exchangeable into 1,400,000 Class A ordinary shares. Dr. Urist has pledged 46,667 Class A ordinary shares and interests in Continuing Investors Partnerships exchangeable for 416,670 Class A ordinary shares pursuant to a pledge agreement to secure a loan made to Dr. Urist. Actual amount of borrowings against pledged shares is subject to the 50% loan to value limitation of our Policy Restricting Pledging and any borrowings against pledged shares may be less than 50% of the total value of the shares pledged.

(13)	Represents shares owned by Mr. Fernandez and 58,200 shares held by the Fernandez 2007 Children’s Trust of which the spouse of Mr. Fernandez is the trustee and his children are the beneficiaries.
(14)
Reflects 7,795,072 shares held directly by Skyeline Management Ltd, 2,477,520 shares held directly by Avara Management Ltd and 50,000 shares held directly by the spouse of Mr. Giuliani. Skyeline Management Ltd is wholly-owned by Avara Management Ltd. Avara Management Ltd is wholly-owned by Mr. Giuliani. This amount excludes 22,225,000 Class A ordinary shares owned by MGG Strategic, which is owned by a trust of which Mr. Giuliani is the beneficiary. Mr. Giuliani has no investment or voting power over such shares. Mr. Giuliani disclaims beneficial ownership over the shares beneficially owned by each of MGG Strategic, MGG SICAF, GG Strategic and GG 1978 SICAF. Skyeline Management Ltd has pledged 2,990,000 Class A ordinary shares pursuant to a pledge agreement to secure a loan made to Skyeline Management Ltd. Actual amount of borrowings against pledged shares is subject to the 50% loan to value limitation of our Policy Restricting Pledging and any borrowings against pledged shares may be less than 50% of the total value of the shares pledged.

(15)
Represents shares owned by Mr. Riggs, 85,187 shares held by New Ventures III, LLC and 15,000 shares beneficially owned by Mr. Riggs’ spouse. Mr. Riggs has voting and investment control with respect to the shares held by New Ventures III, LLC. Mr. Riggs has pledged 12,352 Class A ordinary shares and interests in Continuing Investors Partnerships exchangeable for 2,097,530 Class A ordinary shares pursuant to a pledge agreement to secure a loan made to Mr. Riggs. Actual amount of borrowings against pledged shares is subject to the 50% loan to value limitation of our Policy Restricting Pledging and any borrowings against pledged shares may be less than 50% of the total value of the shares pledged.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such executive officers, directors and 10% shareholders are also required by securities laws to furnish us with copies of all Section 16(a) forms they file.
Based solely on our review of copies of these reports, or written representations from reporting persons, we believe that during the year ended December 31, 2023, our executive officers, directors and persons who own more than 10% of a registered class of our equity securities filed under Section 16(a) on a timely basis, except for the following Form 4 transaction which was filed on an untimely basis: one transaction for Pablo Legorreta in connection with a gift of shares to an entity affiliated with Mr. Legorreta.
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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
We have adopted a written Related Person Transactions Policy that is administered by the Nominating and Corporate Governance Committee. A copy of our Related Person Transactions Policy can be found on our website, www.royaltypharma.com, under “Investors — Corporate governance.”
We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of 5% or more of our shares and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the approval or ratification of the Nominating and Corporate Governance Committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of 5% or more of our shares or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must be presented to our Nominating and Corporate Governance Committee to determine whether the related person involved has a direct or indirect material interest in the transaction and whether the proposed transaction is on arm’s-length terms. In reviewing any such proposal, our Nominating and Corporate Governance Committee are to consider the relevant facts of the transaction, including the risks, costs and benefits to us and whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances.
In addition, under the U.K. Companies Act certain transactions with directors and their connected parties will require the approval of shareholders.
Management Agreement
We are externally managed and have no personnel of our own. We, RP Holdings and RPI have entered into management agreements with the Manager (collectively, the “Management Agreement”) who manages our business and assets and sources and evaluates new investment opportunities.
Advisory Team
Our advisory team for purposes of the Management Agreement consists of a team of experienced management personnel, as detailed in “Executive Officers.” None of the Manager’s management personnel receives any direct compensation from us in connection with the management of our assets. The Manager’s management personnel are compensated by the Manager.
Certain Obligations of the Advisory Team
Pursuant to the Management Agreement, the Manager cannot manage another entity that invests in or acquires royalties other than any legacy vehicle related to Royalty Pharma Investments (“Old RPI”) or RPI. Executives of the Manager are subject to a non-compete agreement following termination of their employment with the Manager, and we are beneficiaries of these agreements. In addition, executives of the Manager must devote substantially all of their business time to managing us and any legacy vehicle related to Old RPI or RPI, unless otherwise approved by the Board.
Operating and Personnel Payment
Under the Management Agreement, we pay a quarterly operating and personnel payment to the Manager or its affiliates (“Operating and Personnel Payment”) equal to 6.5% of the cash receipts from Royalty Investments, or Portfolio Receipts for such quarter, and 0.25% of the value of our security investments under GAAP as of the end of such quarter.
Under the Management Agreement, the Operating and Personnel Payment is payable quarterly in advance as of the first business day of each fiscal quarter.
The Manager is responsible for 50% of all broken deal expenses as an offset against the Operating and Personnel Payment, provided that once continued work on an investment opportunity is approved by the Board, the Manager is no longer responsible for any broken deal expenses relating to such investment opportunity.
Duration and Termination
The Management Agreement was approved by our Board and became effective in June 2020. The Management Agreement has an initial term of ten years, after which it will be renewed for an additional term of three years, unless either Royalty Pharma or the Manager provides notice of nonrenewal at least 180 days prior to the expiration of the initial term or any renewal term. During the initial term and each renewal term, the Management Agreement may only be terminated for Cause (as defined below). A termination or nonrenewal of the Management Agreement will automatically lead to the removal of the Manager as the manager of RPI and terminate the right of RPI EPA Holdings, LP (“EPA Holdings”) to receive Equity Performance Awards on investments made after the date of termination of the Manager. In such event, Royalty Pharma shall be entitled to designate a new manager of RPI.
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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The Board has the right to terminate the appointment of the Manager following (i) a determination of Cause by a court or governmental body of competent jurisdiction in a final judgment or (ii) an admission of Cause by the Manager. If Mr. Legorreta commits an act constituting Cause while acting as our CEO, such action would be imputed to the Manager. Otherwise, any act of Mr. Legorreta’s will not be imputed to the Manager. Any act constituting Cause committed by any other executive of the Manager will be imputed to the Manager unless cured by the Manager by termination of such employee.
In the event of a termination for Cause of Mr. Legorreta or any other executive of EPA Holdings or the Manager, Mr. Legorreta or such executive, as the case may be, would forfeit his or her share of Equity Performance Awards (as defined below in “Equity Performance Awards”) on any investments made by the RPI and its subsidiaries during the two-year period prior to such termination and would also be required to reimburse Royalty Pharma for any losses incurred by Royalty Pharma as a result of such Cause event.
Except as provided above, EPA Holdings’ interest in Equity Performance Awards in respect of investments made after February 11, 2020 (the “Exchange Date”) and prior to any termination of the Management Agreement (with or without Cause) would continue following such termination.
“Cause” will exist where (i) EPA Holdings, the Manager or an executive of EPA Holdings or the Manager (including Mr. Legorreta) (each an “Applicable Party”) has committed (or in the case of Applicable Parties who are executives, caused EPA Holdings or the Manager to commit) a material breach of the governing documents of Royalty Pharma, the limited partnership agreements of the Continuing Investor Partnerships, or the Management Agreement; (ii) an Applicable Party has committed (or in the case of Applicable Parties who are executives, caused EPA Holdings or the Manager to commit) willful misconduct in connection with the performance of his or its duties under the terms of the governing documents of Royalty Pharma, the limited partnership agreements of the Continuing Investor Partnerships, or the Management Agreement, (iii) there is a declaration of bankruptcy by the Applicable Party or (iv) there is a determination by any court with proper jurisdiction that an Applicable Party has committed an intentional felony or engaged in any fraudulent conduct, in each such case of clauses (ii) and (iv) which has a material adverse effect on the business, assets or condition (financial or otherwise) or prospects of the RPI, its subsidiaries and its affiliates (taken as a whole).
The Manager is subject to a 12-month non-compete following any termination of the Management Agreement by us for Cause, or nonrenewal by the Manager.
The Management Agreement contains temporary and permanent succession plans for Mr. Legorreta and other members of the senior management.
Indemnification
The Management Agreement provides that, to the fullest extent permitted by law, Royalty Pharma will indemnify each of the Manager and its affiliates (including EPA Holdings) and their respective officers, directors, shareholders, members, employees, agents and partners, and any other person who is entitled to indemnification (each, an “Indemnitee”) from and against any and all claims, liabilities, damages, losses, penalties, actions, judgments, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated that are incurred by any Indemnitee or to which such Indemnitee may be subject by reason of its activities on behalf of Royalty Pharma or any of its subsidiaries except to the extent that such Indemnitee’s conduct constituted fraud, bad faith, willful misconduct, gross negligence (as such concept is interpreted under the laws of the State of New York), material breach of the Management Agreement that is not cured in accordance with the terms of the Management Agreement or a violation of applicable securities laws.
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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Equity Performance Awards
To ensure economic alignment between shareholders and the Manager, Equity Performance Awards (as defined below) are determined on a portfolio-by-portfolio basis, so as to ensure that the Manager does not get paid incentive compensation unless each Portfolio is profitable, rather than specific investments. Investments made during each two-year period are grouped together as separate portfolios (each, a “Portfolio”). The first Portfolio commenced on the Exchange Date and ended on December 31, 2021. The second Portfolio commenced on January 1, 2022 and ended on December 31, 2023. The third Portfolio commenced on January 1, 2024 and will end on December 31, 2025.
Subject to the three tests listed below and applicable law, at the end of each fiscal quarter, EPA Holdings is entitled to a distribution from RP Holdings in respect of each Portfolio equal to 20% of the Net Economic Profit (defined as the aggregate cash receipts for all new portfolio investments in such Portfolio less Total Expenses (defined as interest expense, operating expense and recovery of acquisition cost in respect of such Portfolio)) for such Portfolio for the applicable measuring period (the “Equity Performance Awards”). The Equity Performance Awards will be allocated and paid by RP Holdings to EPA Holdings as the holder of the RP Holdings Class C Special Interest. The Equity Performance Awards will be payable in RP Holdings Class B ordinary shares that will be exchanged upon issuance for Class A ordinary shares of Royalty Pharma. The number of Class A ordinary shares of Royalty Pharma payable is based on a 10-day trailing VWAP ending 2 days prior to the payment date. EPA Holdings may also receive a periodic cash advance in respect of the RP Holdings Class C Special Interest to the extent necessary for EPA Holdings or any of its beneficial owners to pay when due any income tax imposed on it or them as a result of it holding such RP Holdings Class C Special Interest, calculated using an assumed tax rate. To the extent EPA Holdings receives any such periodic cash advance, the amount of the RP Holdings Class B ordinary shares ultimately received by EPA Holdings will be reduced by the amount of such periodic cash advance.
EPA Holdings is not entitled to Equity Performance Awards on any Net Economic Profit derived from investments made by Old RPI prior to the Exchange Date and contributed to RPI and its subsidiaries. Such investments of Old RPI represent a separate Portfolio.
On any quarterly distribution date, the Equity Performance Awards payable is subject to each of the following three tests:
Test One: Cumulative Net Economic Profit for such Portfolio for all periods prior to the relevant quarterly determination date is positive. Cumulative Net Economic Profit is positive if the aggregate cash receipts for all investments in a Portfolio for all prior periods is greater than the Total Expenses allocated to such Portfolio for all prior periods.
Test Two: The aggregate projected cash receipts, as determined on a basis consistent with the effective interest method used in our GAAP financial statements, for all investments in such Portfolio for all periods commencing after such quarterly determination date are equal to or greater than one hundred and thirty-five percent (135%) of the projected Total Expenses for all investments in such Portfolio through the expected termination dates of all investments in such Portfolio.
Test Three: The aggregate projected cash receipts, as determined on a basis consistent with the effective interest method used in our GAAP financial statements, for all investments in all Portfolios for all periods commencing after such quarterly determination date are equal to or greater than one hundred and thirty-five percent (135%) of the projected Total Expenses for all of the Portfolios through the termination or disposition dates of all investments in all of the Portfolios.
Portfolios are based on two-year periods, to mitigate the risk that Equity Performance Awards are paid on a profitable investment even though, in the aggregate, the investments made over a two-year period are not profitable. The three tests above are also intended to reduce the risk that Equity Performance Awards are payable at a time when either an individual portfolio or our overall portfolio of investments is not performing well.
We do not currently expect any material Equity Performance Awards to be payable until the second half of this decade.
Pharmakon Advisors
Mr. Legorreta, our chief executive officer, is also a co-founder of and has significant influence over Pharmakon Advisors, which shares physical premises with the Manager. Pharmakon manages BioPharma Credit PLC (LSE: BPCR) and other investment vehicles that collectively are leading providers of debt capital to the biopharmaceutical industry. Mr. Legorreta also has a substantial investment in BioPharma Credit. From time to time, the Manager and Pharmakon may pursue similar investment opportunities for their respective clients, although we believe that actual conflicts of interest are rare due to the differing investment strategies of Royalty Pharma and Pharmakon, and the fact that royalty holders, rather than Royalty Pharma and Pharmakon, determine the type of transaction they seek. Under arrangements with Pharmakon, the Manager subleases office space to Pharmakon, and the parties may provide research, business development, legal, compliance, financial and administrative services to one another. The Manager and Pharmakon reimburse each other to the extent that one of them provides materially more services to the other than they receive in return. In consideration of the support provided to Pharmakon by the Manager, certain employees of the Manager receive compensation from Pharmakon.
RP Holdings Articles
We are the sole owner of RP Holdings Class A ordinary shares, which have the sole voting power in RP Holdings (subject to certain exceptions as described herein). As a result, we have the right to appoint the board of directors of RP Holdings and therefore control the business and
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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
affairs of RP Holdings and, through its subsidiaries including RPI, conduct our business. The board of directors of RP Holdings determines when dividends will be paid to the shareholders of RP Holdings and the amount of any such dividends (subject to the requirements with respect to the dividends paid to EPA Holdings in respect of its RP Holdings Class C Special Interest for the purpose of tax distributions as described above). If RP Holdings pays a dividend, such dividend will be paid to us and the Continuing Investors Partnerships, pro rata and pari passu in accordance with our respective ownership of RP Holdings Class A ordinary shares and RP Holdings Class B ordinary shares. As the sole holder of RP Holdings Class A ordinary shares, we also can direct the board of directors of RP Holdings to pay dividends subject to and in accordance with the terms of the RP Holdings Articles and to the extent lawful.
Registration Rights Agreements
Certain of our shareholders, including M. Germano Giuliani, have unlimited piggyback and twice annual demand registration rights. Our directors and named executive officers have unlimited piggyback registration rights subject to customary limitations and restrictions.
Exchange Agreement
The Continuing Investors Partnership will, upon instruction of any of their partners from time to time, distribute the RP Holdings Class B ordinary shares held on behalf of such partner to such partner for exchange for our Class A ordinary shares.
MSCI Cooperation Agreement
Henry Fernandez, our lead independent director, is a director and Chairman of the Board and Chief Executive Officer of MSCI. In April 2021, we entered into a cooperation agreement with MSCI, pursuant to which we will assist MSCI in MSCI’s construction of life sciences index products in exchange for a share of MSCI’s revenues from those products. The financial impact associated with the MSCI Cooperation Agreement was not material for the year ended December 31, 2023.
Employment Arrangement with an Immediate Family Member of our Lead Independent Director
Henri Fernandez, the son of Henry Fernandez, our lead independent director, is employed by the Manager as a Senior Associate, Investments. During 2023, Mr. Henri Fernandez received total compensation, including base salary, bonus and equity compensation, of $304,005. Mr. Henri Fernandez’s compensation has been determined by reference to market practice for similar positions or internal pay equity when compared to the compensation paid to employees in similar positions who are not related to the lead independent director of our Board.
Ecopipam Transaction
In January 2024, we acquired a royalty on sales of ecopipam. Ecopipam is in Phase 3 development by Emalex Biosciences, Inc (“Emalex”). Errol De Souza, Ph.D. was a former shareholder of Psyadon Pharmaceuticals, Inc. (“Psyadon”), which was acquired by Emalex in August 2018. Emalex was obligated to pay a royalty on sales of ecopipam to the former shareholders of Psyadon. We acquired the royalty on sales of ecopipam, including Dr. De Souza’s approximately 5% of the ecopipam royalty. Dr. De Souza received an upfront payment of $2.5 million and could receive milestone payments of up to $2.22 million. Dr. De Souza has recused himself from all discussions regarding the ecopipam transaction.
Indemnification of Directors and Officers
We have agreed to indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts on an after tax basis: any director or officer, any person who is or was serving at our request as a director, officer, employee, member, partner, tax matters partner, agent, fiduciary or trustee of another person, and any person the Board in its sole discretion designates as an indemnitee. We have agreed to provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct, subject to the limitations set forth in the following paragraph. We have also agreed to provide this indemnification for criminal proceedings, subject to the limitations set forth in the following paragraph. Any indemnification under these provisions will only be out of our assets.
The U.K. Companies Act renders void an indemnity for a director against any liability that would otherwise attach to that director in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director. Furthermore, any provision that purports to oblige a company to indemnify (directly or indirectly) a director of that company or an associated company from any liability that would otherwise attach to that director in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void other than with respect to certain permitted indemnity obligations in connection with the provision of insurances, qualifying third party indemnities and qualifying pension scheme indemnities.
We may also purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against such liabilities.
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Proposal 2 VOTE ON A NON-BINDING ADVISORY BASIS ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Board recommends that shareholders vote “FOR” the approval of named executive officer compensation.
In accordance with Section 14A of the Exchange Act, we are asking shareholders to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.
We urge shareholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which describes in more detail our executive compensation policies and procedures as well as the Summary Compensation Table for the year ended December 31, 2023, and other related compensation tables and narrative discussions, which provide detailed information on the compensation of our named executive officers.
Our named executive officers are compensated for their services to us by the Manager and do not receive any compensation directly from us. We do not reimburse the Manager for the compensation of any of our named executive officers and do not make any decisions regarding the amount or nature of this compensation. For a description of our obligations to pay the Operating and Personnel Payment to the Manager under the Management Agreement, please refer to the section entitled “Certain Relationships and Related Party Transactions—Management Agreement.”
Our Management Development and Compensation Committee believes that the policies and procedures articulated in the “Compensation Discussion and Analysis” section of this Proxy Statement are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement help position us for long-term success.
We currently hold advisory votes on the compensation of our named executive officers on an annual basis.
Recommendation and Required Vote
For this resolution to be passed, a simple majority of votes cast (whether in person or by proxy) at the Annual Meeting must be cast in favor of the resolution. Please note that this vote is advisory and non-binding on us, our Board or the Management Development and Compensation Committee. This non-binding vote is not meant to address any particular element of our executives’ compensation arrangements. Our Board believes that approving named executive officer compensation is advisable and in the best interests of Royalty Pharma and our shareholders.
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COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION DISCUSSION AND ANALYSIS
Overview
The following Compensation Discussion and Analysis (“CD&A”) provides a description of the compensation provided to our named executive officers by the Manager. Our named executive officers are compensated for their service to us by the Manager and do not receive any compensation directly from us. We do not reimburse the Manager for the compensation of any of our named executive officers and do not make any decisions regarding the amount or nature of this compensation. Accordingly, our Management Development and Compensation Committee is not responsible for designing the executive compensation program for our named executive officers. Instead, our Management Development and Compensation Committee reviews the performance of the Manager under the Management Agreement. For a description of our obligations to pay the Operating and Personnel Payment to the Manager under the Management Agreement, please refer to the section entitled “Certain Relationships and Related Party Transactions—Management Agreement.” This CD&A focuses on the following officers of Royalty Pharma and the Manager that we consider as our named executive officers for the fiscal year ended December 31, 2023:
Pablo Legorreta Chairman of the Board and Chief Executive Officer
Terrance Coyne Executive Vice President & Chief Financial Officer
Christopher Hite Executive Vice President & Vice Chairman
George Lloyd Executive Vice President, Investments & Chief Legal Officer
Marshall Urist, M.D., Ph.D. Executive Vice President, Research & Investments
Compensation Program Best Practices
What the Executive Compensation Program Does:
Share Retention Obligation
Share Ownership Requirements
Strong controls through our Policy Restricting Pledging
Compensation Recovery/Clawback
Align pay with performance, including through use of Equity Performance Awards
Long-term Equity Performance Awards are settled in equity
Comprehensive risk management related to our Equity Performance Awards
Robust Investor Outreach
100% Independent Directors on Management Development and Compensation Committee
Independent Compensation Consultant
Annual Say-on-Pay vote
What the Executive Compensation Program Does Not Do:
Encourage excessive risk taking
No employment agreements
No supplemental severance benefits
No short sales and derivative transactions in our equity and hedging of our shares
No excise tax “gross-up” payments in the event of a change in control
No excessive or unusual perquisites
No tax “gross-up” payment on perquisites for named executive officers
No special health and welfare benefits
No supplemental executive retirement benefits
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COMPENSATION DISCUSSION AND ANALYSIS
Performance of the Manager Under the Management Agreement
The Management Development and Compensation Committee believes that the performance of the Manager under the Management Agreement has been strong and believes that the amount of the management fee paid to the Manager (the Operating and Personnel Payment described below under “Elements of Compensation–Management Fee”) to manage our business and is reasonable and appropriate. The Manager brings over 25 years of strategic leadership experience and an unparalleled knowledge of Royalty Pharma’s business.
The Management Development and Compensation Committee considers an array of factors when evaluating the performance of the Manager, including:
•	Current and projected growth in Portfolio Receipts and the performance of our business;
•	Capital deployment in value enhancing investments;
•	The active development of the pipeline of royalty opportunities;
•	Shareholder value creation and total shareholder return;
•	Succession planning for key employees of the Manager; and
•	Overall engagement of the employees of the Manager.
During 2023, the Management Development and Compensation Committee noted, in particular, the addition of royalties on eight therapies, including incremental royalties on blockbuster Evrysdi. In addition, 2023 was our highest year ever for synthetic royalty transactions as we announced nearly $800 million in transactions.
During 2023, our Portfolio Receipts increased by 9%, demonstrating strong growth in our cash generative business, while our selling, general and administrative expenses (“SG&A”) as a percentage of total Portfolio Receipts remained unchanged at 8%. The Operating and Personnel Payment paid to the Manager represents the largest component of our SG&A. The Management Development and Compensation Committee believes that the high operating margins that the Company realizes because of the terms of the Management Agreement are very attractive.
The Management Development and Compensation Committee continues to be excited by the Company’s rapidly expanding opportunity set. As announced at our May 2022 Investor Day, the Company has raised its capital deployment goal to $10 billion to $12 billion over the next five years. In 2023, we exceeded this increased target, announcing up to $4.0 billion in investments as we maintained our leading share of the royalty funding market.
The Management Development and Compensation Committee is satisfied by the Manager’s temporary and permanent succession plans for key employees of the Manager. To support this priority, the Management Development and Compensation Committee discusses talent development and management succession for senior leaders with our Chief Executive Officer, who provides his assessment of those leaders and their potential to succeed in key roles. During 2023, we expanded the senior leadership team by appointing a new Chief Technology Officer.
Overall engagement of employees of the Manager has been a critical component of our success. The Management Development and Compensation Committee believes that the Manager has an appropriate focus on management development, training, retention, diversity and inclusion. In 2023, we focused on advancing human capital development through employee engagement, professional development and our ongoing internship opportunities.
Based on the factors described above collectively, the Management Development and Compensation Committee believes that the performance of the Manager under the Management Agreement has been strong and the management fee paid to the Manager is reasonable and appropriate.
Advisory Vote on Executive Compensation and Shareholder Engagement
The executive compensation program is grounded in a compensation philosophy aimed at achieving strong alignment between our long-term strategic goals and our shareholders’ interests. The Management Development and Compensation Committee and our Manager consider feedback received through direct dialogue with investors, as well as our prior year Say-on-Pay results. At our 2023 Annual Meeting, we held a shareholder advisory vote on the compensation of our named executive officers (the “say-on-pay vote”). Our shareholders approved the compensation of our named executive officers, with approximately 94.5% of the votes cast in favor of our 2023 say-on-pay resolution.
In 2023, we engaged with shareholders to better understand their perspectives on our executive compensation program and practices. Key points of investor feedback related to our governance and compensation policies and practices discussed during these meetings included:
•	Our Policy Restricting Pledging is robust in its protections of shareholder interests and appropriately balanced considering the significant share retention obligation of our named executive officers;
•	Executive Share Ownership Guidelines further reinforces our ownership model;
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COMPENSATION DISCUSSION AND ANALYSIS
•	Equity Performance Awards are performance-based with rigorous goals and payout criteria; and
•	Our Clawback Policy reflects our commitment to sustainable growth and pay-for-performance.
Overall, we found shareholders were generally supportive of the executive compensation program and practices and continue to support our pay-for-performance model. As result of feedback from our shareholders and in light of the position of ISS, we updated our Policy Restricting Pledging as described above. We strive to align our strategic priorities and reflect feedback received from our shareholders.
At our 2021 Annual Meeting, a majority of our shareholders recommended that we hold a non-binding, advisory shareholder vote on the compensation of our named executive officers every year. In light of this recommendation from our shareholders, as well as other factors, we are holding an advisory vote with respect to the compensation of our named executive officers at our 2024 Annual Meeting.
Compensation Program Philosophy and Objectives
Our business as the largest buyer of biopharmaceutical royalties and a leading funder of innovation across the biopharmaceutical industry is dependent on the performance of our named executive officers and other key employees. Among other things, we depend on their ability to find, select and execute transactions, find and develop relationships with innovators from academic institutions, research hospitals and not-for-profits through small and mid-cap biotechnology companies to leading global pharmaceutical companies and provide other services essential to our success. The executive compensation program is designed to attract, motivate, retain and reward highly-skilled executives with the business experience and acumen that we believe are necessary for achievement of our long-term business objectives.
The compensation program has several primary objectives:
•	establish a clear relationship between performance and compensation to drive our business and financial performance;
•	align the interests of our named executive officers and other key employees with the long-term interests of our shareholders to maximize value; and
•
provide competitive compensation opportunities, with an appropriate balance between short-term and long-term incentives, to attract, motivate and retain key executives crucial to Royalty Pharma’s long-term success.

Base salaries are dictated by employee proficiency and experience in their roles. In addition to base salary, the Manager utilizes annual bonuses and Equity Performance Awards to further incentivize and retain talent and provide an overall compensation package that is competitive with the market. Annual bonuses are generally paid to employees annually based on profitability, market conditions and employee performance.
Equity Performance Awards align the interests of our named executive officers and other key employees with those of our shareholders. This alignment has been a key contributor to our strong performance and growth. We also believe that the significant shareholdings in Royalty Pharma by our named executive officers results in alignment of their interests with those of our shareholders.
The compensation program is a management tool supporting our mission and values. We believe the program supports, reinforces and aligns our values, business strategy and operations with our goals of increasing the number of biopharmaceutical royalties in our portfolio. Compensation arrangements with our named executive officers are described below under “Elements of Compensation.”
Compensation Risk
The Manager’s compensation policies are designed to incentivize investing in a risk-controlled fashion and are intended to discourage undue risk. A key element of the compensation program consists of Equity Performance Awards for our named executive officers. We believe this policy encourages long-term thinking and protects us against excessive risk and investing for short-term gain. We do not believe that the compensation program creates risks that are reasonably likely to have a material adverse effect on Royalty Pharma.
Importantly, the value of the Equity Performance Awards of any named executive officer is a function of the profitability of the royalties we acquire as a whole, rather than specific investments, meaning that our named executive officers have a material interest in every investment. This approach discourages excessive risk taking, since losses on investments will reduce Equity Performance Awards on profitable investments.
In addition, the share retention obligations and ownership requirements set forth in our Executive Share Ownership Guidelines discourage excessive risk-taking because the value of these interests is tied directly to the long-term performance of our Class A shares.
Our Management Development and Compensation Committee is responsible for reviewing any risks associated with the compensation program for our named executive officers, as described in more detail under “Board Oversight of Risk Management” above.
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COMPENSATION DISCUSSION AND ANALYSIS
Elements of Compensation
The elements of the compensation program for our named executive officers, other than Mr. Legorreta, are base salary, annual bonuses and Equity Performance Awards. Mr. Legorreta does not receive employee compensation for his services. However, Mr. Legorreta is entitled to Equity Performance Awards. In addition, as a result of his ownership interest in the Manager, Mr. Legorreta is entitled to certain profits of the Manager, which consists of the management fee from Royalty Pharma less the expenses of the Manager, including operating expenses and the compensation of the employees of the manager, including our named executive officers. We believe that the elements of compensation for our named executive officers serve the primary objectives of the compensation program. The Manager periodically reviews the compensation of our key employees, including our named executive officers, and, from time to time, the Manager may implement new plans or programs or otherwise makes changes to the compensation structure relating to current or future key employees, including our named executive officers. In 2023, compensation decisions and decisions regarding the allocation of Equity Performance Awards to our named executive officers and senior professionals were made by our Manager and not by our Management Development and Compensation Committee or independent directors.
Management Fee
We are externally managed and have no personnel of our own. The Manager manages our business and assets and sources and evaluates new royalty acquisitions. The Manager employs a team of experienced management personnel, as detailed in “Executive Officers.” The Manager is responsible for funding operating and personnel expenses.
As described above under “Management Agreement,” we pay a quarterly Operating and Personnel Payment to the Manager or its affiliates equal to 6.5% of the cash receipts from Royalty Investments, or Portfolio Receipts for such quarter, and 0.25% of the value of security investments under GAAP as of the end of such quarter.
Base Salary
The Manager pays each of our named executive officers, other than Mr. Legorreta a base salary as set out in the Summary Compensation Table that follows. It is intended that the base salary for our named executive officers reflect their position, duties and responsibilities, as well as recognize their anticipated contribution to our ongoing initiatives and future success. Although we believe that the base salary of our named executive officers should not typically be the most significant amount of total compensation, it is intended that any base salary amounts should attract and retain top talent as well as assist with the payment of living costs throughout the year. Mr. Legorreta does not receive a base salary.
Annual Bonus
Each of our named executive officers, other than Mr. Legorreta participates in the Manager’s annual cash bonus plan, which provides each participant with an annual cash bonus opportunity in an amount to be determined by our Manager. Mr. Legorreta does not participate in our annual cash bonus plan.
The primary factors considered in determining the discretionary bonuses for Messrs. Coyne, Hite, Lloyd and Urist are discussed below. The subjective factors that contributed to the determination of the bonus amounts included an assessment of the performance of Royalty Pharma and our portfolio, the individual performance and contributions of our named executive officer to our business during 2023 and our named executive officer’s potential to enhance portfolio returns and contribute to long-term shareholder value.
Each of Messrs. Coyne, Hite, Lloyd and Urist provided critical and significant contributions to Royalty Pharma’s achievements in 2023. In assessing Mr. Coyne’s performance, the Manager considered his oversight of our accounting, finance and treasury functions, as well as his management of our balance sheet and focus on managing costs. In assessing Mr. Hite’s performance, the Manager considered his leadership in sourcing and analyzing investment opportunities to create value for our shareholders in his role as Vice Chairman. In assessing Mr. Lloyd’s performance, the Manager considered his oversight of our legal team and his efforts to address legal and regulatory considerations applicable to our business and to our firm as a public company. In assessing Dr. Urist’s performance, the Manager considered his leadership in sourcing and analyzing investment opportunities to create value for our shareholders in his role as head of Research and Investments.
Equity Performance Awards
To ensure economic alignment between shareholders and our named executive officers, each of our named executive officers receives or is entitled to Equity Performance Awards (as defined below). Equity Performance Awards are determined based on portfolios (“Portfolios”) consisting of investments made over a two-year period. During 2022 and 2020, all of our named executive officers were granted a percentage interest in the Net Economic Profits to be realized on two-year Portfolios of royalties we acquired. We refer to these grants as “Equity Performance Awards.” We consider these awards to have a zero fair value as of the date of grant. We do not currently expect any material Equity Performance Awards to be payable until certain performance tests are met, which we do not expect to occur until the mid-2020s.
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COMPENSATION DISCUSSION AND ANALYSIS
To ensure that Equity Performance Awards are not paid on a profitable Portfolio even though our investments are not profitable in the aggregate, on any quarterly distribution date, the Equity Performance Awards payable are subject to each of the following three tests:
Test One: Cumulative Net Economic Profit for such Portfolio for all periods prior to the relevant quarterly determination date is positive. Cumulative Net Economic Profit is positive if the aggregate cash receipts for all investments in a Portfolio for all prior periods is greater than the Total Expenses allocated to such Portfolio for all prior periods.
Test Two: The aggregate projected cash receipts, as determined on a basis consistent with the effective interest method used in our GAAP financial statements, for all investments in such Portfolio for all periods commencing after such quarterly determination date are equal to or greater than one hundred and thirty-five percent (135%) of the projected Total Expenses for all investments in such Portfolio through the expected termination dates of all investments in such Portfolio.
Test Three: The aggregate projected cash receipts, as determined on a basis consistent with the effective interest method used in our GAAP financial statements, for all investments in all Portfolios for all periods commencing after such quarterly determination date are equal to or greater than one hundred and thirty-five percent (135%) of the projected Total Expenses for all of the Portfolios through the termination or disposition dates of all investments in all of the Portfolios.
The three tests above are intended to reduce the risk that Equity Performance Awards are payable at a time when either an individual Portfolio or our overall portfolio of investments is not performing well. That is, the above rules are designed to ensure an executive officer does not get paid incentive compensation unless all of our investments as a whole are profitable, rather than specific investments, ensuring economic alignment between the executive officers and our shareholders, discouraging undue risk taking and aligning each officer’s compensation with the long-term performance of our business. See “Certain Relationships and Related Party Transactions—Equity Performance Awards.”
Role of Compensation Consultant
The Management Development and Compensation Committee directly engaged Semler Brossy Consulting Group, LLC (“Semler Brossy”) in 2023 to serve as its independent compensation consultant. The Management Development and Compensation Committee takes into consideration the advice of Semler Brossy to inform its decision-making process and has sole authority for retaining and terminating its compensation consultant, as well as approving the terms of engagement, including fees. Services provided by Semler Brossy to the Management Development and Compensation Committee relating to executive compensation in 2023 included: insights and perspectives on executive compensation matters; assessed how the executive compensation program aligns with pay for performance; and updated the Management Development and Compensation Committee on emerging trends and best practices in the areas of compensation governance and executive compensation. Semler Brossy does not provide any other services to Royalty Pharma. The Management Development and Compensation Committee has determined Semler Brossy to be independent from management and that its engagement did not present any conflicts of interest. From time to time, the Management Development and Compensation Committee may engage other consultants and advisors in connection with various compensation matters.
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COMPENSATION DISCUSSION AND ANALYSIS
Biopharmaceutical Peer and Financial Services Comparator Groups
Semler Brossy assisted in review of a group of relevant companies and provided historical compensation data regarding such companies as a reference point in connection with the Management Development and Compensation Committee’s evaluation of the Manager’s compensation.
Our business is at the intersection of the biopharmaceutical and financial services sectors. In many ways, our investments in biopharmaceutical royalties are similar to alternative investments made by asset management firms, though it is necessary that employees be leading experts in the biopharmaceutical space. To that end, Semler Brossy and the Management Development and Compensation Committee felt it was necessary to create a peer group that reflected the influence of these two industries on our approach to talent management and, given our higher margin business, establish the group using profitability as the core sizing metric. Our peer group consisted of the companies listed in the charts below.
Biopharmaceutical Peer Group (13)
• Eli Lilly • Johnson& Johnson • Merck & Co. • Pfizer	• AbbVie • Bristol-Myers Squibb • Amgen • Gilead	• Biogen • Vertex Pharmaceuticals • Incyte • Regeneron	• BioMarin
Financial Services Comparator Group (9)
• Blackstone • T. Rowe Price • Carlyle	• Apollo • Ares • Invesco	• Jefferies • Affiliated Managers Group • Lazard
Strong Clawback Policy
Accountability is a fundamental value of Royalty Pharma. To reinforce this value through our executive compensation program, our Manager and executive officers are subject to a strong compensation recovery (“clawback”) policy. Under our prior policy, the Manager must repay any excess compensation from an accounting restatement with any financial reporting requirement under the U.S. federal securities law. Our Management Development and Compensation Committee may also seek to recover payments of compensation made to our Manager or an executive officer in connection with a material breach by the Manager or an executive officer of covenants in agreements between us and the Manager or officer or as a result of the Manager’s or the officer’s misconduct that harms the business or reputation of Royalty Pharma. Our clawback policy is available on our website at www.royaltypharma.com under “Investors—Corporate governance.”
We have also adopted a Financial Statement Compensation Recoupment Policy to comply with Nasdaq listing standards in accordance with SEC Rule 10D-1.
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COMPENSATION DISCUSSION AND ANALYSIS
Robust Executive Share Ownership and Guidelines
Our named executive officers and certain other senior executives are required to maintain a minimum equity stake in Royalty Pharma. This policy embodies our Management Development and Compensation Committee’s belief that our most senior executives should maintain a significant personal financial stake in Royalty Pharma to promote a long-term perspective in managing our business. In addition, our share ownership policy helps align executive and shareholder interests, which reduces incentive for excessive short-term risk taking.
Our executive officers own 16.4% of our ordinary shares. We believe this insider ownership exceeds that of over 95% of the companies in the S&P and creates strong alignment between shareholders and our executive officers, directors and their related entities. To complement our compensation programs and further align the interests of our named executive officers with those of our shareholders, our Board adopted Executive Share Ownership Guidelines pursuant to which the following persons are expected to own equity in Royalty Pharma with the following aggregate market values:
Individual(s)	Guideline	Value ($)
CEO	Greater of 5x base salary or 1,000,000 shares	28,090,000(1)
Other Named Executive Officers	3x base salary	3,600,000(2)
(1)	Valued at $28.09 our closing share price on December 29, 2023. Mr. Legorreta does not receive a base salary.
(2)	Based on each named executive officer’s base salary for the year ended December 31, 2023.
In 2023, each of our Named Executives complied with our share ownership policy. Pledged shares do not count towards meeting share ownership requirements. Our share ownership policy is available on our website at www.royaltypharma.com under “Investors—Corporate governance.”
Our named executive officers are expected to attain compliance with these ownership guidelines by the fifth anniversary of the later of our IPO or their hire or promotion date. Thereafter, named executive officers are required to certify their compliance with these ownership guidelines at least once each year. As of December 31, 2023, each of our named executive officers was in compliance with the share ownership guidelines.
Named Executive Officer’s Agreement to Retain and Not Sell at least 50% of Shares for Five Years After IPO
In connection with our IPO in February 2020, our named executive officers agreed to retain and not sell for five years after our IPO at least 50% of the ordinary shares they owned at the time of the IPO. The number and percentage of the ordinary shares currently owned by our named executive officers that they have agreed to retain and not sell through February 2025 as of December 31, 2023 is as shown below.
Name and Principal Position	Number of Shares Subject to Retention	Percentage of Shares Subject to Retention
Pablo Legorreta Chief Executive Officer	51,033,928	66%
Terrance Coyne Executive Vice President & Chief Financial Officer	6,062,728	83%
Christopher Hite Executive Vice President & Vice Chairman	928,800	60%
George Lloyd Executive Vice President, Investments & Chief Legal Officer	7,397,096	84%
Marshall Urist, M.D., Ph.D. Executive Vice President, Research and Investments	2,545,940	93%
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COMPENSATION DISCUSSION AND ANALYSIS
Policy Restricting Pledging
Our Board believes that the promotion of long-termism and an ownership culture aligns the interests of our directors and executive officers with those of our shareholders. While pledging shares as collateral for personal loans can create risks, including the risk of a forced sale of our Class A ordinary shares, at the same time:
•
the Board believes that prohibiting the pledging of shares would simply lead directors and executive officers to sell shares in order to obtain the liquidity they desire, thereby reducing their investment in Royalty Pharma and reducing the alignment of their personal interests with those of Royalty Pharma; and

•
as a result of the significant retention obligations that our named executive officers agreed to at the time of the IPO, with our named executive officers agreeing to retain at least 50% of their shares for at least five years after our IPO, their ability to sell shares in order to obtain liquidity is severely restricted.

As such, the Board believes that the unusual degree of alignment between public shareholders and our directors and executive officers resulting from their substantial share ownership, and the commitment of our executive officers to retain and not sell for five years after our IPO at least 50% of the shares they owned at the time of the IPO is a unique characteristic of Royalty Pharma that the Board wishes to encourage. After careful consideration, the Board has therefore designed the Policy Restricting Pledging, which has been further enhanced in 2023, to balance these concerns and mitigate risk to Royalty Pharma and our shareholders. As a result, we have adopted enhancements to our Policy Restricting Pledging, which resulted in a reduction in the number of shares pledged by directors and executive officers from 78,450,885 shares to 17,519,639 shares, which is equivalent to a reduction in the number of shares pledged from 43.9 days of average daily trading volume at the time of our 2023 Annual Meeting to 6.6 days of average daily trading volume as of the Record Date for our 2024 Annual Meeting.
In order to reduce the risk of forced sales of pledged shares following a decline in the market price of our Class A ordinary shares, our Policy Restricting Pledging limits the amount of debt that can be secured by the pledge of our shares and the number of trading days any pledged position would take to “unwind.” While we already had a Policy Restricting Pledging, the Audit Committee concluded that a stronger prohibition on pledging was appropriate. Pursuant to our Policy Restricting Pledging:
•	Named Executive Officers, including the Chief Executive Officer, and directors may not pledge more than 50% of their shares;
•	Any loans incurred may not exceed 50% of the value of shares pledged;
•	The Chief Executive Officer and directors may not pledge a number of shares exceeding four days average daily trading volume (“ADTV”); and
•	Named Executive Officers, other than the Chief Executive Officer, may not pledge a number of shares exceeding two days of ADTV.
The Policy Restricting Pledging requires the Audit Committee to review all pledging arrangements, assess any risks to Royalty Pharma and its shareholders and report on the arrangements and risks to the Board. This policy provides that all pledges must comply with, and be precleared under, Royalty Pharma’s Insider Trading Policy. The Audit Committee may seek outside advice in connection with its oversight of pledging arrangements.
In order to monitor the risk associated with loans secured by shares, the Audit Committee of the Board receives reports from the Manager at least quarterly regarding pledging arrangements. In accordance with the Policy Restricting Pledging, the Audit Committee shall weigh some or all of the following factors when reviewing pledging arrangements:
•	historical information and trends regarding pledging arrangements;
•	the purpose, amount and key terms of the loans under which shares have been pledged as collateral;
•	the number and value of shares that have been pledged as collateral;
•	the aggregate number of shares that are pledged in relation to the total number of shares outstanding;
•	the market value of Royalty Pharma’s Class A ordinary shares;
•	the number of days that it would take to unwind any pledged position;
•	the ability of each director or executive officer to repay any loans or provide additional collateral without recourse to the pledged shares; and
•	any other relevant factors.
After examining these factors, the Audit Committee was satisfied that this monitoring is effective and confirmed that our directors and executive officers who have pledged shares are and have been compliant with this policy, except for one director who has been granted a partial waiver of this policy. The Audit Committee considered it reasonable to grant this waiver given that this director had previously been in
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COMPENSATION DISCUSSION AND ANALYSIS
compliance with our prior Policy Restricting Pledging and needed additional time to bring himself into compliance with our new Policy Restricting Pledging. The Audit Committee expects that all directors and executive officers will be in compliance with the Policy Restricting Pledging after the Annual Meeting. The Audit Committee will continue to monitor pledging arrangements and encourage all directors and executive officers to comply with the Policy Restricting Pledging.
See “Policy Restricting Pledging” and “Security Ownership of Certain Beneficial Owners” under Corporate Governance for information regarding shares pledged by our executive officers as of the Record Date. Note that such disclosure reports the total number of shares pledged. However, the actual amount of borrowings against such securities as of such date is subject to the limitations described above.
Management Development and Compensation Committee Report
The Management Development and Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Management Development and Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2023. This report is provided by the following independent directors, who comprise the Management Development and Compensation Committee.
David Hodgson (Chair)
Bonnie Bassler, Ph.D.
Errol De Souza, Ph.D.
Rory Riggs
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COMPENSATION DISCUSSION AND ANALYSIS
Summary Compensation Table
The following table provides summary information concerning the compensation awarded to, earned by or paid to each of our named executive officers for the fiscal year ended December 31, 2023 for services rendered in all capacities during the last three fiscal years during which such individuals were named executive officers.
As discussed above under “Certain Relationships and Related Party Transactions–Management Agreement,” we are externally managed and have no personnel of our own. We, RP Holdings and RPI have entered into the Management Agreement with the Manager who manages our business and assets and sources and evaluates new royalty acquisitions. The Manager employs our named executive officers.
As discussed above under “Compensation Discussion and Analysis–Overview,” our named executive officers are compensated for their service to us by the Manager and do not receive any compensation directly from us. We do not reimburse the Manager for the compensation of any of our named executive officers and do not make any decisions regarding the amount or nature of this compensation. For a description of our obligations to pay the Operating and Personnel Payment to the Manager under the Management Agreement, please refer to the section entitled “Certain Relationships and Related Party Transactions—Management Agreement.”
Our CEO, Mr. Legorreta, does not receive employee compensation for his services. However, Mr. Legorreta is entitled to Equity Performance Awards. In addition, as a result of his ownership interest in the Manager, Mr. Legorreta is entitled to certain profits of the Manager, which consist of the management fee from Royalty Pharma less the expenses of the Manager, including operating expenses and the compensation of the employees of the Manager, including our named executive officers. The profits of the Manger are shown in the table below entitled the “Profits of the Manager.” Please also refer to the section entitled “Certain Relationships and Related Party Transactions—Management Agreement.”
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Pablo Legorreta* Chief Executive Officer	2023	See below under “Profits of the Manager”
	2022
	2021
Terrance Coyne Executive Vice President & Chief Financial Officer	2023	1,200,000	3,360,000	—	—	4,560,000
	2022	1,150,000	3,200,000	—	—	4,350,000
	2021	1,050,000	2,850,000	—	—	3,900,000
Christopher Hite Executive Vice President & Vice Chairman	2023	1,200,000	3,360,000	—	—	4,560,000
	2022	1,150,000	3,200,000	—	—	4,350,000
	2021	1,050,000	2,850,000	—	106,250	4,006,250
George Lloyd Executive Vice President, Investments & Chief Legal Officer	2023	1,200,000	3,360,000	—	—	4,560,000
	2022	1,150,000	3,200,000	—	—	4,350,000
	2021	1,050,000	2,850,000	—	—	3,900,000
Marshall Urist, M.D., Ph.D. Executive Vice President, Research & Investments	2023	1,200,000	3,360,000	—	—	4,560,000
	2022	1,150,000	3,200,000	—	—	4,350,000
	2021	700,000	2,850,000	—	—	3,550,000
(1)
Reflects salary paid by the Manager to each named executive officer for services, except for Mr. Legorreta who does not receive employee compensation. However, Mr. Legorreta is entitled to Equity Performance Awards because of his ownership of EPA Holdings. In addition, as result of his ownership interest in the Manager, Mr. Legorreta is entitled to certain profits of the Manager as described in more detail under “Profits of the Manager” below.

(2)	Reflects bonuses paid by the Manager under the Manager’s discretionary annual cash bonus program for services.
(3)
Neither the Company nor the Manager granted any stock awards to any of our named executive officers in 2023. Each of our named executive officers received Equity Performance Awards in 2022. Each Equity Performance Award amounts to an allocation in the Net Economic Profits to be realized on royalties acquired by RP Holdings as described in “Compensation Discussion and Analysis” above. We consider these awards to have a fair value of zero on the date of grant and consequently we have not included any amount of compensation for awards granted in this Summary Compensation Table disclosure. The actual amount realized by our named executive officers in respect of the Equity Performance Awards upon settlement will be reported in the Options Exercised and Stock Vested Table for the year of settlement of such awards. For additional details regarding Equity Performance Awards, see “Equity Performance Awards” above.

(4)	For Mr. Hite, amounts shown represented cash payments to Mr. Hite on unvested limited partnership interests in RPI US Partners 2019, LP.
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COMPENSATION DISCUSSION AND ANALYSIS
Profits of the Manager
Our CEO, Mr. Legorreta, does not receive employee compensation for his services. However, Mr. Legorreta is entitled to Equity Performance Awards. In addition, because of his ownership interest in the Manager, Mr. Legorreta is entitled to certain profits of the Manager, which consist of the management fee from Royalty Pharma less the expenses of the Manager, including operating expenses and the compensation of the employees of the Manager, including our named executive officers.
Mr. Legorreta founded Royalty Pharma in 1996 and, as such, brings over 25 years of strategic leadership experience and an unparalleled knowledge of Royalty Pharma’s business. The Board considers that Mr. Legorreta’s interests are highly aligned with shareholders due to his significant shareholdings in Royalty Pharma.
	Profits of the Manager(1)
Year	Recurring(2) ($)	Biohaven Related(2) ($)	Total ($)
2023	50,712,077	34,125,000	84,837,077
2022	65,476,809	28,001,593	93,478,402
2021	49,513,461	—	49,513,461
2020	55,674,558	—	55,674,558
(1)
As a result of his ownership interest in the Manager, Mr. Legorreta is entitled to certain profits of the Manager, which consists of the management fee from Royalty Pharma less the expenses of the Manager, including operating expenses and the compensation of the employees of the Manger, including our named executive officers.

(2)
For 2023, Biohaven Related profits of the Manager related to a $475.0 million milestone payment received following the U.S. Food and Drug Administration’s approval of Zavzpret in March 2023 and a one-time $50.0 million payment from Pfizer related to the oral formulation of zavegepant. For 2022, the profits of the Manager increased significantly as compared to 2021, primarily due to the acceleration of redemption payments of $479.5 million for all outstanding Biohaven Series A and Series B Preferred Shares following Pfizer’s acquisition of Biohaven in October 2022. We consider the profits of the Manager other than those related to Biohaven payments as recuring payments. Please refer to the section entitled “Certain Relationships and Related Party Transactions—Management Agreement.”

Grants of Plan-Based Awards
The Manager did not make any grants of cash incentive plan awards in 2023, 2022 or 2021. Equity Performance Awards were granted to our named executive officers in 2022 and 2020, but we consider these awards to have a fair value of zero as of the date of grant.
Outstanding Equity Awards at 2023 Fiscal Year-End
The following table provides information on the market value of Equity Performance Awards held by each of our named executive officers as of December 31, 2023.
Name	Market Value of Securities Underlying Outstanding Equity Performance Awards(1) ($)
Pablo Legorreta	181,131,343
Terrance Coyne	32,943,639
Christopher Hite	32,943,639
George Lloyd	32,943,639
Marshall Urist, M.D., Ph.D.	27,022,308
(1)
Represents an estimate of the aggregate net present value as of December 29, 2023 of each named executive officer’s Equity Performance Awards as described under “Equity Performance Awards.” For illustrative purposes, assuming the Equity Performance Awards became payable and were settled as of December 31, 2023, the aggregate number of Class A ordinary shares that would have been delivered to each of our named executive officers in respect of their Equity Performance Awards would have been as follows: for Mr. Legorreta, 6,448,250 Class A ordinary shares; for Mr. Coyne 1,172,789 Class A

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COMPENSATION DISCUSSION AND ANALYSIS
ordinary shares; for Mr. Hite, 1,172,789 Class A ordinary shares; for Mr. Lloyd, 1,172,789 Class A ordinary shares; and for Dr. Urist, 961,990 Class A ordinary shares. The actual amount realized by our named executive officers in respect of the Equity Performance Awards upon settlement will be reported in the Options Exercised and Shares Vested Table for the year of settlement of such awards. For additional details regarding Equity Performance Awards, see “Equity Performance Awards” above.
Option Exercises and Shares Vested in 2023
No Equity Performance Awards became payable during the year ended December 31, 2023. We have never issued any options and, accordingly, our named executive officers had no option exercises during the year ended December 31, 2023.
Pension Benefits
We do not provide pension benefits to our named executive officers.
Nonqualified Deferred Compensation
We do not provide defined contribution plans for the deferral of compensation on a basis that is not tax-qualified.
Potential Payments upon Termination or Change in Control
Our named executive officers are not entitled to any additional payments or benefits upon termination of employment, upon a change in control or upon retirement, death or disability, except that, for certain of our named executive officers, certain of their Equity Performance Awards will accelerate upon termination of such named executive officers’ services to us by reason of death or disability of such named executive officer. Equity Performance Awards are generally biennial awards and forfeitable upon termination of employment in certain circumstances.
Non-Competition and Non-Solicitation Agreements
Each of our named executive officers is party to a non-competition and non-solicitation agreement with the Manager under which he has agreed that for 18 months following termination of employment for any reason, he will not compete with the Manager or solicit the services of any person who is then an employee of Royalty Pharma or solicit any investor or potential investor in Royalty Pharma.
Management Agreement
We have entered into the Management Agreement with the Manager pursuant to which the Manager will receive a separate Operating and Personnel Payment for its provision of advisory and management services to our business. To the extent that the Manager outsources any of its functions we will pay the fees associated with such functions on a direct basis without profit to the Manager. See “Certain Relationships and Related Party Transactions—Management Agreement.”
Indemnification Agreements
We and the Manager, as applicable, have entered into indemnification agreements (or deed poll indemnities) with or as to each of our named executive officers and the Manager’s other officers and directors, as well as with individuals serving as directors or officers of the Manager’s subsidiaries, providing for the indemnification of, and advancement of expenses to, these persons to the fullest extent permitted by law. See “Certain Relationships and Related Party Transactions—Indemnification of Directors and Officers.”
Tax and Accounting Considerations
The Manager considers the impact of accounting implications and tax treatment of significant compensation decisions. As accounting standards and applicable tax laws change and develop, it is possible that the Manager may consider revising certain features of the executive compensation program to align with its overall compensation philosophy. However, these tax and accounting considerations are only one aspect of determining executive compensation and are not expected to unduly influence compensation program design elements that are consistent with its overall compensation philosophy and objectives. Accordingly, the Manager retains the discretion to design and implement compensation elements and programs that may not be tax deductible and/or that could have adverse accounting consequences.
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CEO PAY RATIO
CEO Pay Ratio
As noted above, Mr. Legorreta does not receive a salary. As a result of his ownership interest in the Manager, Mr. Legorreta is entitled to certain profits of the Manager, which consist of the management fee from Royalty Pharma less the expenses of the Manager, including operating expenses and the compensation of the employees of the Manager, including our named executive officers. Please refer to the section entitled “Certain Relationships and Related Party Transactions—Management Agreement.”
We are providing the following information regarding the relationship between the annual total compensation of the median employee of the Manager and the profits of the Manager in 2023, which accrued to the benefit of our Chief Executive Officer, Mr. Legorreta. We have selected December 31 of each fiscal year as the determination date for the calculation of the CEO pay ratio. Our methodology for identifying the median employee of the Manager for the 2023 determination date (December 31, 2023) included the following:
•
We collected total compensation information for 2023 from our payroll register for all employees of the Manager. Total compensation generally included an employee’s gross income, including wages, bonuses and other cash incentives.

•	We annualized total compensation for our new hires and for those employees on unpaid leave for any period of time during the respective measurement period.
•
We then sorted the total compensation for each employee (excluding our Chief Executive Officer) from lowest to highest and identified the employee who was paid the median 2023 annual total compensation amount.

Our analysis determined that the median employee of the Manager earned $353,061 in total compensation for 2023. The profits of the Manager received by Mr. Legorreta were $84,837,077 in 2023. Using this methodology, our ratio of Chief Executive Officer to median employee pay was 240 to 1.
As the SEC rules allow for companies to adopt a wide range of methodologies to calculate their CEO pay ratio, the estimated ratio should not be used as a basis for comparison to that of other companies.
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PAY VERSUS PERFORMANCE
PAY VERSUS PERFORMANCE
The following table reports the compensation of our CEO who is our principal executive officer and the average compensation of the other named executive officers (“Non-CEO NEOs”) as reported in the “Summary Compensation Table” for the past three fiscal years, as well as their “compensation actually paid” as calculated pursuant to SEC rules and certain performance measures required by such rules.
Year	Summary Compensation Table Total for CEO ($)	Compensation Actually Paid to CEO ($)	Average Summary Compensation Table Total for Non-CEO NEOs ($)	Average Compensation Actually Paid to Non-CEO NEOs ($)	Value of Initial Fixed $100 Investment Based on:		Net Income ($ Millions)	Portfolio Receipts Growth (%)	Supplemental Metrics
					TSR ($)	Peer Group TSR ($)			SG&A as % of Portfolio Receipts (%)	Adjusted EBITDA Margin (%)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
2023	See above under “Profits of the Manager”	26,793,427	4,560,000	11,235,243	68.83	173.07	1,135	9	8.0	92.0
2022		45,763,879	4,350,000	11,908,830	92.72	155.00	43	31	8.0	92.0
2021		57,044,154	3,839,063	12,269,171	91.75	137.29	620	18	8.7	91.3
2020		51,529,883	3,457,428	12,256,554	113.15	106.01	975	1	10.0	90.0
Column (b). See above under “Profits of the Manager” for a discussion of the compensation of our CEO, Mr. Legorreta, for the respective years shown. Amounts shown in column (b) above do not include the $84,837,077, $93,478,402, $49,513,461 and $55,674,558 for 2023, 2022, 2021 and 2020, respectively, in profits of the manager to which Mr. Legorreta was entitled.
Column (c). “Compensation actually paid” to our CEO in each of 2023, 2022, 2021 and 2020 reflects the respective amounts set forth in column (b) of the table above, adjusted as set forth in the table below, as determined in accordance with SEC rules. The dollar amounts reflected in column (c) of the table above do not reflect the actual amount of compensation earned by or paid to our CEO during the applicable year. Further, the increase in the dollar amounts between columns (b) and (c) in the table above represents the year-over-year changes in the aggregate net present value of outstanding Equity Performance Awards. For additional information regarding Equity Performance Awards, see “Equity Performance Awards” above. For information regarding the CEO’s compensation for each fiscal year and his entitlement to the profits of the Manager, please see the Compensation Discussion and Analysis sections of the proxy statements reporting pay for the fiscal years covered in the table above.
Year	2020 ($)	2021 ($)	2022 ($)	2023 ($)
SCT Total Compensation	See above under “Profits of the Manager”
Plus: Year-End Net Present Value of Outstanding Equity Performance Awards Granted in the Covered Year	51,529,883	—	9,966,920	—
Plus: Change in Net Present Value of Outstanding Equity Performance Awards Granted in Prior Years	—	57,044,154	35,796,959	26,793,427
Plus: Change in Net Present Value of Equity Performance Awards Granted in Prior Years which Became Payable in the Covered Year	—	—	—	—
Less: Prior Year Net Present Value of Equity Performance Awards Forfeited in the Covered Year	—	—	—	—
Compensation Actually Paid	51,529,883	57,044,154	45,763,879	26,793,427
As we consider the Equity Performance Awards to have a fair value of zero as of the date of grant, no adjustments were necessary to deduct the grant date fair value of Equity Performance Awards from the Total Compensation reported in the Summary Compensation Table for any applicable year. There were no Equity Performance Awards which were granted and became payable in the same year and no dividends or other earnings paid on Equity Performance Awards in the covered fiscal year prior to the vesting date that are not otherwise included in the total compensation for the covered fiscal year. In addition, as our CEO does not receive pension benefits, no adjustments were required with respect thereto.
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PAY VERSUS PERFORMANCE
Column (d). The following Non-CEO named executive officers are included in the average figures shown:
2020: Terrance Coyne, Christopher Hite, George Lloyd and James Reddoch, Ph.D.
2021, 2022 and 2023: Terrance Coyne, Christopher Hite, George Lloyd and Marshall Urist, M.D., Ph.D.
Column (e). Average “compensation actually paid” for our Non-CEO NEOs in each of 2023, 2022, 2021 and 2020 reflects the respective amounts set forth in column (d) of the table above, adjusted as set forth in the table below, as determined in accordance with SEC rules. The dollar amounts reflected in column (e) of the table above do not reflect the actual amount of compensation earned by or paid to our Non-CEO NEOs during the applicable year. Further, the increase in the dollar amounts between columns (d) and (e) in the table above represents the year over year changes in the average salaries, bonuses and aggregate net present value of Equity Performance Awards. For additional information regarding Equity Performance Awards, see “Equity Performance Awards” above. For information regarding the Non-CEO NEOs’ compensation for each fiscal year, please the Compensation Discussion and Analysis sections of the proxy statements reporting pay for the fiscal years covered in the table above.
Year	2020 Average ($)	2021 Average ($)	2022 Average ($)	2023 Average ($)
SCT Total Compensation	3,457,428	3,839,063	4,350,000	4,560,000
Plus: Year-End Net Present Value of Outstanding Equity Performance Awards Granted in the Covered Year	8,799,126	—	1,878,336	—
Plus: Change in Net Present Value of Outstanding Equity Performance Awards Granted in Prior Years	—	8,430,108	5,680,494	6,675,243
Plus: Change in Net Present Value of Equity Performance Awards Granted in Prior Years which Became Payable in the Covered Year	—	—	—	—
Less: Prior Year Net Present Value of Equity Performance Awards Forfeited in the Covered Year	—	—	—	—
Compensation Actually Paid	12,256,554	12,269,171	11,908,830	11,235,243
As we consider the Equity Performance Awards to have a fair value of zero as of the date of grant, no adjustments were necessary to deduct the grant date fair value of Equity Performance Awards from the Total Compensation reported in the Summary Compensation Table for any applicable year. There were no Equity Performance Awards which were granted and became payable in the same year and no dividends or other earnings paid on Equity Performance Awards in the covered fiscal year prior to the vesting date that are not otherwise included in the total compensation for the covered fiscal year. In addition, as our Non-CEO NEOs do not receive pension benefits, no adjustments were required with respect thereto.
Column (f). Represents our cumulative total shareholder return (“TSR”) for the measurement periods beginning on June 16, 2020, the first trading day after our IPO, and ending on December 31 of each respective year.
Column (g). Represents the cumulative TSR of our Biopharmaceutical Peer and Financial Services Comparator Groups as described above in “Compensation Discussion and Analysis” for the measurement periods beginning on June 16, 2020, the first trading day after our IPO, ending on December 31 of each respective year.
Column (h). Reflects “Net Income attributable to Royalty Pharma plc” in our Consolidated Statements of Operations included in our Annual Report on Form 10-K. As the largest buyer of biopharmaceutical royalties and a leading funder of innovation across the biopharmaceutical industry, our revenue is comprised mostly of income from royalty assets. Consequently, we did not use net income as a performance measure in our compensation program because we classify most royalty assets that we acquire as financial assets that are measured at amortized cost using the prospective effective interest method which can be volatile and unpredictable. We do not believe the relationship between our net income and compensation actually paid to our NEOs during the periods presented is a key metric for our investors.
Column (i). Our Company-selected Measure is Portfolio Receipts Growth which is described below. For 2020, Portfolio Receipts Growth has been calculated based on twelve months ended December 31, 2019 figures presented on an unaudited pro forma basis, which adjusts certain cash flow line items as if Royalty Pharma’s Reorganization Transactions (as described in the Company’s final prospectus filed with the SEC on June 17, 2020) and its IPO had taken place on January 1, 2019. Refer to the section “Appendix A – Reconciliations of Non-GAAP Measures” in this Proxy Statement for reconciliation of this non-GAAP measure to its corresponding GAAP measure.
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PAY VERSUS PERFORMANCE
Columns (j) and (k). We have also presented two additional financial measures—SG&A as % of Portfolio Receipts and Adjusted EBITDA Margin because they illustrate how compensation actually paid to our NEOs results in much lower SG&A versus our peers. Refer to the section “Appendix A – Reconciliations of Non-GAAP Measures” of this Proxy Statement for reconciliations of non-GAAP measures to their corresponding GAAP measure.
Portfolio Receipts Growth was chosen from the following four most important financial measures used by the Manager to compare compensation actually paid to the CEO and Non-CEO NEOs to our performance. The other measures in this table are not ranked. As our CEO and Non-CEO NEOs are not compensated directly by us, Portfolio Receipts Growth and the other financial measures listed in the chart below reflect the financial measures utilized by, and reflect the decision of, the Manager, rather than by our Management Development and Compensation Committee.
Measure	Explanation
Portfolio Receipts Growth
Portfolio Receipts is defined as the sum of royalty receipts and milestones and other contractual receipts. Royalty receipts include variable payments based on sales of products, net of contractual payments to the legacy non-controlling interests, that is attributed to us. Milestones and other contractual receipts include sales-based or regulatory milestone payments and other fixed contractual receipts, net of contractual payments to legacy non-controlling interests, that is attributed to us. Portfolio Receipts does not include proceeds from equity securities or proceeds from purchases and sales of marketable securities, both of which are not central to our fundamental business strategy.

Portfolio Receipts
Portfolio Receipts is calculated as the sum of the following line items from our GAAP consolidated statements of cash flows: Cash collections from financial royalty assets, Cash collections from intangible royalty assets, Other royalty cash collections, Proceeds from available for sale debt securities and Distributions from equity method investees less Distributions to legacy non-controlling interests—Portfolio Receipts, which represent contractual distributions of royalty receipts and milestones and other contractual receipts to the legacy investors.

Adjusted EBITDA	A non-GAAP liquidity measure comprised of Portfolio Receipts less payments for operating and professional costs.
Portfolio Cash Flow	A non-GAAP liquidity measure comprised of Adjusted EBITDA less net interest paid/received.
SG&A as % of Portfolio Receipts	Payments for operating and professional costs as a percentage of Portfolio Receipts.
Adjusted EBITDA Margin	Adjusted EBITDA as a percentage of Portfolio Receipts.
See our Annual Report on Form 10-K for additional discussion on Portfolio Receipts, Adjusted EBITDA and Portfolio Cash Flow. In the “Compensation Discussion and Analysis” section of this Proxy Statement, we provide greater detail on the elements of the compensation program and the compensation philosophy of our Manager. We are externally managed and do not directly employ our executive officers. Please refer to the section entitled “Certain Relationships and Related Party Transactions—Management Agreement.”
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Relationship Between Compensation Actually Paid and Performance Measures
The table below reflects the relationship between the CEO and the average Non-CEO NEO compensation actually paid and the performance measures shown in the pay versus performance table. With respect to the relationship between compensation actually paid and the performance measures described below, as noted above, our CEO Mr. Legorreta does not receive compensation for his services but instead, because of his ownership interest in the Manager, is entitled to certain profits of the Manager. Our Non-CEO NEOs are also not employed or compensated directly by us, but are instead employed by our Manager. The compensation of our CEO and Non-CEO NEOs reflect the decisions of the Manager, rather than by our Management Development and Compensation Committee. Moreover, we generally seek to incentivize long-term performance, and therefore we do not specifically align our performance measures with “compensation actually paid” (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay versus Performance table.
Period	Compensation Actually Paid to CEO(1) (%)	Average Compensation Actually Paid to Non-CEO NEOs (%)	TSR (%)	Peer Group TSR (%)	Change in Net Income (%)	Change in Portfolio Receipts Growth (%)
2022 to 2023	(41.5)	(5.7)	(25.8)	11.7	2,549.5	9
2021 to 2022	(19.8)	(2.9)	1.1	12.9	(93.1)	31
2020 to 2021	10.7	0.1	(18.9)	29.4	(36.4)	18
(1)
Amounts shown do not reflect year-over-year changes in the amount of profits of the Manager to which Mr. Legorreta was entitled because Mr. Legorreta does not receive employee compensation for his services.

•
Relationship Between Compensation Actually Paid to our CEO and the Average of the Compensation Actually Paid to the Non-CEO NEOs and our TSR. From 2022 to 2023, the compensation actually paid to our CEO and the average of the compensation actually paid to the Non-CEO NEOs decreased by 41.5% and 5.7%, respectively, compared to a 25.8% decrease in our TSR over the same time period. From 2021 to 2022, the compensation actually paid to our CEO and the average of the compensation actually paid to the Non-CEO NEOs decreased by 19.8% and 2.9%, respectively, compared to a 1.1% increase in our TSR over the same time period. From 2020 to 2021, the compensation actually paid to our CEO and the average of the compensation actually paid to the Non-CEO NEOs increased by 10.7% and 0.1%, respectively, compared to a 18.9% decrease in our TSR over the same time period.

•
Relationship Between Compensation Actually Paid to our CEO and the Average of the Compensation Actually Paid to the Non-CEO NEOs and our Net Income. From 2022 to 2023, the compensation actually paid to our CEO and the average of the compensation actually paid to the Non-CEO NEOs decreased by 41.5% and 5.7%, respectively, compared to a 2,549.5% increase in our Net Income over the same time period. From 2021 to 2022, the compensation actually paid to our CEO and the average of the compensation actually paid to the Non-CEO NEOs decreased by 19.8% and 2.9%, respectively, compared to a 93.1% decrease in our Net Income over the same time period. From 2020 to 2021, the compensation actually paid to our CEO and the average of the compensation actually paid to the Non-CEO NEOs increased by 10.7% and 0.1%, respectively, compared to a 36.4% decrease in our Net Income over the same time period. In addition to analyzing our results on a GAAP basis, management also reviews our key performance metric, Portfolio Receipts, which represents our ability to generate cash from our portfolio investments, the primary source of capital that we can deploy to make new portfolio investments. See “—Relationship Between Compensation Actually Paid to our CEO and the Average of the Compensation Actually Paid to the Non-CEO NEOs and our Portfolio Receipts Growth.”

•
Relationship Between Compensation Actually Paid to our CEO and the Average of the Compensation Actually Paid to the Non-CEO NEOs and our Portfolio Receipts Growth. From 2022 to 2022, the compensation actually paid to our CEO and the average of the compensation actually paid to the Non-CEO NEOs decreased by 41.5% and 5.7%, respectively, compared to a 9% increase in our Portfolio Receipts over the same time period. From 2021 to 2022, the compensation actually paid to our CEO and the average of the compensation actually paid to the Non-CEO NEOs decreased by 19.8% and 2.9%, respectively, compared to a 31% increase in our Portfolio Receipts over the same time period. From 2020 to 2021, the compensation actually paid to our CEO and the average of the compensation actually paid to the Non-CEO NEOs increased by 10.7% and 0.1%, respectively, compared to a 18% increase in our Portfolio Receipts over the same time period.

•
Relationship Between our TSR and our Biopharmaceutical Peer and Financial Services Comparator Peer Group TSR. The TSR and our Biopharmaceutical Peer and Financial Services Comparator Peer Group (described above in “Compensation Discussion and Analysis”) increased by 11.7% from 2022 to 2023 as compared to our TSR, which decreased by 25.8% over the same time period. The TSR and our Biopharmaceutical Peer and Financial Services Comparator Peer Group increased by 12.9% from 2021 to 2022 as compared to our TSR, which increased by 1.1% over the same time period. The TSR and our Biopharmaceutical Peer and Financial Services Comparator Peer Group increased by 29.4% from 2020 to 2021 as compared to our TSR, which decreased by 18.9% over the same time period.

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Relationship Between Compensation Actually Paid and Supplemental Performance Measures
We generally seek to incentivize long-term performance, and therefore we are providing the following supplemental performance measures which reflect our performance-driven compensation philosophy.
Period	Compensation Actually Paid to CEO(1) (%)	Average Compensation Actually Paid to Non-CEO NEOs (%)	Change in SG&A as % of Portfolio Receipts (%)	Change in Adjusted EBITDA Margin (%)
2022 to 2023	(41.5)	(5.7)	—	—
2021 to 2022	(19.8)	(2.9)	(0.7)	0.7
2020 to 2021	10.7	0.1	(1.3)	1.3
(1)
Amounts shown do not reflect year-over-year changes in the amount of profits of the Manager to which Mr. Legorreta was entitled because Mr. Legorreta does not receive employee compensation for his services.

•
Relationship Between Compensation Actually Paid to our CEO and the Average of the Compensation Actually Paid to the Non-CEO NEOs and our SG&A as a % of Portfolio Receipts. From 2022 to 2023, the compensation actually paid to our CEO and the average of the compensation actually paid to the Non-CEO NEOs decreased by 41.5% and 5.7%, respectively, compared to no change in our SG&A as a % of Portfolio Receipts over the same time period. From 2021 to 2022, the compensation actually paid to our CEO and the average of the compensation actually paid to the Non-CEO NEOs decreased by 19.8% and 2.9%, respectively, compared to a 0.7% decrease in our SG&A as a % of Portfolio Receipts over the same time period. From 2020 to 2021, the compensation actually paid to our CEO and the average of the compensation actually paid to the Non-CEO NEOs increased by 10.7% and 0.1%, respectively, compared to a 1.3% decrease in our SG&A as a % of Portfolio Receipts over the same time period.

•
Relationship Between Compensation Actually Paid to our CEO and the Average of the Compensation Actually Paid to the Non-CEO NEOs and our Adjusted EBITDA Margin. From 2022 to 2023, the compensation actually paid to our CEO and the average of the compensation actually paid to the Non-CEO NEOs decreased by 41.5% and 5.7%, respectively, compared to no change in our Adjusted EBITDA Margin over the same time period. From 2021 to 2022, the compensation actually paid to our CEO and the average of the compensation actually paid to the Non-CEO NEOs decreased by 19.8% and 2.9%, respectively, compared to a 0.7% increase in our Adjusted EBITDA Margin over the same time period. From 2020 to 2021, the compensation actually paid to our CEO and the average of the compensation actually paid to the Non-CEO NEOs increased by 10.7% and 0.1%, respectively, compared to a 1.3% increase in our Adjusted EBITDA Margin over the same time period.

The following chart demonstrates how our Adjusted EBITDA Margin compares to the EBITDA Margins of our Biopharmaceutical Peer and Financial Services Comparator Groups for the last four fiscal years.

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Proposal 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board recommends that shareholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

Our Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.The Audit Committee reviews the performance of the independent registered public accounting firm annually. In making the determination to appoint Ernst & Young LLP, the Audit Committee considered, among other factors, the independence and performance of Ernst & Young LLP, and the quality and candor of Ernst & Young LLP’s communications with the Audit Committee and management. Ernst & Young LLP has served as Royalty Pharma’s independent registered public accounting firm since 2022. Ernst & Young Global Limited’s Irish member firm, Ernst & Young previously served as the independent registered public accounting firm since our IPO and continues to serve as our statutory auditor in the United Kingdom.
At the Annual Meeting, our shareholders are being asked to ratify the appointment of Ernst & Young LLP as Royalty Pharma’s independent registered public accounting firm. Although the appointment of Ernst & Young LLP does not require ratification, the Board has directed that the appointment of Ernst & Young LLP be submitted to shareholders for ratification because we value our shareholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and they will be given an opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.
Independent Registered Public Accounting Firm Fees and Services
The following table shows the billed and expected to be billed fees for professional services rendered by Royalty Pharma’s independent registered public accounting firm for each of the fiscal years ended December 31, 2023 and 2022:
	2023 ($)	2022 ($)
Audit Fees(1)	3,242,645	3,004,742
Audit Related Fees(2)	—	55,000
Tax Fees(3)	608,874	468,943
Other Fees(4)	100,000	—
Total Fees	3,951,519	3,528,685
(1)
“Audit fees” include fees for audit services primarily related to the audit of our annual consolidated financial statements; audits of the effectiveness of our internal control over financial reporting; the review of our quarterly consolidated financial statements; statutory audits; consents and assistance with and review of documents filed with the SEC; and other accounting and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the Public Company Accounting Oversight Board.

(2)	“Audit-related fees” include attestation procedures performed during 2022 on our social bond consisting of $600 million fixed-rate 10-year notes issued in 2021.
(3)
“Tax fees” include fees for tax compliance and advice. Tax advice fees encompass a variety of permissible tax services, including technical tax advice related to federal and state and international income tax matters.

(4)	“Other fees” include attestation procedures performed during 2023 on our greenhouse gas emissions.
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PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Audit Committee Pre-Approval Policies for Audit and Non-Audit Services of Independent Registered Public Accounting Firm
Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm, the scope of services provided by the independent registered public accounting firm and the fees for the services to be performed. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval and the fees for the services performed to date.
All of the services relating to the fees described in the table above were approved by our Audit Committee.
Recommendation and Required Vote
For this resolution to be passed, a simple majority of votes cast (whether in person or by proxy) at the Annual Meeting must be cast in favor of the resolution. Our Board believes that the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024, is advisable and in the best interests of Royalty Pharma and our shareholders. Please note that this vote is advisory and not binding on us or the Board in any way. If Ernst & Young LLP is not ratified by our shareholders, the Audit Committee will review its future selection of Ernst & Young LLP as our independent registered public accounting firm. Even if the auditor is ratified, the Audit Committee may decide to change auditors.
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REPORT OF THE AUDIT COMMITTEE
REPORT OF THE AUDIT COMMITTEE
In accordance with its charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of our accounting and financial reporting processes and its internal and external audit processes. The Audit Committee has implemented procedures to ensure that it devotes the attention necessary to each of the matters assigned to it under its charter.
In discharging its oversight responsibility, the Audit Committee has reviewed and discussed our audited consolidated financial statements and related footnotes contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and the independent registered public accounting firm’s report on those financial statements, with management and with Ernst & Young, our independent registered public accounting firm. Management represented to the Audit Committee that our financial statements in our Annual Report on Form 10-K were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The Audit Committee has discussed with Ernst & Young the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board and the SEC.
As part of its responsibilities for oversight of risk management, the Audit Committee reviewed and discussed our policies with respect to risk assessment and risk management, including discussions of individual risk areas.
The Audit Committee recognizes the importance of maintaining the independence of our independent registered public accounting firm. Consistent with its charter, the Audit Committee has evaluated Ernst & Young’s qualifications, performance, and independence, including that of the lead audit partner. The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee, and has discussed with Ernst & Young, its independence from Royalty Pharma.
Based on the review and discussions described above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, for filing with the SEC.
AUDIT COMMITTEE
Gregory Norden (Chair)
Catherine Engelbert
Henry Fernandez
David Hodgson
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Proposal 4 VOTE TO RECEIVE U.K. ANNUAL REPORT AND ACCOUNTS
The Board recommends that shareholders vote “FOR” to receive the U.K. Annual Report and Accounts for fiscal year ended December 31, 2023.
Under the U.K. Companies Act, we are required to present the U.K. Annual Report and Accounts at a meeting of shareholders, which include the U.K. statutory audited annual accounts and related directors' and auditor's reports for the fiscal year ended December 31, 2023 and we are providing our shareholders at the Annual Meeting an opportunity to receive the U.K. Annual Report and Accounts. The U.K. Annual Report and Accounts will be delivered to the Registrar of Companies in the U.K. following the Annual Meeting.
We will also provide our shareholders an opportunity at the Annual Meeting to ask relevant questions of the representative of Ernst & Young in attendance at the Annual Meeting.
Recommendation and Required Vote
For this resolution to be passed, a simple majority of votes cast (whether in person or by proxy) at the Annual Meeting must be cast in favor of the resolution. Our Board believes that receiving our U.K. Annual Report and Accounts is advisable and in the best interests of Royalty Pharma and our shareholders.
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Proposal 5 VOTE TO APPROVE THE U.K. DIRECTORS’ REMUNERATION POLICY
The Board recommends that shareholders vote ‘“FOR” the approval of the U.K. Directors’ Remuneration Policy as contained in the U.K. Directors’ Remuneration Report.
Pursuant to the U.K. Companies Act, we are required to obtain binding shareholder approval of our U.K. Directors’ Remuneration Policy and we are therefore seeking such binding approval at the Annual Meeting. We are required to seek re-approval for the U.K. Directors’ Remuneration Policy at least every three years. The Company’s first U.K. Directors’ Remuneration Policy was approved at our 2021 annual meeting of shareholders and we are therefore seeking the approval of the U.K. Directors’ Remuneration Policy at this Annual Meeting. The U.K. Directors’ Remuneration Policy proposed for approval by shareholders at the Annual Meeting is substantially consistent with the prior policy approved by our shareholders at the 2021 annual meeting of shareholders.
We are asking shareholders to approve our prospective U.K. Directors’ Remuneration Policy, which is set out in the U.K. Annual Report and Accounts. The U.K. Directors’ Remuneration Policy describes our forward-looking policy on directors' remuneration, including the components of the remuneration of our directors. We believe that our directors' remuneration policy will serve to attract, motivate and retain directors who are important to our long-term success.
In accordance with the U.K. Companies Act, the U.K. Directors’ Remuneration Policy has been approved by and signed on behalf of the Board. We encourage shareholders to read the U.K. Directors’ Remuneration Policy.
If the U.K. Directors’ Remuneration Policy is approved at the Annual Meeting, it will take effect immediately and will be valid for three years without the need for new shareholder approval, unless changes are proposed. All payments by us to our directors and former directors (in their capacity as directors) will be made in accordance with the U.K. Directors’ Remuneration Policy.
If the U.K. Directors’ Remuneration Policy is not approved at the Annual Meeting, we will incur additional expenses to comply with English law as we will be required to hold additional shareholder meetings until the policy is approved. In addition, if the U.K. Directors’ Remuneration Policy is not approved, we may not be able to pay expected compensation to our directors which could materially harm our ability to retain directors.
Recommendation and Required Vote
For this resolution to be passed, a simple majority of votes cast (whether in person or by proxy) at the Annual Meeting must be cast in favor of the resolution. Our Board believes that the adoption of the ordinary resolution approving the U.K Directors’ Remuneration Policy is advisable and in the best interests of Royalty Pharma and our shareholders.
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Proposal 6 VOTE ON A NON-BINDING ADVISORY BASIS TO APPROVE THE U.K. DIRECTORS’ REMUNERATION REPORT
The Board recommends that shareholders vote “FOR” the approval of the U.K. Directors’ Remuneration Report for the fiscal year ended December 31, 2023.
In accordance with U.K. Companies Act, we are required to seek an annual non-binding advisory vote from our shareholders to approve the U.K. Directors' Remuneration Report (other than the U.K. Directors’ Remuneration Policy which is subject to a binding vote at least every three years and is considered in Proposal 5), and we are therefore seeking, shareholders approval, on an advisory basis, of the U.K. Directors’ Remuneration Report. The report sets out the remuneration that has been paid to each person who has served as a director at any time during the fiscal year ended December 31, 2023.
We encourage shareholders to read the U.K. Directors’ Remuneration Report, which can be found in our U.K. Annual Report and Accounts.
As this vote is advisory and not binding, a vote against this proposal will not overrule any decisions made by our Board or our Management Development and Compensation Committee, or require our Board or our Management Development and Compensation Committee to take any action with respect to the remuneration decisions set out therein. However, our Management Development and Compensation Committee will take into account the outcome of the vote when considering future compensation decisions.
Recommendation and Required Vote
For this resolution to be passed, a simple majority of votes cast (whether in person or by proxy) at the Annual Meeting must be cast in favor of the resolution. Please note that this vote is advisory and not binding on us, our Board or the Management Development and Compensation Committee in any way. Our Board believes that the adoption of the ordinary resolution approving the U.K. Directors’ Remuneration Report is advisable and in the best interests of Royalty Pharma and our shareholders.
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Proposal 7 VOTE TO APPROVE RE-APPOINTMENT OF OUR U.K. STATUTORY AUDITOR

The Board recommends that shareholders vote “FOR” the re-appointment of Ernst & Young as our U.K. statutory auditor to hold office until the conclusion of the next general meeting of shareholders at which the U.K. Annual Report and Accounts are presented to shareholders.

The statutory auditor of an English-incorporated company is responsible for conducting the statutory audit of such company's U.K. statutory accounts in accordance with the U.K. Companies Act.
Under the U.K. Companies Act, our U.K. statutory auditor must be appointed at each meeting at which the U.K. Annual Report and Accounts are presented to shareholders. Our current U.K. statutory auditor is Ernst & Young and our Audit Committee has approved their re-appointment to serve as our U.K. statutory auditor for 2023. We are asking shareholders to approve the re-appointment of Ernst & Young to hold office from the conclusion of the Annual Meeting until the conclusion of the next general meeting of shareholders at which the U.K. Annual Report and Accounts are presented to shareholders.
If the re-appointment of Ernst & Young as our U.K. statutory auditor is not approved at the Annual Meeting, the Board may appoint an auditor to fill the vacancy.
Recommendation and Required Vote
For this resolution to be passed, a simple majority of votes cast (whether in person or by proxy) at the Annual Meeting must be cast in favor of the resolution. Our Board believes, following a recommendation to this effect by our Audit Committee, that the re-appointment of Ernst & Young as our U.K. statutory auditor is advisable and in the best interests of Royalty Pharma and our shareholders.
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Proposal 8 VOTE TO AUTHORIZE THE BOARD TO DETERMINE THE REMUNERATION OF OUR U.K. STATUTORY AUDITOR
The Board recommends that shareholders vote “FOR” authorizing them to determine our U.K. statutory auditor’s remuneration.
Under the U.K. Companies Act, the remuneration of our U.K. statutory auditor must be fixed in a general meeting or in such manner as may be determined in a general meeting.
We are asking our shareholders to authorize our Board to determine the remuneration of Ernst & Young in its capacity as our U.K. statutory auditor under the U.K. Companies Act in accordance with applicable law.
Recommendation and Required Vote
For this resolution to be passed, a simple majority of votes cast (whether in person or by proxy) at the Annual Meeting must be cast in favor of the resolution. Our Board believes that authorizing them to determine the remuneration of Ernst & Young as our U.K. statutory auditor is advisable and in the best interests of Royalty Pharma and our shareholders.
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Proposal 9 VOTE TO AUTHORIZE THE BOARD TO ALLOT SHARES
The Board recommends that shareholders vote “FOR” authorizing the Board to allot shares.
This resolution is required under the U.K. Companies Act for the Company to have the on-going flexibility to allot shares or to grant rights to subscribe for, or to convert any security into, shares and is customary for public limited companies incorporated under the laws of England and Wales. This authorization is required as a matter of English law and is an additional step not generally required when companies organized within the United States are issuing shares.
Under the U.K. Companies Act, directors are, with certain exceptions, unable to allot, or issue, shares without being authorized either by the shareholders in a general meeting or by the company’s articles of association. In either case, any such authorization may only last for a maximum period of 5 years. The Company’s existing authorization expires on May 31, 2025, which is before the anticipated date of the Company’s annual general meeting to be held in 2025.
The purpose of this resolution is to give the Board authority to allot shares in the Company on and subject to such terms as the Board shall, in its discretion, consider appropriate.
Other than in connection with routine matters (such as the allotment and issue of shares to directors of the Company pursuant to incentive plans), the Board has no present intention to exercise the authority sought under this resolution. However, the Board believe that it is important for the Company to retain the flexibility to allot shares if the Board determines it is necessary or advisable and in the best interests of shareholders, without incurring the costs or delays associated with calling a special meeting and preparing and circulating proxy materials to approve specific allotments of shares.
The Company therefore proposes that the shareholders at the Annual Meeting provide Board with a new authorization to allot shares in the Company and to grant rights to subscribe for or to convert any security into shares in the Company up to a maximum aggregate nominal amount of $9,049, which represents an amount that is approximately 20% of the Company’s existing issued share capital as of the Record Date).
If granted, this authorization will replace the existing authorization and will expire at the end of the next annual general meeting of the Company or, if earlier, the close of business on the date that is fifteen (15) months after the date on which the resolution is passed, which is in line with the approach taken by public companies listed in the UK. Going forward, the Company intends to seek renewal of this authorization at each year’s annual general meeting of shareholders.
The following resolution is submitted for shareholder vote at the Annual Meeting:
“RESOLVED, that, the directors of the Company be and are hereby generally and unconditionally authorized for the purposes of section 551 of the Companies Act 2006, in substitution for any prior authority conferred upon the directors of the Company (but without prejudice to the continuing authority of the directors of the Company to allot equity securities pursuant to an offer or agreement made by the Company before the expiry of the authority pursuant to which such offer or agreement was made), to exercise all the powers of the Company to allot shares in the Company or grant rights to subscribe for or convert any security into shares in the Company on and subject to such terms as the directors of the Company shall, in their discretion, consider appropriate up to an aggregate nominal amount of $9,049, provided that (unless previously revoked, varied or renewed by the Company) this authority will expire on the earlier of the Company’s annual general meeting in 2025 and 15 months after the date this resolution is passed, save that the directors of the Company may, before this authority expires, make offers or agreements which would or might require shares in the Company to be allotted, or rights to subscribe for or convert securities into shares to be granted, after its expiry and the directors of the Company may allot shares or grant rights to subscribe for or convert securities into shares pursuant to such offers or agreements as if this authority had not expired.”

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Recommendation and Required Vote
For this resolution to be passed, a simple majority of votes cast (whether in person or by proxy) at the Annual Meeting must be cast in favor of the resolution. The approval of this resolution by the Company’s shareholders will not substitute for any approvals that may be required for a specific transaction under any applicable Nasdaq listing rules. Our Board believes that authorizing them to allot shares is advisable and in the best interests of Royalty Pharma and our shareholders.
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Proposal 10 VOTE TO AUTHORIZE THE BOARD TO ALLOT SHARES WITHOUT RIGHTS OF PRE-EMPTION
The Board recommends that shareholders vote “FOR” authorizing the Board to allot shares without rights of pre-emption.
This special resolution, like Proposal 9, is required because the Company is incorporated in England and Wales. Under the U.K. Companies Act, when an allotment of shares is for cash, the Company must first offer those shares on the same terms to existing shareholders of the Company on a pro-rata basis (commonly referred to as statutory pre-emption rights) unless disapplied by authorization of the shareholders in the form of a special resolution approved in a general meeting or by the company’s articles of association. In either case, any such disapplication may only last for a maximum period of 5 years. The Company’s existing disapplication expires on May 31, 2025, which is before the anticipated date of the Company’s annual general meeting to be held in 2025.
The requirement to first offer shares to existing shareholders is an additional step not generally required when companies domiciled in the United States are issuing securities. The Board believe that it is important for the Company to retain the flexibility to issue shares for cash should the directors determine it is necessary or advisable and in the best interests of shareholders, without incurring the costs or delays associated with calling a special meeting and preparing and circulating proxy materials to disapply pre-emption rights in connection with specific allotments of shares.
Other than in the circumstances outlined in Proposal 9 above, the Board has no present intention to exercise the authority sought under this special resolution, but the Board believes it is in the interests of shareholders for the Board to have this flexibility to allot shares for cash, should circumstances change.
In this proposal, the Company is requesting that when the Board allots (issues) shares pursuant to the authorization referenced in Proposal 9 above, it not be required to offer pre-emption rights to existing shareholders.
If granted, this authorization will replace the existing authorization and will expire at the end of the next annual general meeting of the Company or, if earlier, the close of business on the date that is fifteen (15) months after the date on which the special resolution is passed, which is in line with the approach taken by public companies listed in the UK.
The Company intends to seek renewal of this authorization at each year’s annual general meeting of shareholders.
The following resolution is submitted as a special resolution for shareholder vote at the Annual Meeting:
“RESOLVED, that, subject to the passing of Resolution 9, the directors of the Company be and are hereby generally and unconditionally empowered to allot equity securities (as defined in section 560 of the Companies Act 2006) of the Company for cash pursuant to the authority conferred by Resolution 9 and/or to sell equity securities held as treasury shares for cash pursuant to section 727 of the Companies Act 2006 as if section 561(1) of the Companies Act 2006 did not apply to any such allotment or sale, provided that (unless previously revoked, varied or renewed by the Company) this power will expire on the earlier of the Company’s annual general meeting in 2025 and 15 months after the date this special resolution is passed, save that the directors of the Company may, before this power expires, make offers or agreements which would or might require equity securities to be allotted or equity securities held as treasury shares to be sold after its expiry, and the directors of the Company may allot equity securities and/or sell equity securities held as treasury shares pursuant to such offers or agreements as if this power had not expired.”
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Recommendation and Required Vote
For this special resolution to be passed, the affirmative vote of holders of a majority of 75% (or more) of the total ordinary shares cast at the Annual Meeting must be cast in favor of the special resolution. The approval of this special resolution by the Company’s shareholders will not substitute for any approvals that may be required for a specific transaction under any applicable Nasdaq listing rules. Our Board believes that authorizing them to allot shares without rights of pre-emption is advisable and in the best interests of Royalty Pharma and our shareholders.
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GENERAL INFORMATION
GENERAL INFORMATION
This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Royalty Pharma plc for use at our 2024 Annual Meeting of Shareholders.
2024 Annual Meeting Date and Location
Royalty Pharma’s 2024 Annual Meeting which will start at 9:00 a.m., U.S. Eastern Daylight Time, on June 6, 2024, will be our fourth Annual Meeting, and will be held at 110 East 59th Street, New York, New York. References in this Proxy Statement to the Annual Meeting also refer to any adjournments or changes in location of the meeting, to the extent applicable.
Question and Answer Session
We have structured our Annual Meeting so that it provides shareholders with the ability to ask questions in accordance with the meeting rules and procedures, which will be made available at our Annual Meeting.
Delivery of Proxy Materials
These materials were first sent or made available to shareholders on, or about, April 25, 2024. If you previously chose to receive proxy material by e-mail, we have arranged to have these materials delivered to you in accordance with that election. Shareholders may request to receive proxy materials electronically by e-mail during the voting period. Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you revoke it.
If your shares are registered directly in your name with our transfer agent you are considered, with respect to those shares, the shareholder of record, and we are sending this Proxy Statement and the other proxy materials directly to you. As the shareholder of record, you have the right to grant your voting proxy directly to the named proxy holder or to vote in person at the meeting. We have enclosed a proxy card for you to use.
Most shareholders hold their shares through a broker or other nominee rather than directly in their own name. If your shares are held by a broker, trustee or by another nominee, you are considered the beneficial owner of these shares even though they are held in “street-name,” and these proxy materials should be forwarded to you by the broker, trustee or nominee together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and you are invited to attend the Annual Meeting. Since a beneficial owner is not the shareholder of record, you may not vote these shares at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. The 16-digit control number on your proxy card, Notice or voting instruction card will allow you to vote your shares. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to instruct a proxy to vote your shares.
Each shareholder will receive one copy of the Notice of Internet Availability per account even if at the same address, while most banks and brokers will deliver only one copy of such Notice of Internet Availability to consenting “street-name” shareholders (you own shares beneficially in the name of a bank, broker or other person) who share the same address. This procedure reduces our printing and distribution costs. Those who wish to receive separate copies may do so by contacting their bank, broker or other nominee. Similarly, “street-name” shareholders who receive multiple copies of the Notice of Internet Availability at a single address may request that only a single copy be sent to them in the future by contacting their bank, broker or other nominee. If you hold your shares in “street-name” through a broker, bank or other nominee, you must provide the bank, broker, trustee or other nominee with instructions on how to instruct a proxy to vote the shares.
Please follow the voting instructions provided by the bank or broker. Brokers, banks and other nominees who hold shares on behalf of their beneficial owners may not give a proxy to Royalty Pharma plc to vote those shares with respect to any proposals other than Proposals 3 and 6, without specific voting instructions from such beneficial owners.
Any votes cast by street-name shareholders or brokers, banks or other nominees will be treated as though they were votes cast by the shareholder of record. You may not vote shares held in street-name by returning a proxy card directly to Royalty Pharma plc or by voting in person at the Annual Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Any votes cast pursuant to a “legal proxy” will be treated as though they were cast by the shareholder of record.
Procedural Matters
You can vote at the Annual Meeting or any adjournment or postponement thereof if you are a shareholder of record or beneficial owner of our shares on April 12, 2024 (the “Record Date”). In addition, provisions under our Articles of Association allow shareholders of record as of 9:00 a.m., U.S. Eastern Daylight Time, on June 4, 2024, to vote at the Annual Meeting (the “CA Record Date”).
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GENERAL INFORMATION
Beneficial owners must comply with the April 12, 2024 Record Date, as the CA Record Date only applies to shareholders of record. As of April 12, 2024, there were 450,981,030 Class A ordinary shares and 146,456,241 Class B ordinary shares outstanding. Each of those shares entitles its holder to one vote on all matters on which holders of such shares have the right to vote. Shareholders do not have cumulative voting rights.
Voting Procedures
Registered shareholders: Registered shareholders may vote their shares in person, by phone, via the internet or by mail, as described below. If a body corporate, the registered shareholder may appoint a corporate representative to attend the meeting in person and vote their shares.
Beneficial owners whose shares are held in a brokerage account may vote by using the voting instruction form provided by the broker or by phone, the internet or in person as described below.
Beneficial owners whose shares are held by a bank, and who have the power to direct the voting of the shares, can vote using the proxy or voting information form provided by the bank or, if made available by the bank, by phone, the internet or in person as described below.
Beneficial owners whose shares are held in a trust under an arrangement that provides the beneficial owner with the power to direct the voting of the shares in accordance with the provisions of such arrangement.
A beneficial owner can vote at the meeting provided that he or she obtains a “legal proxy” from the person or entity holding the shares for him or her (typically a broker, bank or trustee). A beneficial owner can obtain a legal proxy by making a request to the broker, bank or trustee. Under a legal proxy, the bank, broker or trustee confers all of its rights as a record holder to grant proxies or to vote at the Annual Meeting. Any person who completes a proxy card and returns it, gives a voting instruction or otherwise votes at the Annual Meeting in respect of shares registered in the name of a depositary or its nominee will, for the purposes of our Articles of Association, be doing so on behalf of the relevant depositary or its nominee as the registered holder of such shares.
Vote by internet
Prior to the Annual Meeting – Shareholders of record and beneficial owners of our shares can vote via the internet 24 hours a day until 11:59 p.m., U.S. Eastern Daylight Time, on Wednesday, June 5, 2024.
Voting via the internet is permitted regardless of whether shareholders receive the Annual Meeting materials through the mail or via the internet. Instructions for voting are provided along with your notice, proxy card or voting instruction form. If you vote on the internet, please do not mail your proxy card if you received one (unless you intend for it to revoke your prior internet vote). Your internet vote will authorize the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
Vote by phone
Prior to the Annual Meeting – Shareholders of record can vote by phone. Instructions are provided along with your notice, proxy card or voting instruction form. If you vote by phone, do not mail your proxy card if you received one (unless you intend for it to revoke your prior vote submitted by phone). Your vote by phone will authorize the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
Vote by mail
Prior to the Annual Meeting – If you received this Proxy Statement by mail, simply sign and date the enclosed proxy card or voting instruction form and mail it according to the instructions in your proxy materials. If you mark your choices on the card or voting instruction form, your shares will be voted as you instruct.
Tabulation of Votes
Votes cast by proxy or in person at the meeting will be tabulated by the inspector of elections.
Quorum Requirements and Effect of Abstention and Broker Non-Votes
There must be a quorum of at least two qualifying persons, present in person or by proxy, who together represent at least one-third of the voting rights attached to the shares entitled to vote, present for any business to be transacted at the Annual Meeting. A shareholder present in person, or by proxy, at the Annual Meeting, who abstains from voting on any or all proposals will be included in the determination of shareholders present at the Annual Meeting for the purpose of determining the presence of a quorum, as will broker non-votes. If less than a quorum is represented at the Annual Meeting, the meeting will be adjourned by the chair of the meeting, or as otherwise provided in our Articles of Association, to such other day and such other time and place or electronic platform as determined in accordance with our Articles of Association.
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GENERAL INFORMATION
If you hold shares in “street name” through a broker, in some cases, your shares may be voted even if you do not provide your bank, broker, trustee or other nominee with voting instructions. At the Annual Meeting, a broker will not have discretionary authority to vote on any of the proposals in the absence of timely instructions from the beneficial owners, except for Proposal 3 (ordinary resolution to ratify our Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023) and Proposal 7 (ordinary resolution to re-appoint Ernst & Young as our U.K. statutory auditor under the U.K. Companies Act).
Revocation of Proxies
Shareholders of record may revoke their proxy at any time before it is voted at the Annual Meeting by either:
•	Submitting another timely, later-dated proxy by mail;
•	Delivering timely written notice of revocation in accordance with our Articles of Association; or
•
Voting during the Annual Meeting and voting in person or via the internet. If your shares are held beneficially in street-name, you may revoke your proxy instructions by following the instructions provided by your bank, broker, trustee, nominee or depositary, as applicable.

Annual Meeting Admission
Participation at the Annual Meeting is limited to (a) a beneficial owner on the Record Date; and/or (b) a shareholder of record as of 9:00 a.m., U.S. Eastern Daylight Time on the CA Record Date. Beneficial owners must comply with the April 12, 2024 Record Date, as the June 4, 2024 CA Record Date only applies to shareholders of record.
Registration begins at 8:00 a.m., U.S. Eastern Daylight Time, on June 6, 2024, and you will be asked to present a valid picture identification and proof of share ownership as of the Record Date or CA Record Date. If you hold shares in a brokerage account, you must bring a copy of a brokerage account statement reflecting your share ownership as of the Record Date. If you plan to attend as the proxy or attorney of a shareholder, the shareholder must provide valid proof of your appointment no later than 11:59 p.m., U.S. Eastern Daylight Time, on June 5, 2024. If you plan to attend as a representative of a body corporate you must bring evidence of appointment to the Annual Meeting. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option. Cameras, recording devices and other electronic devices will not be permitted.
If it is determined that a change in the date, time or location of the Annual Meeting is advisable or required, an announcement of such changes will be made through a press release, additional proxy materials filed with the SEC, and on the Investor Relations section of our website. Please check this website in advance of the meeting date if you are planning to attend in person.
Announcement of the Voting Results
We will announce the preliminary voting results at the Annual Meeting. We will report the final results in a current report on Form 8-K filed with the SEC shortly after the Annual Meeting. The results of the polls taken on the resolutions at the Annual Meeting and any other information required under the U.K. Companies Act will be made available on our website at www.royaltypharma.com under “Investors” as soon as reasonably practicable following the Annual Meeting and for a period of two years thereafter.
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ADDITIONAL INFORMATION
Additional Information
Solicitation of Proxies
The Proxy accompanying this Proxy Statement is solicited by our Board. Proxies may be solicited by our officers, directors and employees, none of whom will receive any additional compensation for their services. We have retained Innisfree M&A Incorporated (“Innisfree”) to act as a proxy solicitor in conjunction with the Annual Meeting. We have agreed to pay Innisfree $25,000, plus reasonable out-of-pocket expenses, for proxy solicitation services.
Shareholder Proposals and Director Nominations
Shareholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in our 2025 proxy materials to be distributed in connection with next year’s annual meeting must submit their proposal so they are received by our Chief Legal Officer at the address provided below no later than the close of business on December 26, 2024.
Our Articles of Association provide for an advance notice procedure outside of SEC Rule 14a-8 for shareholders who wish to nominate persons for election to the Board or a proposal of business. Should an eligible shareholder or shareholders desire to nominate a candidate for director or propose any other business at the 2025 Annual Meeting, such shareholder must give us timely written notice. As required under our Articles of Association, to be timely for the 2025 Annual Meeting, a shareholder’s notice of a director nomination must be delivered to Royalty Pharma plc, c/o Company Secretary at The Pavilions, Bridgwater Road, Bristol, United Kingdom, BS13 8AE not earlier than the 120th day, no later than the 90th day before the anniversary of the date of the 2024 Annual Meeting. As a result, any nomination given by a shareholder pursuant to these provisions of our Articles of Association (and not pursuant to SEC Rule 14a-8) must be received no earlier than the close of business (5:00 p.m., U.S. Eastern Standard Time) on February 6, 2025, and no later than the close of business (5:00 p.m., U.S. Eastern Standard Time) on March 8, 2025, unless our 2024 Annual Meeting date occurs more than 30 days before or 60 days after June 6, 2025. In that case, notice of the nomination must be received by Royalty Pharma plc, c/o Company Secretary at The Pavilions, Bridgwater Road, Bristol, United Kingdom, BS13 8AE not earlier than close of business on the 120th day before the 2025 Annual Meeting and not later than the close of business on the date that is the later of (i) the 90th day before the 2025 Annual Meeting, and (ii) if the first public announcement of the date of such Annual Meeting is less than 100 days prior to the date of the Annual Meeting, the 10th day following the day on which Royalty Pharma first publicly announces the date of such meeting. The public announcement of an adjournment or postponement of an Annual Meeting shall not commence a new time period (or extend any time period) for the giving of a shareholder’s nomination as described above. The shareholder’s nomination must comply with applicable laws and our Articles of Association, which is available to shareholders free of charge upon request to our Chief Legal Officer at the address provided below. Our Articles of Association is also available on our website at www.royaltypharma.com.
In addition to satisfying all of the requirements under our Articles of Association, to comply with the universal proxy card rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide a notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 7, 2025. This advance notice requirement under Rule 14a-19 does not override or supersede a longer advance notice requirement under our Articles of Association.
In addition to SEC Rule 14a-8, 14a-19 and our Articles of Association, Section 338 of the U.K. Companies Act provides that (i) shareholders representing 5% or more of the total voting rights of all shareholders (excluding voting rights attached to any treasury shares) or (ii) 100 or more persons (being either (A) members who have a right to vote at the 2025 Annual Meeting and hold shares in Royalty Pharma plc on which there has been paid up an average sum, per shareholder, of at least £100 or (B) persons satisfying the requirements set out in Section 153(2) of the U.K. Companies Act) have the right to require us to give shareholders notice of a resolution which may properly be moved and is intended to be moved at the 2025 Annual Meeting. Such requests, made by the requisite number of shareholders, must be received by us not later than six weeks before the 2025 Annual Meeting or, if later, the date on which notice of the 2025 Annual Meeting is given. In addition, requests may be in hard copy form or in electronic form, must identify the resolution of which notice is to be given and must be authenticated by the person or persons making it. Requests are to be submitted to Royalty Pharma plc, c/o Company Secretary at The Pavilions, Bridgwater Road, Bristol, United Kingdom, BS13 8AE. Pursuant to Section 338 of the U.K. Companies Act, a resolution will not be moved if (i) it would, if passed, be ineffective (whether by reason of inconsistency with any enactment or our Articles of Association or otherwise); (ii) it is defamatory of any person; or (iii) it is frivolous or vexatious.
Request for a copy of our Articles of Association must be addressed to the Chief Legal Officer at Royalty Pharma plc, 110 East 59th Street, New York, New York, 10022, USA.
Website Publication of Audit Concerns
Under Section 527 of the U.K. Companies Act, shareholders meeting the threshold requirements set out in that section have the right to require us to publish on a website a statement setting out any matter relating to:
•	the audit of our accounts (including the auditor’s report and the conduct of the audit) that are to be laid before the Annual Meeting; or
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ADDITIONAL INFORMATION
•	any circumstances connected with an auditor of the Company ceasing to hold office since the previous annual general meeting.
We may not charge the shareholders requesting any such website publication to pay our expenses to publish such statement. We must also forward the statement to our auditor not later than the time when we publish the statement on our website. The business which may be dealt with at the Annual Meeting includes any statement that we have been required under Section 527 of the U.K. Companies Act to publish on our website.
House Holding and Combining Accounts
Each registered shareholder (those that own shares in their own name on the books of our transfer agent) will receive one copy each of this Proxy Statement per account, even if at the same address.
The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for Proxy Statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single Proxy Statement and annual report to those shareholders. This process, which is commonly referred to as “house holding,” is intended to reduce the volume of duplicate information shareholders receive and also reduce expenses for companies. While we do not utilize house holding, some intermediaries may be house holding our proxy materials and annual report. Once you have received notice from your broker or another intermediary that it will be house holding materials to your address, house holding will continue until you are notified otherwise or until you revoke your consent. If you hold your shares through an intermediary that sent a single Proxy Statement and annual report to multiple shareholders in your household, we will promptly deliver a separate copy of each of these documents to you if you send a written request to us at: 110 East 59th Street, New York, New York, 10022, USA or fax a request to +1 (212) 883-2260. You may also submit a request by telephone (from U.S. and Canada only) using the toll-free number listed on the proxy card. If you hold your shares through an intermediary that is utilizing house holding and you want to receive separate copies of our annual report and Proxy Statement in the future, or if you are receiving multiple copies of our proxy materials and annual report and wish to receive only one, you should contact your bank, broker or other nominee record holder.
Where You Can Find More Information
Our public internet site is www.royaltypharma.com. We make available free of charge, on our website at www.royaltypharma.com, under “Investors - SEC Filings,” our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Proxy Statements and Forms 3, 4 and 5 filed on behalf of directors and executive officers and any amendments to those reports filed or furnished pursuant to the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Also posted on our website are charters for our Audit Committee, Management Development and Compensation Committee, and Nominating and Corporate Governance Committee. Copies of these charters and our Corporate Governance Guidelines (which includes the lead independent director role) and Code of Business Conduct and Ethics governing our directors, officers and employees are also posted on our website under “Investors – Corporate governance.” Copies of these documents may be requested in print, at no cost, by telephone at +1 (212) 883-0200 or by mail at Royalty Pharma plc, 110 East 59th Street, New York, New York, 10022, USA, Attention: Investor Relations.
In addition, you can access all of Royalty Pharma’s corporate responsibility reporting, including our Corporate Responsibility Report, GRI and SASB Summary and EEO-1 Report, as well as key corporate responsibility policies, through our website under “Responsibility—Responsibility resource center.”
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Appendix A — ReconciliationS of Non-GAAP Measures
In addition to financial results determined in accordance with U.S. generally accepted accounting principles (“GAAP”), we provide non-GAAP financial measures (as defined in Item 10(e) of Regulation S-K of the Securities Exchange Act of 1934, as amended) below:
The table below presents Adjusted EBITDA and Portfolio Cash Flow for 2023 and 2022, each as calculated according to their respective definition in our Credit Agreement (in thousands):
	Years Ended December 31,
	2023	2022
Portfolio Receipts	$3,048,713	$2,789,293
Payments for operating and professional costs	(243,012)	(222,969)
Adjusted EBITDA (non-GAAP)	$2,805,701	$2,566,324
Interest paid, net	(97,564)	(145,157)
Portfolio Cash Flow (non-GAAP)	$2,708,137	$2,421,167
Adjusted EBITDA and Portfolio Cash Flow are non-GAAP liquidity measures that exclude the impact of certain items and therefore have not been calculated in accordance with GAAP. We caution readers that amounts presented in accordance with our definitions of Adjusted EBITDA and Portfolio Cash Flow may not be the same as similar measures used by other companies or analysts. We compensate for these limitations by using the non-GAAP measures as supplements to GAAP measures and by presenting the reconciliation of the non-GAAP measures to their most comparable GAAP measure, being Net cash provided by operating activities.
A reconciliation of Adjusted EBITDA and Portfolio Cash Flow to Net cash provided by operating activities, the closest GAAP measure, is presented below (in thousands):
	Years Ended December 31,
	2023	2022
Net cash provided by operating activities (GAAP)	$2,987,802	$2,143,980
Adjustments:
Proceeds from available for sale debt securities(1),(2)	1,440	542,044
Distributions from equity method investees(2)	43,882	—
Interest paid, net(2)	97,564	145,157
Development-stage funding payments - ongoing	2,000	2,106
Development-stage funding payments - upfront and milestone	50,000	175,000
Distributions to legacy non-controlling interests - Portfolio Receipts(2)	(376,987)	(441,963)
Adjusted EBITDA (non-GAAP)	$2,805,701	$2,566,324
Interest paid, net(2)	(97,564)	(145,157)
Portfolio Cash Flow (non-GAAP)	$2,708,137	$2,421,167
(1)
In the fourth quarter of 2023, we began receiving quarterly payments on the return of the first tranche of the Cytokinetics Commercial Launch Funding (presented as Proceeds from available for sale debt securities on the statement of cash flows). In 2022, amount relates to the quarterly redemptions of the Series A Biohaven Preferred Shares and the accelerated redemption payments of all outstanding Series A and Series B Preferred Shares following Pfizer’s acquisition of Biohaven in October 2022 (presented as Proceeds from available for sale debt securities on the statement of cash flows).

(2)	The table below shows the line item for each adjustment and the direct location for such line item on the statements of cash flows.
Reconciling Adjustment	Statements of Cash Flows Classification
Interest paid, net	Operating activities (Interest paid less Interest received)
Distributions from equity method investees	Investing activities
Proceeds from available for sale debt securities	Investing activities
Distributions to legacy non-controlling interests - Portfolio Receipts	Financing activities
Royalty Pharma	2024 Proxy Statement | A-1

ROYALTY PHARMA

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions electronically up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON
If you would like to attend the Annual General Meeting and vote in person, please review the requirements in the accompanying proxy statement.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V50511-P08077 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

ROYALTY PHARMA PLC

The Board of Directors recommends a vote FOR the election of all the nominees for Director in Proposal 1 - Election of Directors and FOR Proposals 2 – 10.

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Pablo Legorreta	☐	☐	☐
1b. Henry Fernandez	☐	☐	☐
1c. Bonnie Bassler, Ph.D.	☐	☐	☐
1d. Errol De Souza, Ph.D.	☐	☐	☐
1e. Catherine Engelbert	☐	☐	☐
1f. David Hodgson	☐	☐	☐
1g. Ted Love, M.D.	☐	☐	☐
1h. Gregory Norden	☐	☐	☐
2. A non-binding advisory vote to approve executive compensation.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V50512-P08077

ROYALTY PHARMA PLC
Annual General Meeting of Shareholders
June 6, 2024, 9:00 AM U.S. Eastern Daylight Time

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) each and any of Pablo Legorreta, Terrance Coyne and George Lloyd, as proxies, each with the power of substitution, and hereby authorize(s) each and any of them to represent and vote the ordinary shares of the undersigned with all the powers which the undersigned would possess if personally present, at the Annual General Meeting of Shareholders of Royalty Pharma plc to be held at 9:00 AM (U.S. Eastern Daylight Time) on June 6, 2024 at 110 East 59th Street, New York, New York 10022 and at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of all nominees for Director in Proposal 1 – Election of Directors and FOR Proposals 2, 3, 4, 5, 6, 7, 8, 9 and 10.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side